                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     Filed by the Registrant [X]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:

     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))


     [X] Definitive Proxy Statement

     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                                 Shoney's, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [ ] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.


     (1) Title of each class of securities to which transaction applies:

         Common Stock, $1.00 par value per share, of Shoney's, Inc.
--------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:

         52,031,248 shares
--------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

      The filing fee was determined based upon the product of 52,031,248 shares of Shoney's common stock and the merger consideration of $0.36 per share in cash. In accordance with Exchange Act Rule 0-11, the filing fee was determined by multiplying the amount calculated pursuant to the preceding sentence by 1/50 of one percent.
--------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

         $18,731,249.28
--------------------------------------------------------------------------------
     (5) Total fee paid:

         $3,746.25
--------------------------------------------------------------------------------


     [X] Fee paid previously with preliminary materials.


     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

--------------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------
     (3) Filing Party:

--------------------------------------------------------------------------------
     (4) Date Filed:

--------------------------------------------------------------------------------

                            [SHONEY'S INC.(R) LOGO]


                                                                   March 5, 2002


Dear Shoney's, Inc. Shareholder:


    We invite you to attend a special meeting of shareholders of Shoney's, Inc. to be held at 10:00 a.m., Central time, on Wednesday, April 10, 2002, in the Fifth Floor Auditorium of the AmSouth Center, located at 300 Union Street, Nashville, Tennessee. At the special meeting, we will ask you to approve the merger of LSF4 Acquisition, LLC with Shoney's. LSF4 Acquisition was formed by Lone Star U.S. Acquisitions LLC and U.S. Restaurant Properties Operating Limited Partnership solely for the purpose of acquiring all of our outstanding shares of common stock.


    The merger will be accomplished pursuant to a merger agreement between Lone Star, U.S. Restaurant Properties, LSF4 Acquisition and Shoney's, which we entered into on January 24, 2002. If we complete the merger, you will receive $0.36 in cash, without interest, in exchange for each share of Shoney's common stock you own. As a result of the merger, all of our outstanding shares of common stock will be owned by Lone Star, or one if its affiliates, and U.S. Restaurant Properties.

    Your Board of Directors carefully reviewed and considered the terms and conditions of the proposed merger and unanimously approved the merger agreement and the merger. In arriving at its decision, the Board of Directors gave careful consideration to a number of factors described in the accompanying proxy statement, including the opinion of its financial advisor, McDonald Investments Inc., to the effect that the $0.36 per share merger price is fair, from a financial point of view, to the holders of our common stock. We have included a copy of McDonald Investments' written opinion as Appendix B to the accompanying proxy statement, and urge you to read it in its entirety. The Board of Directors believes that the terms of the merger agreement and the merger are fair to, and in the best interests of, Shoney's and its shareholders and unanimously recommends that you vote FOR approval and adoption of the merger agreement and the merger.


    Completion of the merger is subject to a number of conditions, including approval of the merger agreement by the affirmative vote of the holders of at least a majority of the outstanding shares of our common stock. Accordingly, it is important that your shares be represented at the special meeting, either in person or by proxy. Please complete, date, sign and promptly return the enclosed proxy card. Alternatively, you may vote by using the Internet or the telephone. Instructions for using these convenient services are set forth in the enclosed proxy card. If you later decide to attend the special meeting and vote in person, or if you wish to revoke your proxy for any reason prior to the vote at the special meeting, you may do so by any one of the methods described in the accompanying proxy statement and your proxy will have no further effect. If you do not vote, it will have the same effect as voting against the merger agreement and the merger.


    The enclosed Notice of Special Meeting of Shareholders and proxy statement explain the proposed merger and provide specific information about the special meeting. Please read these materials carefully. In addition, you may obtain information about us from documents that we have filed with the Securities and Exchange Commission.


    If you do not vote in favor of the merger agreement and the merger, you will have the right to dissent and demand payment of the "fair value" (which may be more than, equal to, or less than the merger consideration) of your shares of common stock if the merger is completed. To do so, however, you must properly exercise your dissenter's rights under Tennessee law in accordance with the procedures described beginning on page 23 of the accompanying proxy statement.


    On behalf of the Board of Directors, I thank you for your support and urge you to vote FOR approval and adoption of the merger agreement and the merger.

                                          Sincerely,

                                          /s/ William M. Wilson

                                          WILLIAM M. WILSON
                                          Chairman of the Board and President


This proxy statement is dated March 5, 2002 and was first mailed to shareholders on or about March 11, 2002.

                             SHONEY'S INC.(R) LOGO

                               1727 ELM HILL PIKE
                           NASHVILLE, TENNESSEE 37210

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS


              DATE:   Wednesday, April 10, 2002

              TIME:   10:00 a.m.

             PLACE:   AmSouth Center
                      Fifth Floor Auditorium
                      300 Union Street
                      Nashville, Tennessee 37237

 ITEMS OF BUSINESS:   (1) To consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger, dated as of January 24,
                          2002, by and among Lone Star U.S. Acquisitions LLC, U.S.
                          Restaurant Properties Operating Limited Partnership,
                          LSF4 Acquisition, LLC and Shoney's, Inc., and the merger
                          of LSF4 Acquisition with and into Shoney's. In the
                          merger, each issued and outstanding share of Shoney's
                          common stock (other than shares held by shareholders who
                          perfect dissenters' rights under Tennessee law) will be
                          canceled and converted into the right to receive $0.36
                          per share in cash, without interest; and
                      (2) To conduct any other business properly brought before
                          the special meeting or any adjournment or postponement of
                          the special meeting.

      WHO MAY VOTE:   You can vote if you were a shareholder of record as of the close of business on March 5, 2002.

DISSENTERS' RIGHTS:   You have the right to dissent from the proposed merger and, upon compliance with the procedural requirements of the
                      Tennessee Business Corporation Act, to receive the "fair
                      value" of your shares if the merger is completed. See
                      "Special Factors -- Dissenters' Rights" in the attached
                      proxy statement. A copy of the relevant chapter of the
                      Tennessee Business Corporation Act regarding dissenters'
                      rights is attached to the proxy statement as Appendix C.

   DATE OF MAILING:   The proxy statement and the form of proxy are first being
                      mailed to shareholders on or about March 11, 2002.

                      By Order of the Board of Directors,

                      /s/ F.E. MCDANIEL, JR.

                      F. E. MCDANIEL, JR.
                      Secretary, Treasurer and General Counsel
Nashville, Tennessee
March 5, 2002

                               SUMMARY TERM SHEET

     The following summarizes the most relevant and material aspects and consequences of our proposed merger with LSF4 Acquisition, LLC, but does not contain all information that may be important to consider when evaluating the merits of the proposed merger. We encourage you to read fully this proxy statement and its appendices before voting on the merger agreement and the merger.

     - Lone Star U.S. Acquisitions LLC and U.S. Restaurant Properties Operating Limited Partnership formed LSF4 Acquisition to acquire all of the outstanding shares of Shoney's common stock for $0.36 per share in cash.

     - As a result of the merger:

      - Lone Star, or one of its affiliates, and U.S. Restaurant Properties will own all of the outstanding shares of our common stock;

      - We will no longer be a public company; and

      - Our common stock will no longer be traded in, or quoted on, the over-the-counter market.


     - The Board of Directors has determined that the merger is fair to, and in the best interests of, Shoney's and our shareholders. The Board of Directors received a written opinion from McDonald Investments Inc., its financial advisor, that as of January 21, 2002, the $0.36 per share merger price is fair, from a financial point of view, to the holders of our common stock. Please read "Special Factors -- Opinion of the Financial Advisor" beginning on page 16.



     - The Board of Directors has unanimously approved the merger agreement and the merger and recommends that you vote to approve and adopt the merger agreement and the merger. Please read "Special Factors -- Recommendations of the Board of Directors; Reasons for the Merger" beginning on page 14.



     - The merger agreement and the merger must be approved and adopted by the holders of a majority of the outstanding shares of our common stock. Our directors and executive officers, who hold an aggregate of approximately 3.6% of our common stock as of March 5, 2002, have agreed to vote in favor of the merger agreement and the merger. Please read "Information Concerning the Special Meeting" beginning on page 9 and "The Merger Agreement -- Conditions to the Merger" beginning on page 30.



     - Tennessee law entitles shareholders who do not vote in favor of the merger and who fulfill other procedural requirements to dissent from the merger and obtain the "fair value" of their shares. Please read "Special Factors -- Dissenters' Rights" beginning on page 23.



     - Your receipt of cash in the merger will be a taxable transaction to you. Please read "Special Factors -- Material Federal Income Tax Consequences" beginning on page 21.

                               TABLE OF CONTENTS


QUESTIONS AND ANSWERS ABOUT THE MERGER......................    1
SUMMARY.....................................................    3
  The Parties...............................................    3
     Shoney's...............................................    3
     LSF4 Acquisition.......................................    3
     Lone Star and U.S. Restaurant Properties...............    3
  The Special Meeting.......................................    4
     Date, Time, Place and Matters to be Considered.........    4
     Vote Required..........................................    4
     Record Date for Voting.................................    4
  The Merger................................................    4
     What You Will Receive in the Merger....................    4
     Background of the Merger; Reasons for the Merger.......    4
     Recommendations of the Board of Directors..............    4
     Opinion of the Financial Advisor.......................    4
     Potential Risks Associated with the Failure to Approve
      the Merger............................................    5
     Interests in the Merger that Differ from Your
      Interests.............................................    5
     Limitation on Considering Other Acquisition
      Proposals.............................................    5
     Conditions to the Merger...............................    6
     Termination of the Merger Agreement....................    6
     Termination Fees and Expenses..........................    7
     Dissenters' Rights.....................................    8
     Material Federal Income Tax Consequences...............    8
     Regulatory Requirements................................    8
INFORMATION CONCERNING THE SPECIAL MEETING..................    9
  Date, Time and Place of the Special Meeting...............    9
  Purpose of the Special Meeting............................    9
  Record Date; Quorum; Outstanding Common Stock Entitled to
     Vote...................................................    9
  Voting Rights.............................................    9
  Voting and Revocation of Proxies..........................    9
  Solicitation of Proxies...................................   10
  Other Matters.............................................   10
SPECIAL FACTORS.............................................   11
  Background of the Merger..................................   11
  Recommendations of the Board of Directors; Reasons for the
     Merger.................................................   14
  Opinion of the Financial Advisor..........................   16
  Potential Risks Associated with the Failure to Approve the
     Merger.................................................   19
  Certain Litigation........................................   20
  Interests in the Merger that Differ from Your Interests...   20
  Material Federal Income Tax Consequences..................   21
  Dissenters' Rights........................................   23

THE MERGER AGREEMENT........................................   25
  Description of the Merger.................................   25
     Conversion of Common Stock.............................   25
     Exchange of Common Stock Certificates..................   25
     Stock Options..........................................   26
  Representations and Warranties............................   26
  Covenants Under the Merger Agreement......................   27
  Limitations on Considering Other Acquisition Proposals....   28
  Other Agreements..........................................   30
  Conditions to the Merger..................................   30
  Termination of the Merger Agreement.......................   31
  Termination Fees and Expenses.............................   32
  Amendment; Waiver.........................................   33
REGULATORY MATTERS..........................................   34
PRICE RANGE OF COMMON STOCK AND DIVIDENDS...................   34
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT................................................   35
  Stock Ownership of Management.............................   35
  Stock Ownership of Certain Beneficial Owners..............   36
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS...   37
OTHER INFORMATION...........................................   38
  Proposals by Our Shareholders.............................   38
  Where You Can Find More Information.......................   38

APPENDIX A..................................................  A-1
APPENDIX B..................................................  B-1
APPENDIX C..................................................  C-1

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: WHAT AM I BEING ASKED TO VOTE ON AT THE SPECIAL MEETING?

A: You are being asked to vote on the merger agreement that provides for the merger of LSF4 Acquisition, a Delaware limited liability company formed by Lone Star and U.S. Restaurant Properties, with and into Shoney's.

Q: WHAT WILL I RECEIVE IF THE MERGER IS COMPLETED?

A: If the merger is completed, you will receive $0.36 in cash, without interest, in exchange for each share of our common stock that you own at the time of the merger.

Q: WHAT EFFECT WILL THE MERGER HAVE ON SHONEY'S?


A: We will be merged with LSF4 Acquisition and will be the surviving corporation in the merger. After the merger has been completed, Lone Star, or one of its affiliates, and U.S. Restaurant Properties will own all of our outstanding shares of common stock, which will no longer be publicly traded.


Q: WHAT IS THE BOARD OF DIRECTORS' RECOMMENDATION?

A: The Board of Directors, unanimously, has:

   - Determined that the terms of the merger agreement and the merger are fair to you and in your and Shoney's best interests;

   - Recommended the merger agreement and the merger; and

   - Recommended that you vote FOR approval and adoption of the merger agreement and the merger.

     In making this determination, the Board of Directors carefully reviewed and evaluated the terms and conditions of the merger agreement and the merger. The Board of Directors considered the opinion of its financial advisor, McDonald Investments, to the effect that the $0.36 in cash per share of our common stock to be received by you in the merger is fair to the holders of our common stock, from a financial point of view.

Q: WHAT VOTE OF SHAREHOLDERS IS REQUIRED TO APPROVE THE MERGER AGREEMENT AND THE
   MERGER?


A: The merger agreement and the merger must be approved by the affirmative vote of the holders of a majority of the outstanding shares of Shoney's common stock. Our directors and executive officers have agreed, pursuant to separate voting agreements, to vote all of their shares of our common stock to approve the merger agreement and the merger. There are 1,848,162 shares of our common stock subject to these voting agreements, which represent approximately 3.6% of the outstanding shares of our common stock as of March 5, 2002.


Q: WHAT DO I NEED TO DO NOW?


A: You should complete, date and sign your proxy card and mail it in the enclosed return envelope as soon as possible so that your shares may be represented at the special meeting, even if you plan to attend the special meeting in person. Alternatively, you may submit your vote over the Internet or by telephone using the procedures described in the enclosed proxy card.



Q: MAY I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD OR VOTED USING
   THE INTERNET OR TELEPHONE?



A: Yes. You may change your vote by submitting a later-dated, signed proxy
   (including a proxy submitted via the Internet or by telephone) or a written revocation before the special meeting or by attending the special meeting and voting in person. Your attendance at the special meeting will not, by itself, revoke your proxy; you must also vote your shares in person at the special meeting. If you have instructed a broker to vote your shares, you must follow the directions received from your broker to change those instructions.

Q: MAY I VOTE IN PERSON?


A: Yes. If your shares are not held in "street name," you may attend the special meeting and vote your shares in person, rather than signing and returning your proxy card or voting using the Internet or telephone.


Q: WILL MY BROKER VOTE MY SHARES HELD IN "STREET NAME" FOR ME?

A: Your broker will vote your shares only if you provide instructions on how to vote. You should follow the procedures provided by your broker as to how to vote your shares.


Q: WHAT HAPPENS IF I DO NOT SUBMIT MY PROXY OR IF I ABSTAIN FROM VOTING?



A: If you do not submit your proxy (whether by mail, Internet or telephone) or do not instruct your broker to vote your shares or if you abstain from voting, it will have the same effect as a vote against the merger agreement and the merger.


Q: SHOULD I SEND MY STOCK CERTIFICATES NOW?

A: No. If the merger is completed, we will send you written instructions for exchanging your stock certificates for the merger consideration.

Q: WHAT ARE THE TAX CONSEQUENCES OF THE MERGER?


A: The merger will be a taxable transaction to you for federal income tax purposes. A brief summary of the possible tax consequences to you appears under the heading "Special Factors -- Material Federal Income Tax Consequences" beginning on page 21 of this proxy statement. You should consult your tax advisor as to the tax effect of your particular circumstances.


Q: WHAT RIGHTS DO I HAVE TO DISSENT FROM THE MERGER?


A: If the merger is to be completed, but you do not wish to exchange your shares of our common stock for the merger consideration, you have the right under Tennessee corporate law to dissent from the merger and obtain the "fair value" of your shares. This right is subject to a number of restrictions and technical requirements that are summarized under the heading "Special
   Factors -- Dissenters' Rights" beginning on page 23 of this proxy statement. A complete copy of the relevant chapter of the Tennessee code regarding dissenters' rights is included in this proxy statement as Appendix C. The "fair value" of your shares may be more than, equal to, or less than the merger consideration to be paid in the merger.


Q: WHEN WILL THE MERGER BE EFFECTIVE?

A: The merger will be effective when articles of merger are filed with the Secretary of State of Tennessee and a certificate of merger is filed with the Secretary of State of Delaware. Subject to the satisfaction or waiver of certain closing conditions, we plan to file the articles and certificate on the same day as, or the next day after, the merger agreement and the merger are approved by our shareholders at the special meeting.

Q: WHO CAN HELP ANSWER MY QUESTIONS?

A: If you have additional questions about the merger agreement or the merger or would like additional copies of this proxy statement, you should call F.E. McDaniel, Jr. at Shoney's at (615) 231-2673.

                                    SUMMARY

     This summary highlights selected information from this proxy statement but may not contain all of the information that is important to you. For additional information concerning the merger and the terms and conditions of the merger agreement, and to understand the merger more fully, you should read this entire proxy statement, including the appendices and the other documents referred to in this proxy statement. The merger agreement is described below and is included in this proxy statement as Appendix A.


THE PARTIES


  SHONEY'S


     We are a diversified food service chain that consists of Shoney's Restaurants and Captain D's restaurants. Shoney's Restaurants are family dining restaurants offering full table service and a broad menu, and Captain D's are quick-service restaurants specializing in seafood. As of February 17, 2002, we operated and franchised a chain of 935 restaurants in 28 states.



     Our common stock is traded on the OTC Bulletin Board under the symbol "SHOY." Information about us is available on our World Wide Web site on the Internet at www.shoneys.com. We, however, are not incorporating by reference any information from our World Wide Web site into this proxy statement. Our principal business address is 1727 Elm Hill Pike, Nashville, Tennessee 37210, and our telephone number is (615) 391-5201.


  LSF4 ACQUISITION


     Lone Star and U.S. Restaurant Properties formed LSF4 Acquisition for the sole purpose of acquiring all of our outstanding shares of common stock. In the merger, LSF4 Acquisition will be merged with and into Shoney's, with Shoney's being the surviving corporation. The business address of LSF4 Acquisition is 600 North Pearl Street, Suite 1550, Dallas, Texas 75201, and its telephone number is
(214) 754-8400.


  LONE STAR AND U.S. RESTAURANT PROPERTIES


     Lone Star is a Delaware limited liability company and an affiliate of Lone Star Funds. Lone Star Funds, founded in 1993, is a group of private funds that invests globally in a broad range of real estate related investments, including secured and unsecured non-performing loans, and real estate debt and equity investments. The group has invested more than $4 billion of equity capital and has affiliate offices in Dallas, London, Tokyo and Seoul. The group is an investor in U.S. Restaurant Properties, Inc. The United States business address of Lone Star is 600 North Pearl Street, Suite 1550, Dallas, Texas 75201, and its telephone number is (214) 754-8400.


     Subsequent to the date of the merger agreement, Lone Star assigned its ownership interests in LSF4 Acquisition and its rights under the merger agreement to an affiliate, F&C Global OwnCo, L.P., a Bermuda limited partnership. The business address of F&C Global OwnCo is Gibbons Building, Suite 102, 10 Queen Street, Hamilton HM 11, Bermuda and its telephone number is (441) 292-7890. References in this proxy statement to "Lone Star" refer to either Lone Star U.S. Acquisitions LLC or F&C Global OwnCo, L.P. as the context indicates.


     U.S. Restaurant Properties is a Delaware limited partnership and an affiliate of U.S. Restaurant Properties, Inc. U.S. Restaurant Properties, Inc. is a non-taxed financial services and real estate company dedicated to acquiring, managing and financing branded chain restaurant properties (such as Burger King(R), Arby's(R), Chili's(R) and Pizza Hut(R)) and other service retail properties. U.S. Restaurant Properties, Inc. currently owns or finances approximately 810 properties located in 48 states. The business address of U.S. Restaurant Properties is 12240 Inwood Road, Suite 300, Dallas, Texas 75244, and its telephone number is (972) 387-1487.

     Prior to entering into the merger agreement, affiliates of Lone Star and U.S. Restaurant Properties acquired the outstanding indebtedness under a senior credit facility, pursuant to which one of our subsidiaries, Captain D's, Inc., was indebted. The senior credit facility totaled $135 million and had been scheduled to mature on March 31, 2002. In connection with the acquisition of the indebtedness, those affiliates agreed to extend the maturity of the senior credit facility through October 31, 2002 and to certain other modifications. Those modifications are set forth in a fifth amendment to the senior credit facility, which is an exhibit to the Form 8-K filed with the SEC on January 31, 2002.

THE SPECIAL MEETING


  DATE, TIME, PLACE AND MATTERS TO BE CONSIDERED (PAGE 9)



     The special meeting will be held at 10:00 a.m., Central time, on Wednesday, April 10, 2002, in the Fifth Floor Auditorium of the AmSouth Center, located at 300 Union Street, Nashville, Tennessee. At the special meeting, you will be asked to consider and vote upon the merger agreement and the merger.



  VOTE REQUIRED (PAGE 9)



     The merger agreement and the merger must be approved by the affirmative vote of the holders of a majority of our outstanding common stock. Holders of our common stock are entitled to one vote for each share of common stock held by them at the close of business on March 5, 2002. Our directors and executive officers have agreed, pursuant to separate voting agreements, to vote all of their shares of our common stock in favor of the merger agreement and the merger and not to sell any of those shares, other than in the merger. There are 1,848,162 shares of our common stock subject to these voting agreements, which represent approximately 3.6% of our outstanding shares as of March 5, 2002.



  RECORD DATE FOR VOTING (PAGE 9)



     The close of business on March 5, 2002 is the record date for determining the holders of shares of our common stock entitled to vote at the special meeting. On the record date, there were 52,031,248 shares of our common stock outstanding.


THE MERGER


  WHAT YOU WILL RECEIVE IN THE MERGER (PAGES 25-26)


     If the merger is completed, you will receive $0.36 per share in cash, without interest, in exchange for each share of our common stock that you own at the time of the merger.


  BACKGROUND OF THE MERGER; REASONS FOR THE MERGER (PAGES 11-16)


     For a description of the events leading to the approval of the merger agreement and the merger by the Board of Directors, you should refer to "Special Factors -- Background of the Merger" and "-- Recommendations of the Board of Directors; Reasons for the Merger."


  RECOMMENDATIONS OF THE BOARD OF DIRECTORS (PAGES 14-16)


     The Board of Directors, taking into account the opinion of its independent financial advisor, McDonald Investments, has unanimously determined that the merger is fair to, and in the best interests of, Shoney's and our shareholders, recommends the merger agreement and the merger and recommends that you vote FOR approval of the merger agreement and the merger.


  OPINION OF THE FINANCIAL ADVISOR (PAGES 16-19)



     McDonald Investments delivered an opinion to the Board of Directors on January 21, 2002 to the effect that, as of the date of its opinion, the price per share to be received by the holders of our common stock in the merger was fair, from a financial point of view, to the holders of our common stock. We have attached a copy of this opinion as Appendix B to this proxy statement. The opinion of McDonald

Investments is addressed to the Board of Directors and does not constitute a recommendation as to how you should vote at the special meeting.


  POTENTIAL RISKS ASSOCIATED WITH THE FAILURE TO APPROVE THE MERGER (PAGES
  19-20)


     If the merger is not approved by our shareholders, we will continue as a publicly held corporation. The following are some of the consequences and risks to us and our shareholders if the merger is not completed:


     - It is unclear whether we would be able to obtain necessary financing, not only for the growth of our business but to pay scheduled maturities of substantial indebtedness, without the support of Lone Star and U.S. Restaurant Properties, and our shareholders would suffer the risk that such necessary financing cannot be obtained or cannot be obtained on terms acceptable to us, which may adversely affect the value of our common stock;


     - The limitations we have suffered as a public company, including our limited trading volume and the lack of significant institutional sponsorship and coverage by institutional research analysts, would likely continue; and

     - The price of our common stock may stay depressed or continue to decline.


  INTERESTS IN THE MERGER THAT DIFFER FROM YOUR INTERESTS (PAGES 20-21)


     In considering the Board of Directors' recommendation that you vote in favor of the merger agreement and the merger, you should be aware that some of our directors and executive officers have interests in the merger that are different from your interests as a shareholder, including the following:


     - Our directors and executive officers have entered into voting agreements that require them to vote their shares of our common stock in favor of the merger agreement at the special meeting. There are 1,848,162 shares of our common stock subject to these voting agreements, which represent approximately 3.6% of our outstanding shares as of March 5, 2002. Lone Star and U.S. Restaurant Properties required our directors and executive officers to enter into these agreements as a condition to signing the merger agreement and paid no consideration to our directors and executive officers for their execution of these agreements;


     - In the merger agreement, we, as the surviving corporation in the merger, are required to maintain directors' and officers' liability insurance for six years following the merger;

     - We anticipate that most of our executive officers will continue to serve in their current capacities with Shoney's following the merger; and


     - Some of our executive officers have agreements under which they will be paid specified sums of money and receive other benefits if their employment is terminated for specific reasons and within a specific period of time after the completion of the merger. William M. Wilson, the Chairman of our Board of Directors and our President, is the only executive officer who also is a director. Mr. Wilson does not have an agreement of this type.


     The Board of Directors was aware of these interests and considered them in making its recommendations.


  LIMITATION ON CONSIDERING OTHER ACQUISITION PROPOSALS (PAGES 28-30)


     We have agreed not to (a) solicit, initiate or encourage, or take any other action knowingly to facilitate, any acquisition proposal or (b) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or otherwise cooperate in any way with, any acquisition proposal, unless the other party making the acquisition proposal has made a bona fide unsolicited acquisition proposal to the Board of Directors that the Board of Directors determines in good faith is, or is reasonably likely to be, superior to the merger with LSF4 Acquisition.

  CONDITIONS TO THE MERGER (PAGES 30-31)


     Each party's obligation to complete the merger is subject to a number of conditions, including, among others, the following:

     - The absence of any injunction, writ, order, judgment or decree prohibiting the merger or pending proceeding that may result in damages to any of the parties if the merger is completed;

     - The receipt of all required consents or approvals of any governmental authorities; and

     - Approval by our shareholders of the merger agreement.

     Our obligation to complete the merger is subject to the following additional conditions:

     - The representations and warranties of LSF4 Acquisition, Lone Star and U.S. Restaurant Properties in the merger agreement must be accurate at the time of the merger, except where the failure to be accurate would not reasonably be expected to result in a material adverse effect on those entities; and

     - LSF4 Acquisition, Lone Star and U.S. Restaurant Properties must have performed their obligations under the merger agreement in all material respects.

     The obligations of LSF4 Acquisition, Lone Star and U.S. Restaurant Properties to complete the merger are subject to the following additional conditions:

     - Our representations and warranties in the merger agreement must be accurate at the time of the merger, except where the failure to be accurate would not reasonably be expected to have a material adverse effect on our business;

     - We must have performed our obligations under the merger agreement in all material respects;

     - There cannot have been any event that has had or could reasonably be expected to have a material adverse effect on our business;

     - No rights under our rights agreement shall have become exercisable; and

     - The holders of not more than 10% of our outstanding shares of common stock shall have exercised dissenters' rights under Tennessee law.

     The obligation of LSF4 Acquisition, Lone Star and U.S. Restaurant Properties to complete the merger is not subject to a financing condition.


  TERMINATION OF THE MERGER AGREEMENT (PAGES 31-32)


     The parties to the merger agreement can mutually agree to terminate the merger agreement at any time, whether before or after receiving shareholder approval, without completing the merger. The merger agreement may also be terminated under the following circumstances:

     - Delay -- by Lone Star, U.S. Restaurant Properties or us, if the merger is not completed on or before October 31, 2002, except that the reason for the delay must not have been the failure of the terminating party to take any of the actions it was required to take under the merger agreement;

     - Board of Directors' Recommendation -- by Lone Star or U.S. Restaurant Properties, if our Board of Directors fails to recommend, withdraws, or modifies in a manner adverse to Lone Star or U.S. Restaurant Properties, its recommendation and approval of the merger agreement or the merger or recommends or approves any acquisition proposal other than the merger;

     - Breach of Merger Agreement -- by Lone Star or U.S. Restaurant Properties, if we have breached any of our representations and warranties and the breach would reasonably be expected to result in a material adverse effect on our business, or if we have materially breached any of our covenants, and have failed to cure the breach within 30 days after notice to us; or by us, if LSF4 Acquisition, Lone Star or U.S. Restaurant Properties has breached any of their representations and warranties and the breach would reasonably be expected to result in a material adverse effect on the business of Lone Star or U.S. Restaurant Properties, or if LSF4 Acquisition, Lone Star or U.S. Restaurant Properties materially breached any of their covenants, and have failed to cure the breach within 30 days after notice to Lone Star and U.S. Restaurant Properties;

     - Legal Impediments -- by Lone Star, U.S. Restaurant Properties or us, if any governmental entity issues an order or takes any other action permanently enjoining or otherwise prohibiting the merger, which order or other action is final and non-appealable;

     - Failure to Obtain Shareholder Vote -- by Lone Star, U.S. Restaurant Properties or us, if our shareholders fail to approve the merger agreement at the special meeting;

     - Acquisition of Stock -- by Lone Star or U.S. Restaurant Properties, if any person other than those entities or any of their affiliates acquires beneficial ownership of, or the right to acquire, 15% or more of the outstanding shares of our capital stock;

     - Materially Adverse Changes -- by Lone Star or U.S. Restaurant Properties, if any change or development has occurred or is threatened or known to Lone Star or U.S. Restaurant Properties, or a material adverse development has occurred in any pending litigation, that could reasonably be expected to result in a material adverse effect on our business; and

     - Failure to Complete Merger -- by us after giving five business days written notice if, on or before October 31, 2002, all of the conditions to the obligations of LSF4 Acquisition, Lone Star and U.S. Restaurant Properties to complete the merger have been satisfied and they fail or refuse to complete the merger.


  TERMINATION FEES AND EXPENSES (PAGES 32-33)



     LSF4 Acquisition, Lone Star and U.S. Restaurant Properties are required to pay us an aggregate of $5 million if all conditions to the merger are satisfied on or before October 31, 2002 and they do not complete the merger within five business days after receiving written demand from us to complete the merger.


     We are required to pay $2 million to LSF4 Acquisition, Lone Star and U.S. Restaurant Properties, jointly, if they terminate the merger agreement for any of the following reasons:

     - Our Board of Directors fails to recommend, withdraws, or modifies in a manner adverse to LSF4 Acquisition, Lone Star or U.S. Restaurant Properties, its recommendation and approval of the merger agreement or the merger or recommends or approves any acquisition proposal other than the merger with LSF4 Acquisition;

     - Any person other than LSF4 Acquisition, Lone Star or U.S. Restaurant Properties, or any of their affiliates, acquires beneficial ownership of, or the right to acquire, 15% or more of the outstanding shares of our capital stock; or

     - We have publicly announced an acquisition proposal, other than the merger with LSF4 Acquisition, and we enter into an acquisition proposal within 12 months after termination of the merger agreement if the merger agreement is terminated because:

      - Our shareholders fail to approve the merger agreement at the special meeting;

      - We breach the merger agreement as a result of a material inaccuracy of our representations and warranties or our failure to materially comply with our covenants and we fail to cure the breach within 30 days after our receipt of notice of the breach; or

      - A shareholder meeting to approve the merger agreement is not held prior to October 31, 2002 and the merger is not completed by October 31, 2002.

     We are required to pay Lone Star's and U.S. Restaurant Properties' expenses incurred in connection with the merger agreement and related transactions if they terminate the merger agreement under certain circumstances. Lone Star and U.S. Restaurant Properties are required to pay our expenses incurred in connection with the merger agreement and related transactions if we terminate the merger agreement under certain circumstances.


  DISSENTERS' RIGHTS (PAGES 23-24)


     If the merger is to be completed, but you do not wish to exchange your shares of our common stock for the merger consideration, you have the right under Tennessee corporate law to be paid the "fair value" of your shares. This right is subject to a number of restrictions and technical requirements. Generally, in order to exercise your dissenters' rights, you must:

     - Not vote in favor of the merger agreement and the merger; and

     - Notify us in writing prior to the vote on the merger agreement and the merger of your intent to demand payment for your shares if the merger is completed.

     You will not protect your dissenters' rights by merely voting against the merger agreement and the merger. A copy of the relevant chapter of the Tennessee Business Corporation Act regarding dissenters' rights is included in this proxy statement as Appendix C.


  MATERIAL FEDERAL INCOME TAX CONSEQUENCES (PAGES 21-23)


     The receipt of cash in exchange for your shares of Shoney's common stock will be a taxable transaction for federal income tax purposes and also may be a taxable transaction under applicable state, local and foreign tax laws. You generally will recognize gain or loss for federal income tax purposes in an amount equal to the difference between your adjusted tax basis in your Shoney's common stock and the amount of the cash you receive in exchange for your Shoney's common stock. You should consult your tax advisor regarding the U.S. federal income tax consequences of the merger, as well as any tax consequences under state, local or foreign laws.


  REGULATORY MATTERS (PAGE 34)


     We are not aware of any material governmental or regulatory approvals or actions that may be required for completion of the merger. If any governmental or regulatory approval or action is or becomes required, we would seek the requisite approval or action.

                   INFORMATION CONCERNING THE SPECIAL MEETING

DATE, TIME AND PLACE OF THE SPECIAL MEETING


     This proxy statement is furnished to you in connection with the solicitation of proxies by our Board of Directors for the special meeting of shareholders to be held at 10:00 a.m., Central time, on Wednesday, April 10, 2002, in the Fifth Floor Auditorium of the AmSouth Center, located at 300 Union Street, Nashville, Tennessee, or any postponement or adjournment of the special meeting. This proxy statement, the Notice of Special Meeting and the accompanying form of proxy card are first being mailed to shareholders on or about March 11, 2002.


PURPOSE OF THE SPECIAL MEETING

     At the special meeting, you will be asked:

     - To consider and vote upon a proposal to approve and adopt the merger agreement between Lone Star, U.S. Restaurant Properties, LSF4 Acquisition and Shoney's, and to approve the merger of LSF4 Acquisition with and into Shoney's. In the merger, each issued and outstanding share of our common stock (other than shares held by shareholders who perfect dissenters' rights under Tennessee law) will be canceled and converted into the right to receive $0.36 per share in cash, without interest; and

     - To conduct any other business that may properly come before the special meeting or any adjournment or postponement of the special meeting.

RECORD DATE; QUORUM; OUTSTANDING COMMON STOCK ENTITLED TO VOTE


     All record holders of shares of our common stock at the close of business on March 5, 2002 are entitled to notice of, and to vote at, the special meeting. The presence, in person or by proxy, of holders of a majority of the outstanding shares of our common stock is required to constitute a quorum for the transaction of business at the special meeting. A list of record holders will be available for examination at our executive offices from March 13, 2002 until the special meeting, and also will be available at the special meeting.



     At the close of business on March 5, 2002, there were 52,031,248 outstanding shares of our common stock. Our directors and executive officers have agreed, pursuant to separate voting agreements, to vote all of their shares of our common stock to approve the merger agreement and the merger. There are 1,848,162 shares of our common stock subject to these voting agreements, which represent approximately 3.6% of our outstanding shares of common stock as of March 5, 2002.


VOTING RIGHTS

     The affirmative vote of the holders of a majority of our outstanding common stock is required to approve and adopt the merger agreement and the merger. Holders of our common stock are entitled to one vote for each share of common stock they held as of the close of business on the record date.


     Under Tennessee law, in determining whether the merger agreement and the merger have received the requisite number of affirmative votes, abstentions and broker non-votes will have the same effect as a vote against approval of the merger agreement and the merger. Accordingly, the Board of Directors urges each shareholder to complete, sign and date the enclosed proxy card and return it promptly in the enclosed, postage-paid envelope or to follow the procedures set forth on the enclosed proxy card to vote using the Internet or telephone.


VOTING AND REVOCATION OF PROXIES


     A form of proxy card for your use at the special meeting accompanies this proxy statement. You may either complete, sign and date the enclosed proxy card and return it to us in the enclosed, self-addressed envelope, or you may vote your shares over the Internet or by telephone by following the instructions set forth on the enclosed proxy card. Internet and telephone voting are available 24 hours a day and will be accessible until 5:00 p.m. Eastern Time on April 9, 2002. Our Internet and telephone voting procedures are designed to authenticate shareholders by using individual control numbers. You may confirm that your instructions have been properly recorded with both methods. IF YOU USE INTERNET OR TELEPHONE VOTING, YOU DO NOT NEED TO SEND IN YOUR PROXY CARD.



     All properly executed proxies that are received (whether by mail, the Internet or telephone) prior to or at the special meeting and not revoked will be voted at the special meeting in the manner specified. If you execute and return a proxy card and do not specify otherwise, the shares represented by your proxy will be voted FOR approval and adoption of the merger agreement and the merger in accordance with the recommendation of the Board of Directors. In that event, you will not have the right to dissent from the merger and seek payment of the "fair value" of your shares.


     In addition, if you execute and return a proxy card and do not specify otherwise, you will have given the Board of Directors discretionary authority to vote the shares represented by your proxy to act upon other matters relating to the conduct of the special meeting.


     The method you use to vote will not limit your right to vote at the special meeting if you decide to attend and vote in person. If you have returned a proxy (whether by mail, the Internet or telephone) prior to the special meeting pursuant to this solicitation, you may nonetheless revoke it by attending the special meeting, giving oral notice of your intention to vote in person and voting your shares in person. In addition, you may revoke any proxy you give at any time before the special meeting by delivering to our Secretary a written statement revoking it or by delivering a later-dated proxy (whether by mail, the Internet or telephone) before the special meeting. If you have executed and delivered a proxy (whether by mail, the Internet or telephone) to us, your attendance at the special meeting will not in and of itself constitute a revocation of your proxy; rather, you also must give oral notice of your intention to vote in person and vote your shares in person. If you have instructed a broker to vote your shares, you must follow the directions received from your broker to change those instructions. If you vote in favor of the merger agreement and the merger, you will not have the right to dissent and seek appraisal of the "fair value" of your shares. If you do not submit your proxy (whether by mail, the Internet or telephone) or do not instruct your broker to vote your shares or if you abstain from voting, it will have the same effect as a vote against the merger agreement and the merger.


SOLICITATION OF PROXIES

     The parties to the merger agreement shall share equally all fees and expenses, other than attorneys' fees, incurred in relation to the printing and filing of this proxy statement. We will solicit proxies initially by mail. Further solicitation may be made by our directors, officers and employees personally, by telephone, electronic mail or facsimile transmission, but such individuals will not be specifically compensated for these services. Upon request, we will reimburse brokers, dealers, banks or similar entities acting as nominees for their reasonable expenses incurred in forwarding copies of the proxy materials to the beneficial owners of the shares of common stock they hold of record.

     We have retained Georgeson Shareholder Communications, Inc. to assist us in the solicitation of proxies. We will pay Georgeson a fee of $9,500, plus reimbursement of out-of-pocket expenses.

OTHER MATTERS

     We do not know of any matters, other than those described in this proxy statement, which may come before the special meeting. If any other matters are properly presented at the special meeting for action, we intend that the persons named in the enclosed form of proxy card will have the discretionary authority to vote in accordance with their best judgment.


     Please return your executed and marked proxy card promptly, or vote your shares using the Internet or telephone, so your shares can be represented, even if you plan to attend the special meeting in person.

     You should not send any certificates representing common stock with your proxy card. If we complete the merger, the procedure for the exchange of certificates representing common stock will be as described under "The Merger Agreement -- Description of the Merger -- Exchange of Common Stock Certificates."

                                SPECIAL FACTORS

BACKGROUND OF THE MERGER

     Over the past several years, our senior management and our Board of Directors have regularly analyzed and considered a range of possible strategies for enhancing the interests of Shoney's and our shareholders, including a sale of Shoney's as a whole, a sale of the various restaurant concepts, a sale of identified assets, a debt offering by Captain D's and other refinancing and strategic alternatives. Our management has briefed our Board of Directors periodically on the results of these analyses. This continued analysis and review of strategic options led to discussions with a number of potential transaction partners, including the parties to the merger agreement. Our Board of Directors was kept apprised of these continued discussions, as well as the continued refinement of management's evaluation of strategic alternatives, at both regularly scheduled and special meetings of the Board of Directors.


     On May 22, 2001, we received an inquiry letter, dated May 18, 2001, from U.S. Restaurant Properties, Inc. regarding its interest in making an investment in us, either through the purchase of all of our common stock or through a direct investment. We executed a confidentiality agreement with U.S. Restaurant Properties, Inc. on May 24, 2001 to facilitate the consideration and negotiation of this inquiry. On June 6, 2001, we received a proposal from Two Step Partners, L.P., an affiliate of Lone Star Funds and U.S. Restaurant Properties, Inc., regarding the potential acquisition of Shoney's for a purchase price of $1.20 per share, via a two-step transaction consisting of a cash tender offer and a follow-up merger with us upon receipt of at least 66 2/3% of our shares in the tender offer. We advised Lone Star Funds and U.S. Restaurant Properties, Inc. that the offer would be referred to our Board of Directors.


     The proposal was presented to our Board of Directors at a meeting on June 7, 2001. At that meeting, our Board of Directors unanimously voted to appoint the current members of the Strategic Oversight Committee of the Board of Directors, consisting of Stephen E. Macadam, Felker Ward, Jr. and William M. Wilson, to a special negotiating committee of our Board of Directors. Our Board of Directors delegated broad authority to the special negotiating committee to consider the proposal and negotiate the purchase price and other material terms of the transaction, considering the interests of Shoney's and its shareholders. The special negotiating committee was required to consider the offer and thereafter make a recommendation to our Board of Directors concerning the offer and the proposed merger. The special negotiating committee also was authorized to retain financial and other advisors to assist in the review and negotiation of the merger proposal.


     On June 13, 2001, Lone Star Funds and U.S. Restaurant Properties, Inc. increased the proposed purchase price from $1.20 per share to $1.40 per share.


     On June 19, 2001, we engaged Banc of America Securities, LLC as our financial advisor to assist us in evaluating various strategic alternatives and issued a press release to that effect. The engagement letter with Banc of America Securities specifically excluded any transaction between Shoney's and U.S. Restaurant Properties, Inc., or any of its affiliates, if a letter of intent was entered into on or prior to July 6, 2001.

     On June 27, 2001, we entered into confidentiality agreements with Hudson Advisors, LLC and LSUSV Partners, LLC (now known as LSF4 Acquisition), affiliates of U.S. Restaurant Properties, Inc. and Lone Star Funds. On July 6, 2001, we executed a letter of intent with LSF4 Acquisition with respect to a proposed merger of Shoney's and LSF4 Acquisition for cash consideration of $1.20 per share. Representatives of Lone Star Funds and U.S. Restaurant Properties, Inc. began a due diligence investigation into our business and members of the special negotiating committee and management continued negotiations with Lone Star Funds and U.S. Restaurant Properties, Inc. In the meantime, Banc of America Securities began preparation of materials to circulate among other potential investors and acquirors pursuant to their engagement.


     On July 18, 2001, we engaged McDonald Investments as our financial advisor. McDonald Investments was engaged to provide financial advisory services to the Board of Directors in connection with the merger proposal and was instructed to advise the Board of Directors as to the fairness, from a financial point of view, of the consideration to be received by our shareholders. Beginning on July 18, 2001, representatives of McDonald Investments gathered from internal and external sources information regarding Shoney's, our operations, prospects, customers, competitors and other relevant information.


     On August 6, 2001, the letter of intent with LSF4 Acquisition was extended until August 20, 2001. On August 10, 2001, Lone Star Funds and U.S. Restaurant Properties, Inc. advised us that the merger consideration would be "considerably less" than $1.20 per share, based upon the results of their due diligence investigation. At that point, we advised Banc of America Securities to proceed with its pursuit of preliminary indications of interest from potential transaction partners with respect to the acquisition of Shoney's, its restaurant concepts or identified assets. Banc of America Securities then commenced obtaining confidentiality agreements and delivering confidential materials regarding Shoney's to potential investors and acquirors. We later advised Lone Star Funds and U.S. Restaurant Properties, Inc. that Banc of America Securities had been instructed to pursue indications of interest, but that negotiations with respect to the merger proposal could continue upon an indication of a firm offer price consistent with our expectations.



     On August 20, 2001, Bank of America, N.A. indicated its intention to exit the senior credit facility with our wholly-owned subsidiary, Captain D's, upon the December 31, 2001 maturity date of that facility. As a result, refinancing that facility became our priority. Accordingly, on September 13, 2001, we engaged another investment banking firm to proceed with a proposal to explore the feasibility of raising the funds necessary to refinance this debt through the issuance by Captain D's of senior secured notes, coupled with the establishment of a new revolving line of credit. We will refer to this investment banking firm throughout the remainder of this section as the "investment banking firm."



     On October 1, 2001, Banc of America Securities reported to the chairman of the special negotiating committee and other members of management on the status of the indications of interest received, noting that it had contacted 83 parties and received nine expressions of interest to purchase either Shoney's, Inc., the Shoney's concept, the Captain D's concept or identified assets, all of which management and the special negotiating committee eventually determined involved insufficient valuations or substantial execution risk because of the proposed transaction structure, the identities of the parties or both.


     On October 17, 2001, we received a revised proposal from LSF4 Acquisition to acquire, through a merger, all of our outstanding common stock at a purchase price of $0.45 per share, to be paid $0.25 in cash and $0.20 in senior subordinated notes. In the meantime, the investment banking firm had advised us that the events of September 11, 2001 had negatively affected the high yield bond market, making the placement of the proposed senior secured notes uncertain. Accordingly, on October 24, 2001, our representatives met with representatives of Lone Star Funds and U.S. Restaurant Properties, Inc. in Dallas, Texas to negotiate the terms of a potential direct investment. The result of these negotiations was a proposal to acquire a controlling interest in Shoney's through a direct investment of $40 million into Shoney's, consisting of a purchase of $25 million in common stock at a price of $0.40 per share, and $15 million in Shoney's convertible debentures, with a conversion price of $0.40 per share. This proposal was presented to the Board of Directors at its meeting on November 12, 2001.

     The Board of Directors continued consideration of the direct investment proposal at its meeting on December 3, 2001 and the reconvened meeting on December 5, 2001, along with the potential for a senior secured note offering. After thorough discussion, and a presentation by McDonald Investments, the Board of Directors determined to proceed with pursuing the senior secured note offering because of certain conditions on the direct investment proposal required by Lone Star Funds and U.S. Restaurant Properties, Inc. that the Board of Directors believed represented an unacceptable execution risk, including a requirement that Bank of America extend the Captain D's senior credit facility for one to two years from December 31, 2001.



     Effective December 27, 2001, the Captain D's senior credit facility was amended to extend the maturity through March 31, 2002. The investment banking firm commenced its pre-marketing process of the senior secured notes throughout December 2001 and January 2002. The pre-marketing process generated limited indications of interest (less than 50% of the total offering).



     On January 11, 2002, LSF4 Acquisition made a revised proposal to acquire Shoney's via a merger for consideration of $0.35 per share in cash. The proposal included the acquisition of the Captain D's senior credit facility, amendment of a number of its terms and extension of the maturity date. Negotiations recommenced with respect to the merger proposal and with respect to the acquisition of the Captain D's senior credit facility. Legal counsel for Lone Star Funds and U.S. Restaurant Properties, Inc. delivered to our counsel a draft merger agreement that included all material details of the merger proposal. The draft merger agreement was provided to certain of our executive officers, our Chairman of the Board and McDonald Investments, and discussed with the members of the special negotiating committee. Our legal counsel collected comments on the proposed merger agreement and, on January 15, 2002, these comments were relayed to Lone Star Funds, U.S. Restaurant Properties, Inc. and their counsel. On January 16, 2002, representatives of Lone Star Funds, U.S. Restaurant Properties, Inc. and their legal counsel met with members of our management, our legal counsel and McDonald Investments at our executive offices to negotiate and finalize the terms of the proposed merger agreement. On January 20, 2002, following discussions between representatives of Shoney's, Lone Star Funds and U.S. Restaurant Properties, Inc., the offer price was increased to $0.36 per share in cash.



     At a special meeting of our Board of Directors on January 20, 2002, the Chairman summarized for our Board of Directors the process that had been undertaken in the review and negotiation of the merger proposal and other strategic alternatives. The Chairman updated the directors regarding developments since the last Board of Directors' meeting and discussed the reasons for considering the merger proposal at that time. The Chairman outlined the principal terms of the proposed transaction and legal counsel reviewed the merger agreement. The Board of Directors thoroughly discussed the status and viability of all current alternatives, including a sale of underperforming restaurants, refinancing, the senior secured note offering and the merger proposal, and noted that none of the parties previously contacted by Banc of America Securities were currently in discussions with Shoney's. McDonald Investments then was requested to make a preliminary report with respect to the merger proposal. McDonald Investments summarized for the entire Board of Directors its methodologies, assumptions and preliminary conclusions, including that:



     - Both of our restaurant concepts had experienced declines in revenue and operating cash flows from 1999 to 2001;



     - Our highly leveraged capital structure, as compared to our market comparables, had severely limited availability of capital to invest in the business;


     - Certain of our current credit facilities were due to expire shortly and further extensions may not be granted;

     - We had principal payments on outstanding debt maturing for which there were no visible cash flows or replacement financing;


     - Our trading volume and lack of market research sponsorship suggested an inefficient market for our common stock;


     - The ability to successfully complete the senior secured note offering on acceptable terms was uncertain; and

     - The Banc of America Securities sale process had generated no viable alternatives that were currently being considered.

     Based in part on McDonald Investments' preliminary evaluation of Shoney's, the Board of Directors concluded that the merger proposal represented the best available alternative to Shoney's and our shareholders. Accordingly, after discussion, the Board of Directors directed management to contact Lone Star Funds and U.S. Restaurant Properties, Inc. and seek to increase the offer price, but cautioned management to use their best efforts not to cause Lone Star Funds and U.S. Restaurant Properties, Inc. to withdraw the pending offer.


     Immediately following the Board of Directors' meeting on January 20, 2002, our Chairman contacted representatives of Lone Star Funds and U.S. Restaurant Properties, Inc. requesting that the offer be increased and proposing a price of $0.45 per share. On January 20, 2002, and again on the morning of January 21, 2002, the Lone Star Funds and U.S. Restaurant Properties, Inc. representatives responded and indicated that they would not increase the offer price from $0.36 per share. The Board of Directors convened on January 21, 2002 to consider this response. McDonald Investments then again reviewed its analysis, which was substantially the same as that which formed the basis of their preliminary report to the Board of Directors on the previous day, and provided its oral opinion to the effect that, as of January 21, 2002, and based on the assumptions and subject to the limitations and qualifications described to the Board of Directors, the $0.36 per share merger consideration was fair, from a financial point of view, to the holders of our common stock. McDonald Investments' oral opinion was subsequently confirmed in a letter dated as of January 21, 2002. See "-- Opinion of the Financial Advisor."



     Following a discussion by our Board of Directors, the merger proposal was approved by unanimous vote of the directors and was determined to be in the best interests of Shoney's and our shareholders. The Board of Directors directed that the merger agreement and the merger be submitted to a vote of our shareholders with the favorable recommendation of the Board of Directors. During the next several days, the parties negotiated the final terms of the merger agreement and the amendment to, and refinancing of, the Captain D's senior credit facility. The merger agreement was executed on January 24, 2002, following finalization of the terms of the assignment to, and assumption by, Lone Star Fund IV (U.S.), L.P., an affiliate of Lone Star, and U.S. Restaurant Properties, and amendments and extension of, the Captain D's senior credit facility. We issued a press release on January 24, 2002 announcing the signing of the merger agreement pursuant to which Lone Star and U.S. Restaurant Properties would acquire our outstanding common stock for $0.36 per share in cash, and the assignment and assumption, amendments and extension of the Captain D's senior credit facility.


RECOMMENDATIONS OF THE BOARD OF DIRECTORS; REASONS FOR THE MERGER

     As discussed above under "-- Background of the Merger," our Board of Directors unanimously approved the merger agreement and the merger and determined that the merger agreement and the merger are fair to, and in the best interests of, our shareholders. OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER.

     In reaching the determination that the merger agreement and the merger are fair to, and in the best interests of, our shareholders, our Board of Directors consulted with its financial and legal advisors, drew on their knowledge of our business, operations, properties, assets, financial condition, operating results, historical public share trading prices and prospects and considered the following factors, each of which, in the opinion of our Board of Directors, supported the approval and recommendation that our shareholders approve and adopt the merger agreement and the merger:

     - The belief that there was no reasonably available alternative transaction. In particular, the Board of Directors noted the fact that neither Shoney's nor Banc of America Securities had received any unsolicited indications of interest for any alternative transaction with Shoney's after the announcement that we had engaged Banc of America Securities as our financial advisor to assist in evaluating strategic alternatives on June 19, 2001;

     - The fact that Banc of America Securities' solicitations of 83 potential transaction partners resulted in only nine proposals and management determined that none of those nine proposals presented a reasonably viable alternative, as each represented insufficient valuations or involved substantial execution risk because of the transaction structure, the identities of the parties or both, and that none of the parties contacted by Banc of America Securities currently were in discussions with Shoney's. The Board of Directors also noted the questionable ability to successfully complete the Captain D's senior secured note offering;


     - The belief of our Board of Directors that the merger was a better alternative for our shareholders than continuing to operate as a public company. Our Board of Directors considered Shoney's historical and continued declining financial and operating trends, and the nature of the industry in which we compete. Based upon this knowledge, our Board of Directors concluded that, from the perspective of our shareholders, it was preferable to our shareholders that Shoney's enter into the merger agreement providing for a price of $0.36 per share in cash, rather than our shareholders continuing to own our common stock, the value of which would be subject to the risks of future performance and the market's reaction to that performance;

     - The status of our financial condition. In particular, our Board of Directors considered the amount of debt currently owed by Shoney's and our near-term capital needs. Under our current capital structure we would not be able to fund our capital needs;

     - The negative book value per share of our common stock and the possible inability to refinance our debt;

     - The financial advisor's opinion to the Board of Directors to the effect that the merger consideration is fair, from a financial point of view, to the holders of our common stock. In reviewing the analyses performed by the financial advisor, our Board of Directors did not weigh each analysis prepared by McDonald Investments separately, but rather considered all of them taken as a whole;


     - The terms and conditions of the merger agreement, particularly the provisions giving our Board of Directors the right, subject to conditions, to modify or withdraw its recommendation and to terminate the merger agreement, as well as the provision for the $5 million non-consummation fee to be paid to us by Lone Star and U.S. Restaurant Properties in the event that all conditions to the merger are satisfied and Lone Star and U.S. Restaurant Properties fail to complete the merger; and


     - The fact that our shareholders, if they choose, may dissent from the merger and seek the "fair value" of their shares pursuant to a process under Tennessee law.

     In concluding that the merger is fair to, and in the best interests of, our shareholders, our Board of Directors also considered the following factors, each of which the Board of Directors considered to be a negative factor:

     - The fact that approximately 67% of our common stock has traded at prices in excess of the offer price of $0.36 per share over the past year and approximately 32% of our common stock has traded at prices in excess of the offer price over the past six months, leading to the conclusion that, given the inefficiencies and the adverse changes in the market for our common stock, those transactions were not relevant indicia of the current value of our shares (see "Price Range of Common Stock and Dividends"); and


     - The fact that a condition to the obligations of Lone Star and U.S. Restaurant Properties to consummate the merger is that holders of no more than 10% of our outstanding shares of common stock exercise their rights to dissent from the merger and seek the "fair value" of their shares.


     The above discussion of the information and factors considered by our Board of Directors is not meant to be exhaustive, but includes all material factors considered by our Board of Directors as part of the determination that the merger agreement and the merger are fair to, and in the best interests of, Shoney's and our shareholders and the recommendation that our shareholders approve and adopt the merger agreement and the merger. While the Board of Directors relied upon, and adopted the analysis and conclusions of McDonald Investments, as described in "-- Opinion of the Financial Advisor," it also considered all of the factors listed above in making the determination that the merger agreement and the merger are fair to, and in the best interests of, Shoney's and our shareholders. Our Board of Directors did not assign relative weights or quantifiable values to those positive and negative factors. Rather, the decision of our Board of Directors was based on the subjective analysis by its members of those factors, including the analysis and conclusions of McDonald Investments. Our Board of Directors viewed its position and recommendations as being based on the totality of the information presented to and considered by it.

OPINION OF THE FINANCIAL ADVISOR

     McDonald Investments was engaged by our Board of Directors to render its opinion as to the fairness, from a financial point of view, of the merger consideration to be received by our shareholders.

     On January 21, 2002, McDonald Investments delivered an oral opinion, subsequently confirmed in writing, to our Board of Directors to the effect that, as of the date of its opinion and based upon and subject to the assumptions, limitations and qualifications contained in its opinion, the $0.36 cash per share to be received in the merger was fair, from a financial point of view, to the holders of our common stock. THE FULL TEXT OF THE WRITTEN OPINION OF MCDONALD INVESTMENTS, DATED JANUARY 21, 2002, IS ATTACHED TO THIS DOCUMENT AS APPENDIX B AND IS INCORPORATED INTO THIS PROXY STATEMENT BY REFERENCE. WE URGE YOU TO READ THAT OPINION CAREFULLY AND IN ITS ENTIRETY FOR THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, OTHER MATTERS CONSIDERED AND LIMITS OF THE REVIEW UNDERTAKEN IN ARRIVING AT THAT OPINION.

     McDonald Investments was retained to serve as financial advisor to our Board of Directors and not as an advisor to or agent of any shareholder of Shoney's. McDonald Investments' opinion was prepared for our Board of Directors and is directed only to the fairness, from a financial point of view, of the merger consideration to the holders of our common stock in the merger and does not address the merits of the decision by Shoney's to engage in the merger or other business strategies considered by Shoney's, nor Shoney's decision to proceed with the merger. Moreover, McDonald Investments' opinion does not constitute a recommendation to any Shoney's shareholder as to how that shareholder should vote at the special meeting.

     McDonald Investments did not recommend the amount of the merger consideration to be paid in the merger. The merger consideration was determined in negotiations by or on behalf of our Board of Directors and representatives of Lone Star and U.S. Restaurant Properties. No restrictions or limitations were imposed by the Board of Directors on McDonald Investments with respect to the investigations made or the procedures followed by McDonald Investments in rendering its opinion, except that McDonald Investments was not authorized to solicit, and did not solicit, interest from any party with respect to an acquisition of all or any part of our business or securities.

     In rendering its opinion, McDonald Investments reviewed, among other things:

     - A draft of the merger agreement;

     - Certain publicly available information concerning us included in our reports filed with the SEC, including our financial statements;

     - Certain nonpublic information, primarily financial in nature, including projections, concerning our business and operations furnished by management for purposes of McDonald Investments' analysis;

     - Certain publicly available information concerning the trading of, and the trading markets for, our common stock;

     - Certain publicly available information with respect to certain other companies that McDonald Investments believed to be comparable to us and the trading markets for those other companies' securities; and

     - Certain publicly available information about the prices paid in other business combination transactions that McDonald Investments considered relevant to its inquiry.

     McDonald Investments also met with members of our senior management to discuss the past and current business operations, financial condition and future prospects of Shoney's and considered such other matters as McDonald Investments deemed relevant to its inquiry.

     McDonald Investments relied upon the accuracy and completeness of all of the financial and other information reviewed by McDonald Investments for purposes of its opinion and has not assumed any responsibility for, nor undertaken an independent verification of, such information. With respect to the internal operating data, financial analyses and forecasts supplied to it, McDonald Investments assumed, with the permission of our Board of Directors, that such data, analyses and forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of our senior management as to the recent and likely future performance of Shoney's. Accordingly, McDonald Investments expressed no opinion with respect to such analyses or forecasts or the assumptions on which they were based.

     McDonald Investments did not make an independent evaluation or appraisal of our assets or liabilities or those of any of our subsidiaries or affiliates. During its discussions with our senior management, McDonald Investments was provided various materials, including third party appraisals, which McDonald Investments considered as part of its review of our financial condition.

     McDonald Investments' opinion is based on economic and market conditions and other circumstances existing on, and information made available as of, the date of its opinion. McDonald Investments' opinion does not address any matters after the date of its opinion. Although subsequent developments may affect its opinion, unless specifically requested to do so by our Board of Directors, McDonald Investments does not have the obligation to update, revise or reaffirm its opinion.

     The following is a brief summary of the analyses performed by McDonald Investments to arrive at its opinion. This summary is not intended to be an exhaustive description of the analyses performed by McDonald Investments, but includes all material factors considered by McDonald Investments in rendering its opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, McDonald Investments did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, McDonald Investments believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying such analyses and its opinion. The analyses performed by McDonald Investments are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. McDonald Investments has consented to our reference to and summary of its opinion in this proxy statement and to the inclusion of its opinion as Appendix B hereto.

     Discounted Cash Flow Analysis. Using discounted cash flow analysis, based on financial projections and other information obtained from our senior management, McDonald Investments discounted to present value the future cash flows that we are projected to generate through fiscal year 2006, under various circumstances. McDonald Investments calculated terminal values for Shoney's -- the values at the 2006 fiscal year-end -- by applying multiples of EBITDA in the year 2006 ranging from 5.0x to 8.0x. The cash flow streams and terminal values were then discounted to present values using different discount rates ranging from 20.0% to 25.0% chosen to reflect different assumptions regarding the hypothetical returns expected by potential investors in our debt and equity securities under current circumstances and our cost of capital. McDonald Investments' analysis yielded an implied value per share ranging from negative ($0.90) to $1.08, with an average valuation per share of $0.02. McDonald Investments noted that the results of this analysis were highly sensitive to the underlying financial projections provided by management and, given the ongoing restructuring of our operations, historically declining financial and operating trends, management turnover and debt service requirements, that there was risk in achieving those projections.

     Historical Stock Trading and Premiums Analysis. McDonald Investments reviewed the historical performance of our common stock based on an analysis of closing prices and trading volumes over the past year. Using publicly available information, McDonald Investments prepared an analysis of the premiums paid in completed cash acquisitions of publicly held restaurant companies announced since January 1,

1997, valued between $10 and $500 million (approximately 20 transactions), where 100% of the target's shares were controlled by the acquiror following the acquisition. McDonald Investments considered the premiums paid in those transactions based on the closing price of the target's shares at one day, one week, and four weeks prior to the announcement and calculated adjusted average premiums (eliminating the high and low premiums) of 38.2%, 40.0%, and 43.0% at one day, one week, and four weeks prior to the announcements, respectively, on those dates. The $0.36 per share offer represented a 24.1% premium to the 45 day average close of $0.29 and a 16.1% premium to the 90 day average close of $0.31. The $0.36 per share offer price was a 32.1% discount to the 200 day average close of $0.53. McDonald Investments noted that, given that recent trading activity was limited, that the common stock was trading on the OTC Bulletin Board and the absence of current research coverage, the market price of the common stock was not necessarily indicative of our intrinsic value.

     Comparable Public Company Analysis. Using publicly available information, McDonald Investments reviewed and compared certain financial and operating data of nine publicly traded restaurant companies operating in the family dining segment of the restaurant market, as well as six companies operating in the quick-serve segment of the restaurant market. The family dining companies that were used in this analysis included Bob Evans Farms, Inc., CEC Entertainment, Inc., CBRL Group, Inc., Garden Fresh Restaurant Corporation, IHOP Corporation, Piccadilly Cafeterias, Inc., Ryan's Family Steak Houses, Inc., The Steak N Shake Company and Worldwide Restaurant Concepts, Inc. For the analysis of quick-serve restaurant companies, McDonald Investments used CKE Restaurants, Inc., Jack in the Box, Inc., McDonald's Corporation, Sonic Corporation, Tricon Global Restaurants and Wendy's International, Inc. McDonald Investments cautioned our Board of Directors that no company utilized in the comparable public company analysis is identical to ours and that such analysis necessarily involves complex considerations and judgments concerning the differences in financial and operating characteristics of the companies and other factors that could affect the acquisition or public trading values of the companies concerned. McDonald Investments used a weighted average of the family dining (53%) and the quick-serve (47%) multiples based on the relative revenue contribution to Shoney's of our two restaurant concepts, Shoney's (family dining) and Captain D's (quick-serve). McDonald Investments then calculated the implied deal multiples created by the $0.36 per share offer and found the following deal multiples to be within the range of EBITDA and EBITDAR multiples of the comparable public companies. The earnings per share multiples were not considered relevant due to the fact that we are expected to show negative earnings in 2001 and do not have public estimates for 2002 for the market to consider. The table below sets forth the ranges of multiples at which the comparable companies were trading on the last trading date prior to McDonald Investments' opinion and the implied deal multiples.

                                                               COMPARABLE     IMPLIED DEAL
MULTIPLE OF                                                     COMPANIES       MULTIPLE
-----------                                                   -------------   ------------
Latest Twelve Months EBITDA*................................   4.2x - 19.0x       5.6x
Latest Twelve Months EBITDAR*...............................   4.6x - 16.6x       6.0x
Calendar 2001 Earnings Per Share (estimated)................  13.8x - 23.1x         NM
Calendar 2002 Earnings Per Share (estimated)................  12.6x - 19.5x       2.7x

---------------

* For purposes of calculating our trailing EBITDA, McDonald Investments excluded, with our management's permission, net gains of approximately $10.0 million from sales of restaurant assets outside the ordinary course of business. For purposes of calculating our debt position, McDonald Investments excluded $29.2 million in letters of credit used to support various obligations of Shoney's.

     Comparable Transactions Analysis. Using publicly available information, McDonald Investments reviewed the multiples paid in acquisitions of restaurant companies completed since January 1, 1999. McDonald Investments calculated the enterprise value paid for each acquired company in the restaurant industry as a multiple of LTM EBITDA, which ranged from 4.0x to 9.9x, with an average multiple 6.3x. McDonald Investments noted that the corresponding multiple implied by the $0.36 per share purchase price, which was 5.6x LTM EBITDA, was within the range of the multiples of relevant restaurant transactions.

     Liquidation Analysis. McDonald Investments performed a liquidation analysis analyzing our theoretical residual value to the holders of common stock assuming our assets were sold in an orderly liquidation and the outstanding liabilities were repaid. In making the determination to evaluate the merger in the context of a potential liquidation, McDonald Investments considered its discussions with our management, our decline in operating performance, our financial condition including the amount of our debt, our near-term capital needs and such other factors as McDonald Investments deemed relevant. Based on our unaudited October 28, 2001 balance sheet prepared in a manner consistent with our audited financial statements, and based on discussions with management, and other analyses regarding the likely value of our assets and liabilities, McDonald Investments concluded that adjustments to the balance sheet to anticipate proceeds available from an orderly liquidation of our assets would yield approximately $0.06 per share available for distribution to the holders of our common stock. In reaching this conclusion, McDonald Investments considered, among other things, outside appraisals of values for stores, real estate, trademarks, service marks, franchise rights and certain liabilities. McDonald Investments also relied on management's estimates of the value of our assets and liabilities in the event of a liquidation. McDonald Investments cautioned our Board of Directors not to interpret the liquidation analysis as necessarily indicating what the value of the common stock would be in a foreclosure sale or bankruptcy proceeding, as many of our assets may be sellable on a going concern (as opposed to liquidation) basis.


     Pursuant to the terms of an engagement letter dated July 18, 2001, we agreed to pay McDonald Investments for acting as financial advisor to our Board of Directors in connection with the merger proposal a cash fee of $250,000 as follows: (1) $50,000 upon execution of the engagement letter, (2) $100,000 when McDonald Investments rendered its opinion and (3) $100,000 upon the consummation of the merger. We also have agreed to reimburse McDonald Investments for its reasonable out-of-pocket expenses, including the fees and disbursements of its counsel, and to indemnify McDonald Investments and certain related persons against liabilities relating to or arising out of its engagement, including liabilities under the federal securities laws.


     McDonald Investments is a nationally recognized investment banking firm that engages in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. McDonald Investments was selected as our Board of Director's financial advisor based, in part, upon such expertise. In the ordinary course of its business, McDonald Investments may trade our securities for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

     McDonald Investments has advised our Board of Directors that it does not believe that any person (including any of our shareholders or creditors), other than the directors in their capacity as directors, has the legal right to rely upon McDonald Investments' opinion for any claim arising under state law and that, should any such claim be brought against McDonald Investments, this assertion will be raised as a defense. In the absence of governing authority, this assertion will be resolved by the final adjudication of such issue by a court of competent jurisdiction. Resolution of this matter under state law, however, will have no effect on the rights and responsibilities of any person under the federal securities laws or on the rights and responsibilities of our Board of Directors under applicable state law.

POTENTIAL RISKS ASSOCIATED WITH THE FAILURE TO APPROVE THE MERGER

     If the merger agreement and the merger are not approved by our shareholders, we will continue as a publicly held corporation. The following are some of the consequences and risks to us and our shareholders if the merger is not completed:


     - It is unclear whether we would be able to obtain necessary financing, not only for the growth of our business but to pay scheduled maturities of substantial indebtedness, without the support of Lone Star and U.S. Restaurant Properties, and our shareholders would suffer the risk that such necessary financing cannot be obtained or cannot be obtained on terms acceptable to us, which may adversely affect the value of our common stock;

     - The limitations we have suffered as a public company, including our limited trading volume and the lack of significant institutional sponsorship and coverage by institutional research analysts, would likely continue; and

     - The price of our common stock may stay depressed or continue to decline.


CERTAIN LITIGATION



     On February 26, 2002, one of our individual shareholders filed a complaint against us and our individual directors in the Circuit Court for Davidson County in Nashville, Tennessee. This complaint purports to assert claims on behalf of all of our public shareholders who are similarly situated with the plaintiff. This complaint alleges that we and the members of our Board of Directors have breached fiduciary duties to our public shareholders, that the directors engaged in self-dealing in connection with their approval of the merger with LSF4 Acquisition and that the directors failed to take steps to maximize our value to our public shareholders. This complaint seeks class certification and certain forms of equitable relief, including enjoining the consummation of the merger with LSF4 Acquisition.



     We believe that these allegations are without merit and intend to vigorously contest this action. There can, however, be no assurance that we or the other defendants will be successful in the defense of this action.



     The preceding description of the complaint is only a summary. The entire text of the complaint was filed as an exhibit to our Current Report on Form 8-K filed with the SEC on March 4, 2002.


INTERESTS IN THE MERGER THAT DIFFER FROM YOUR INTERESTS


     In considering the recommendations of our Board of Directors with respect to the merger, you should be aware that some of our directors and executive officers have interests in the merger that are different from your interests as a shareholder. Our Board of Directors was aware of these actual and potential conflicts of interest in considering its recommendation that you vote in favor of the merger agreement and the merger.


  VOTING AGREEMENTS WITH DIRECTORS AND EXECUTIVE OFFICERS


     In connection with the execution and delivery of the merger agreement, our directors and executive officers have agreed, pursuant to separate voting agreements, to vote all of their shares of common stock to approve the merger agreement and not to sell any of their shares, other than in the merger. There are 1,848,162 shares of our common stock subject to these voting agreements, which represent approximately 3.6% of the outstanding shares of our common stock as of March 5, 2002. Lone Star and U.S. Restaurant Properties required our directors and executive officers to enter into these agreements as a condition to signing the merger agreement and paid no consideration to our directors and executive officers for their execution of these agreements.


  INDEMNIFICATION OF DIRECTORS AND OFFICERS; INSURANCE ARRANGEMENTS

     The indemnification provisions currently contained in our charter and bylaws will continue to apply to our officers and directors for a period of six years after the merger with respect to matters occurring prior to the effective time of the merger.


     We will be required to maintain in effect for six years from the date of the merger, policies of directors' and officers' liability insurance containing terms and conditions that are not less advantageous to the insured parties than our current policies with respect to matters occurring prior to the effective time of the merger. However, we will not be required to pay annual premiums for such insurance in excess of 200% of the average annual premiums in effect for the three years prior to the merger. If, however, the annual premiums exceed 200% of the average annual premiums in effect for the three years prior to the merger, we will be obligated to obtain a policy with the greatest coverage that can be obtained for premiums that are 200% of the average annual premiums in effect for the three years prior to the merger.

  EXECUTIVE OFFICERS TO REMAIN AFTER MERGER

     We anticipate that most of our executive officers will continue to serve in their current capacities with Shoney's following the merger.

  PAYMENTS TO OFFICERS IN CONNECTION WITH THE MERGER


     Some of our officers and officers of Captain D's, Inc. have agreements with us that provide for the payment of one to two times their base annual salaries and, in some cases, one to two times the sum of incentive plan payments, in the event of termination without "good cause" or resignation for a "good reason" within periods ranging from one to two years following a change in control of Shoney's. The payments are to be made over periods ranging from one to three years. The agreements also provide that these officers and their families will continue to be covered by our welfare plans for periods ranging from one to three years following termination.


     Some of the officers and key employees of Captain D's, Inc. have agreements with Captain D's, Inc. that provide for special payments ranging from $8,000 to $30,000 in the event of a change in control, on the earliest to occur of:

     - One year following the occurrence of a change in control;


     - The termination of employment for any reason, other than "good cause;" or



     - The termination of employment by the employee for "good reason."



     Our current policy for officers and employees not parties to management retention agreements is to provide severance benefits of up to six months salary for those persons in the event they are terminated without "good cause."


     Some of our officers and key employees have agreements with us which provide for the payment of sums ranging from $7,500 to $40,000, in addition to any amounts payable pursuant to our severance policy, if they remain employed by us for a period of one year from the date of the agreement or through an earlier termination date selected by us. These persons are not entitled to these payments if they voluntarily terminate their employment with us or if they are terminated for cause prior to the termination date.


     William M. Wilson, the Chairman of our Board of Directors and our President, is the only executive officer who also is a director. Mr. Wilson does not have an agreement with us of the type described above.



     J. Michael Bodnar, upon his termination as our Chief Executive Officer, executed a severance agreement with us under which he is entitled to certain benefits. The merger will accelerate the amounts owed to Mr. Bodnar pursuant to this severance agreement. As of March 5, 2002, the amounts owed to Mr. Bodnar pursuant to this agreement totaled approximately $322,100.


MATERIAL FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of material U.S. federal income tax consequences of the merger to our shareholders receiving the cash merger consideration.

     The receipt of cash in exchange for our common stock in the merger will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local and foreign tax laws. You will generally recognize gain or loss for federal income tax purposes in an amount equal to the difference between the adjusted tax basis in your Shoney's common stock and the amount of the cash received in exchange for your Shoney's common stock. Your gain or loss will generally be a capital gain or loss if you hold Shoney's common stock as a capital asset, and will be a long-term capital gain or loss if, at the effective time of the merger, you have held your Shoney's common stock for more than one year.

     In general, a sale of Shoney's common stock held by a foreign person pursuant to the merger will not be subject to United States federal income tax, unless:

     - Such foreign person is an individual who is present in the United States for a period or periods aggregating 183 or more days in the taxable year of the merger and, generally, either has a "tax home" or "other fixed place of business" in the United States;

     - Such gains are effectively connected with the conduct by the foreign person of a trade or business within the United States; or


     - The Foreign Investment in Real Property Tax Act of 1980, as amended, known as "FIRPTA," were to apply.


     For this purpose, a foreign person is defined as any holder who is a foreign corporation (other than certain foreign corporations that elect to be treated as domestic corporations), a non-resident alien individual, a non-resident fiduciary of a foreign estate or trust or a foreign partnership. Under FIRPTA, foreign persons generally are subject to United States federal income tax on capital gains realized on the disposition of any interest (other than solely as a creditor) in a corporation that is a United States real property holding corporation. Shoney's will be treated as a United States real property holding corporation under FIRPTA if the fair market value of the United States real property interests held by Shoney's is fifty percent (50%) or more of the aggregate fair market value of certain assets of Shoney's. However, a foreign person selling common stock in Shoney's pursuant to the merger will not incur tax under FIRPTA unless such foreign person owned, actually or constructively, stock in Shoney's with a fair market value that exceeds five percent (5%) of all of the outstanding stock in Shoney's at any time during the five year period ending on the effective date of the merger and the Shoney's stock is treated as regularly traded on an established securities market. Shoney's believes its common stock is regularly traded on an established securities market. Shoney's has made no determination as to whether it is a United States real property holding corporation. If it is subsequently determined that Shoney's is a United States real property holding corporation, any foreign person that owned, actually or constructively, stock in Shoney's with a fair market value that exceeds five percent (5%) of all of the outstanding stock in Shoney's at any time during the five year period ending on the effective date of the merger will be required to pay the taxes set forth above.

     This discussion may not apply to particular categories of Shoney's shareholders subject to special treatment under U.S. federal income tax laws, such as:

     - Those who acquired their Shoney's common stock by exercising employee stock options or through other compensation arrangements with us;

     - Those who are not citizens or residents of the United States (except as provided above); and


     - Those who dissent and receive the appraised "fair value" of their shares or who are otherwise subject to special tax treatment.


     You may be subject to "backup withholding" at a rate of 30% on payments received in connection with the merger unless you:


     - Provide a correct taxpayer identification number (which, if you are an individual, is your social security number) and certify that you are not subject to backup withholding on IRS Form W-9 or an appropriate substitute form and provide any other required information to the disbursement agent; or


     - Are a corporation or come within certain exempt categories and, when required, demonstrate this fact, and otherwise comply with applicable requirements of the backup withholding rules.


     You should consult with your own tax advisor as to your qualification for exemption from backup withholding and the procedure for obtaining such exemption. You may prevent backup withholding by completing a Substitute Form W-9 and submitting it to the disbursement agent for the merger when you submit your stock certificate(s) following the effective time of the merger. If you do not provide a correct taxpayer identification number, you may be subject to penalties imposed by the IRS. Any amount paid as backup withholding does not constitute an additional tax and will be creditable against your federal income tax liability.


     You are urged to consult your tax advisor with respect to the tax consequences to you of the merger, including the effects of applicable federal, state, local, foreign or other tax laws.


DISSENTERS' RIGHTS

     Shoney's shareholders who follow the procedures specified in Chapter 23 of the Tennessee Business Corporation Act (the "TBCA") are entitled to receive the "fair value" of their shares instead of the merger consideration. Shareholders who elect to receive cash in the merger are not entitled to these dissenters' rights.

     The following is a summary of Chapter 23 of the TBCA and is qualified in its entirety by reference to Chapter 23 of the TBCA, a copy of which is attached as Appendix C to this proxy statement. You should carefully review Chapter 23 of the TBCA and, in view of the complexity of these provisions of Tennessee corporate law, you should consult with your legal advisors to determine your rights.

     If you wish to exercise your dissenter's rights under Chapter 23 of the TBCA, you must do ALL of the following:

     - File with us, before the vote is taken on the merger agreement and the merger at the special meeting, a written notice of your intent to demand payment for your shares if the merger is completed. This notice must be sent to Shoney's at 1727 Elm Hill Pike, Nashville, Tennessee 37210;
       Attention: F. E. McDaniel, Jr.; and


     - Not vote in favor of the merger agreement and the merger. Failing to vote or abstaining from voting will satisfy this requirement, but voting in favor of the merger agreement and the merger, by proxy (whether by mail, the Internet or telephone) or in person, or returning a signed proxy card that does not specify a vote against the merger agreement and the merger, will constitute a waiver of your dissenter's rights and will nullify any previously filed written notice of intent to exercise your dissenter's rights.


     Within 10 days of the special meeting, if the merger agreement and the merger are approved at the special meeting, we will provide to each dissenting shareholder who has satisfied the requirements of Chapter 23 of the TBCA and who has not voted in favor of the merger agreement and the merger the following:

     - Written notice of the address where your payment demand and share certificates must be sent;

     - Written notice of the extent to which transfer of uncertificated shares will be restricted after the payment demand is received;

     - A form for demanding payment that includes the date of the first announcement to the news media or to shareholders of the principal terms of the merger. The form will require that you certify whether or not you acquired beneficial ownership of the shares before that date;

     - Written notice of the date by which we must receive your payment demand. This date cannot be less than one or more than two months after the date we deliver the written notice to you; and

     - A copy of Chapter 23 of the TBCA, if we have not already provided it to you.

     If you do not demand payment, certify whether you acquired beneficial ownership of the shares prior to the date contained in our notice to you and deposit your share certificates in accordance with this notice, you will not be entitled to payment for your shares under Chapter 23 of the TBCA. Please note that you may not withdraw a demand for payment unless we consent.


     Upon our receipt of the payment demands, we will send to each dissenting shareholder who complied with Chapter 23 of the TBCA a statement containing our estimate of the "fair value" of your shares as of the day before the date of the special meeting, along with payment based on that estimate plus accrued interest. The payment will be accompanied by an explanation of how interest was calculated, along with our balance sheet as of the end of the most recent fiscal year, an income statement and a statement of changes in shareholders' equity (deficit) for that year, as well as any interim financial statements. You also will be informed of your right to demand payment according to your own estimate of the "fair value" of the shares.



     We are not required to send payment with our statement of our estimate of "fair value" to any dissenting shareholder who was not a beneficial owner of the shares at the time of the first public announcement of the principal terms of the merger agreement. Instead, we may offer to purchase the shares based on the estimate, and accrued interest, and the dissenting shareholder must either accept that amount in full satisfaction or proceed with the exercise of his or her dissenters' rights.



     Within one month after we have made or offered payment to you, you may notify us in writing of your own estimate of the "fair value" of your shares and interest due and demand payment of the balance due under that estimate if:



     - You believe the amount we paid or offered is less than the "fair value" of your shares or that the interest due was incorrectly calculated;


     - We fail to pay you within two months of the date set for demanding payment; or

     - We do not return your deposited certificates to you within two months after the date set for demanding payment, but only if we fail to complete the merger.


     If we cannot reach an agreement with you as to the "fair value" of your shares, then within two months after receiving your payment demand, we must file a petition in Davidson County, Tennessee requesting the court to determine the "fair value" of the shares and the accrued interest. If we fail to institute this court proceeding, we must pay any dissenting shareholder whose demand remains unsettled the amount demanded.



     Each dissenting shareholder who is a party to the proceeding is entitled to the amount, if any, by which the court finds that the "fair value" of the shares, plus interest, exceeds the amount paid by us. In this proceeding, the court will determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court will assess costs against us, except that the court may assess costs against all or some of the dissenting shareholders in amounts the court finds equitable, to the extent the court finds the dissenting shareholders acted arbitrarily, vexatiously or not in good faith in demanding payment. The court also may assess the fees and expenses of counsel and experts for the parties, in amounts the court finds equitable, against us if we did not substantially comply with Chapter 23 of the TBCA, or against us and any dissenting shareholder if any such person acted arbitrarily, vexatiously or not in good faith.



     Once we complete the merger, dissenting shareholders will no longer have any rights of Shoney's shareholders with respect to their shares for any purpose, except the right to receive payment of the "fair value" of their shares and to receive payment of dividends or other distributions on the shares, if any, payable to our shareholders of record as of a date prior to the date on which the merger becomes effective.

                              THE MERGER AGREEMENT


     The following is a brief summary of the material provisions of the merger agreement. The following summary is qualified in its entirety by reference to the merger agreement, which we have attached as Appendix A to this proxy statement and which we incorporate by reference into this proxy statement. We encourage you to read the merger agreement in its entirety.


DESCRIPTION OF THE MERGER

     The merger agreement provides that, following the satisfaction or waiver of the conditions to the merger, including the approval and adoption of the merger agreement and the merger by our shareholders, LSF4 Acquisition will be merged with and into us, and we will be the surviving corporation. The merger will become effective upon the filing of the certificate of merger with the Secretary of State of Delaware and articles of merger with the Secretary of State of Tennessee, or at such other time as is permissible under the Delaware Limited Liability Company Act, the TBCA and as agreed to by the parties and specified in the certificate and articles of merger.

     When the merger becomes effective, our charter and bylaws will be the charter and bylaws of the surviving corporation and the directors of LSF4 Acquisition will be the directors of the surviving corporation. We anticipate that most of our executive officers will continue to serve in their current capacities with Shoney's following the merger.

  CONVERSION OF COMMON STOCK

     Immediately prior to the effective time of the merger, pursuant to the merger agreement and the TBCA, each issued and outstanding share of our common stock, other than any shares (1) owned by us, our subsidiaries, LSF4 Acquisition, Lone Star or U.S. Restaurant Properties, all of which will be canceled without consideration, or (2) held by a dissenting shareholder exercising and perfecting dissenters' rights under the TBCA, will be converted into the right to receive the merger consideration of $0.36 per share in cash, without interest. At the effective time of the merger, all such shares of our common stock will be automatically canceled and retired and cease to exist, and each holder of a certificate representing any such shares of common stock will cease to have any rights with respect to those shares, except the right to receive the cash consideration payable under the merger agreement, without interest, upon the surrender of such certificate.

  EXCHANGE OF COMMON STOCK CERTIFICATES

     Prior to the effective time of the merger, LSF4 Acquisition will appoint a bank or trust company to act as disbursement agent and, as soon as possible after the effective time of the merger, the disbursement agent will mail a letter of transmittal and instructions for use to you. The letter of transmittal will tell you how to surrender your stock certificates in exchange for the $0.36 per share merger consideration.

     Shareholders whose certificates have been lost, stolen or destroyed will be required to make an affidavit identifying the certificate or certificates as lost, stolen or destroyed and may be required to post a bond in an amount as we may reasonably require to indemnify us against any claim that may be made against us with respect to that certificate.

     Any merger consideration not validly distributed to our shareholders six months after the effective time of the merger, and any interest and other income received by the disbursement agent, will be delivered to the surviving corporation, at its option, and any holders of shares of our common stock who have not complied with the terms and conditions for the exchange of certificates set forth in the merger agreement and the letter of transmittal after that may look only to the surviving corporation, and only as general creditors, for the payment of their claim to the merger consideration. Any merger consideration not disbursed prior to two years after the effective time of the merger, or immediately prior to such earlier date on which any merger consideration payable to the former holders of our common stock would otherwise escheat to, or become the property of, any governmental authority, any such merger consideration shall, to the extent permitted by applicable law, become the property of the surviving corporation, free and clear of all claims or interest of any person previously entitled thereto.

  STOCK OPTIONS


     At the effective time of the merger, to the maximum extent permitted by applicable law, the applicable stock option agreements and the underlying stock option plans, each outstanding option to purchase shares of common stock will, with respect to each share subject to the options, become an option to receive the merger consideration upon payment of the exercise price of the option and will otherwise remain outstanding, provided, to the maximum extent permitted by applicable law and the applicable stock option agreements and underlying stock option plans, if the exercise price per share for any such option exceeds the merger consideration, then such option will be terminated automatically. In addition, we have agreed to use our best efforts to terminate any outstanding option that is exercisable for at least 50,000 shares of our common stock and which has a per share exercise price of less than the merger consideration.


REPRESENTATIONS AND WARRANTIES

     The merger agreement contains customary representations and warranties by us relating to, among other things:

     - Our and our subsidiaries' respective organization and qualification and similar corporate matters;

     - Our capital structure and the capital structure of our subsidiaries;

     - The absence of violation of, or conflicts with, by our entering into the merger agreement, any organizational documents, law or contracts;

     - Our making the required regulatory and statutory filings and approvals;

     - Our authorization, execution and delivery of the merger agreement and its binding effect on us;

     - The receipt of the opinion of McDonald Investments, the Board of Directors' financial advisor, that the merger consideration to be received by the holders of our common stock is fair, from a financial point of view;


     - The absence of undisclosed brokers' fees;


     - The accuracy of the information contained in the reports and financial statements that we filed with the SEC as of their respective dates;

     - The absence of undisclosed material adverse changes, certain other changes or changes in our accounting principles or methods;

     - The accuracy and timeliness of our tax filings and other tax matters;

     - The ownership of our real property, liens on our real property, condemnations of real property, defaults with respect to leasehold interests and other real property matters;

     - Our material contracts, benefit and welfare plans and intellectual property;

     - Our compliance with applicable laws and our ownership and maintenance of required licenses and permits;

     - The absence of any undisclosed materially adverse environmental violations;

     - The absence of any undisclosed denials of coverage by our insurance carriers;

     - Our and our subsidiaries' key employees, the absence of undisclosed labor or employee grievances and litigation and the absence of any collective bargaining agreement or labor union organizational efforts;

     - The shareholder vote required to approve the merger agreement and the merger;

     - The inapplicability of state takeover statutes;

     - The absence of undisclosed affiliate transactions and change in control agreements;

     - The enforceability of our franchise agreements, the absence of undisclosed defaults under the franchise agreements and other franchise matters;

     - The failure of the merger to trigger the rights under our rights agreement;

     - The absence of litigation that could have a material adverse effect or could materially impair our ability to complete the merger; and

     - The disclosure of information necessary to make our representations and warranties not misleading.

     The merger agreement contains customary representations and warranties by LSF4 Acquisition, Lone Star and U.S. Restaurant Properties relating to, among other things:

     - Their organization, qualification and similar corporate matters;

     - Their authorization, execution and delivery of the merger agreement and its binding effect on each of them;

     - The absence of violation of, or conflicts with, by their entering into the merger agreement, any organizational documents, law or contracts;


     - The absence of undisclosed brokers' fees;


     - LSF4 Acquisition has, and at the effective time of the merger will have, sufficient funds to pay the merger consideration;

     - The absence of litigation that could have a material adverse effect or could materially impair their ability to consummate the merger; and

     - They currently do not own any of our common stock.

     The foregoing representations and warranties are subject, in some cases, to specified exceptions and qualifications. The representations and warranties of each of the parties will expire upon completion of the merger.

COVENANTS UNDER THE MERGER AGREEMENT

     We have agreed under the merger agreement that, from the date of the merger agreement until the effective time of the merger or its earlier termination, we will conduct our operations according to our usual, regular and ordinary course in substantially the same manner as previously conducted. We will use our best efforts to preserve intact our business organizations and assets, to keep available the services of our officers, employees and consultants and to maintain our material contracts and satisfactory relationships with those persons having business relationships with us. In addition, we have agreed that we will not:

     - Amend our charter or bylaws, or alter our corporate structure or ownership;

     - Issue any debt securities or shares of our capital stock, effect any stock split or otherwise change our capitalization, other than issuances pursuant to outstanding stock options, warrants, conversion rights or other contractual rights;

     - Grant any option, warrant or other conversion right to acquire our debt securities or shares of our capital stock;

     - Declare or pay any dividend or make any other distribution with respect to our capital stock;

     - Terminate or hire any key employees or consultants;

     - Increase any compensation or benefits, except in the ordinary course of business consistent with past practice, or enter into or amend any employment agreement with any officers or directors;

     - Adopt any new employee benefit plan or amend or terminate any existing plan, other than as required by the terms of the plan or by law;

     - Acquire or agree to acquire any of our capital stock or debt securities or the capital stock of any of our subsidiaries;

     - Sell, lease or dispose of, or create a lien on, any of our assets, other than pursuant to existing contracts, intercompany transfers or in the ordinary course of business, not to exceed $100,000 individually or $1 million in the aggregate;

     - Acquire another entity, division or material amount of assets of another entity or division;

     - Incur any debt, other than an additional $3 million under our existing revolving credit facility and an additional $2 million under the existing Captain D's credit facility;

     - Make any loan or advance or enter into any financial commitment;

     - Make any capital expenditures in excess of $3 million in the aggregate;

     - Change any accounting policies or procedures or method of tax accounting, unless required by law or generally accepted accounting principles;

     - Enter into any material contract or terminate or materially modify any material contract in a manner adverse to us;

     - Make or change any material tax election, file any amended tax return or take any adverse tax actions;

     - Pay or settle litigation, unless the settlement would not impose injunctive or other restrictions on us or our subsidiaries or exceed $50,000 in the aggregate, or pay or satisfy any liabilities, except in the ordinary course of business consistent with past practice;

     - Amend or enter into any contracts with affiliates;


     - Fail to use our best efforts to maintain insurance or obtain equivalent replacement policies;


     - Cease the operation of any of our premises or offices;

     - File a voluntary bankruptcy petition, or take other bankruptcy actions;


     - Effect any mass layoff; or



     - Transfer, other than pursuant to franchise agreements, or fail to maintain our intellectual property.


     These covenants are subject to exceptions and qualifications. In addition, these covenants generally apply to our subsidiaries as well as to us.

LIMITATIONS ON CONSIDERING OTHER ACQUISITION PROPOSALS


     Prior to the time the merger becomes effective, we have agreed to limitations on our ability to take action with respect to any acquisition proposal. In particular, and as more fully described in the merger agreement, we cannot solicit, facilitate, initiate or encourage any inquiries or communications, or the making of any acquisition proposal, other than the merger with LSF4 Acquisition. We, however, can discuss or negotiate any other acquisition proposal, or provide information, pursuant to a confidentiality agreement in response to an acquisition proposal, provided that:


     - The acquisition proposal is an unsolicited bona fide acquisition proposal submitted to us in writing;


     - We are not in violation of the "no shop" provisions of the merger agreement;

     - Our Board of Directors determines, in good faith, that taking the action is necessary to act in a manner consistent with its fiduciary duties; and


     - We give LSF4 Acquisition, Lone Star and U.S. Restaurant Properties written notice of the identity of the parties to the acquisition proposal and our intent to enter into negotiations or provide confidential information, and we provide copies of any information given to such parties, contemporaneously with our providing information to such parties, to LSF4 Acquisition, Lone Star and U.S. Restaurant Properties.

     In addition, we have agreed that we cannot approve or recommend any acquisition proposal or letter of intent with respect to an acquisition proposal, other than the merger, or withdraw our recommendation of the merger, unless we:


     - Receive a proposal prior to the special meeting that is a "superior proposal;"


     - Our Board of Directors determines that considering a "superior proposal" is necessary in order to act in a manner consistent with its fiduciary duties;


     - We contemporaneously provide written notice to LSF4 Acquisition, Lone Star and U.S. Restaurant Properties of the material terms and conditions of the "superior proposal" and the identity of the parties to the "superior proposal;" and



     - We provide LSF4 Acquisition, Lone Star and U.S. Restaurant Properties prior written notice of any meeting of the Board of Directors at which the Board of Directors will consider, or recommend, a "superior proposal," along with a copy of the definitive documentation of the "superior proposal."


     Under these circumstances, however, we will remain obligated to hold a shareholder meeting to vote upon the merger proposal and to file a proxy statement with respect to that meeting.

     As more fully described in the merger agreement:

     - The term "acquisition proposal" means any proposal or offer regarding:

      - Any tender offer, merger, consolidation, recapitalization, liquidation or other direct or indirect business combination with us or any of our subsidiaries;

      - The issuance or acquisition of shares of capital stock or other equity interests of Shoney's or any subsidiary representing 15% or more of the outstanding capital stock or other equity interests of Shoney's or such subsidiary or any tender or exchange offer that, if completed, would result in any person beneficially owning shares of capital stock or other equity interests of Shoney's or any subsidiary representing 15% or more of the outstanding capital stock or other equity interests of Shoney's or such subsidiary; or

      - The sale, lease, exchange, license, franchise or other disposition of any significant portion of the business or assets of Shoney's or any of our subsidiaries.


       In no event may an acquisition proposal include any transaction involving or that could involve (1) the commencement by Shoney's or any of our subsidiaries of a case under the bankruptcy code, (2) any proceeding under the bankruptcy code involving a reorganization, adjustment of debt, relief of debtors, dissolution insolvency or liquidation, (3) the appointment of a receiver or custodian for any substantial part of Shoney's or any subsidiary's property or (4) the making of a general assignment for the benefit of creditors.


     - The term "superior proposal" means any bona fide written acquisition proposal that is on terms that the Board of Directors determines by a majority vote of its directors in their good faith judgment (after consultation with its outside counsel and financial advisors), after taking into account all relevant factors, including any conditions to such acquisition proposal, the form of consideration contemplated by such acquisition proposal, the timing of the closing of the superior proposal, the risk of nonconsummation, the ability of the person making the acquisition proposal to finance the transactions contemplated by the superior proposal and any required filings or approvals, to be more favorable to our shareholders than the merger with LSF4 Acquisition.


OTHER AGREEMENTS

     The merger agreement also includes the following agreements made by us, LSF4 Acquisition, Lone Star and U.S. Restaurant Properties:


     - All rights to indemnification, expense advancement and exculpation existing in favor of any of our or our subsidiaries' present or former officers, directors or employees provided in our and our subsidiaries' charters, bylaws or other governing documents, or by law, will survive the merger for at least six years with respect to matters occurring on or before the effective time of the merger;



     - The surviving corporation will maintain directors' and officers' liability insurance for six years following the effective time of the merger and the insurance will have terms and conditions no less advantageous than our policies in effect on the date of the merger agreement, provided that the surviving corporation shall not be required to pay annual premiums greater than 200% of the average annual premiums in effect for such insurance for the three years prior to the merger; and



     - We will give LSF4 Acquisition, Lone Star and U.S. Restaurant Properties, and their counsel, financial advisers, auditors, potential financing sources and other authorized representatives reasonable access to our and our subsidiaries' offices, properties, books and records at all reasonable times and upon reasonable notice, and will instruct our and our subsidiaries' employees, counsel, financial advisers and auditors to cooperate with Lone Star and U.S. Restaurant Properties and each such representative in all reasonable respects in its investigation of our business.


CONDITIONS TO THE MERGER

     Each party's obligation to complete the merger is subject to a number of conditions, including among others:

     - The absence of any injunction, writ, order, judgment or decree prohibiting the merger or pending proceeding that may result in damages to any of the parties if the merger is completed;

     - The receipt of all required consents or approvals of any governmental authorities; and

     - Approval by our shareholders of the merger agreement.

     Our obligation to complete the merger is subject to the following additional conditions:

     - The representations and warranties of LSF4 Acquisition, Lone Star and U.S. Restaurant Properties in the merger agreement must be accurate at the time of the merger, except where the failure to be accurate would not reasonably be expected to result in a material adverse effect on those entities; and

     - LSF4 Acquisition, Lone Star and U.S. Restaurant Properties must have performed their obligations under the merger agreement in all material respects.

     The obligations of LSF4 Acquisition, Lone Star and U.S. Restaurant Properties to complete the merger are subject to the following additional conditions:

     - Our representations and warranties in the merger agreement must be accurate at the time of the merger, except where the failure to be accurate would not reasonably be expected to have a material adverse effect on our business;

     - We must have performed our obligations under the merger agreement in all material respects;

     - There cannot have been any event that has had or would reasonably be expected to have a material adverse effect on our business;

     - No rights under our rights agreement shall have become exercisable; and

     - The holders of not more than 10% of our outstanding shares of common stock shall have exercised dissenters' rights under Tennessee law.

     Although the parties to the merger agreement have the ability to waive any conditions to their respective obligations, LSF4 Acquisition, Lone Star and U.S. Restaurant Properties do not presently intend to waive the condition that the holders of 10% or more of our outstanding shares of common stock shall not have exercised dissenters' rights under Tennessee law. Whether or not a party would waive the condition that representations and warranties in the merger agreement made by another party must be accurate at the time of the merger or the condition that the other party must have performed its obligations under the merger agreement in all material respects will depend upon the nature of the breach or default and whether or not the party having the power to waive such a condition considers the breach or default to be materially adverse to it. All required consents or approvals of governmental authorities have been obtained. Neither we nor Lone Star or U.S. Restaurant Properties will waive the condition regarding the absence of any order or injunction prohibiting the merger.

     The obligation of LSF4 Acquisition, Lone Star and U.S. Restaurant Properties to complete the merger is not subject to a financing condition.

TERMINATION OF THE MERGER AGREEMENT

     The parties to the merger agreement can mutually agree to terminate the merger agreement at any time, whether before or after receiving shareholder approval, without completing the merger. The merger agreement may also be terminated under the following circumstances:

     - Delay -- by Lone Star, U.S. Restaurant Properties or us, if the merger is not completed on or before October 31, 2002, except that the reason for the delay must not have been the failure of the terminating party to take any of the actions it was required to take under the merger agreement;

     - Board of Directors' Recommendation -- by Lone Star or U.S. Restaurant Properties, if our Board of Directors fails to recommend, withdraws or modifies in a manner adverse to Lone Star or U.S. Restaurant Properties, its recommendation and approval of the merger agreement or the merger or recommends or approves any acquisition proposal, other than the merger with LSF4 Acquisition;

     - Breach of Merger Agreement -- by Lone Star or U.S. Restaurant Properties, if we have breached any of our representations and warranties and the breach would reasonably be expected to result in a material adverse effect on our business, or if we have materially breached any of our covenants, and have failed to cure the breach within 30 days after notice to us; or by us, if LSF4 Acquisition, Lone Star or U.S. Restaurant Properties has breached any of their representations and warranties and the breach would reasonably be expected to result in a material adverse effect on the business of Lone Star or U.S. Restaurant Properties, or if LSF4 Acquisition, Lone Star or U.S. Restaurant Properties materially breached any of their covenants, and have failed to cure the breach within 30 days after notice to Lone Star and U.S. Restaurant Properties;

     - Legal Impediments -- by Lone Star, U.S. Restaurant Properties or us, if any governmental entity issues an order or takes any other action permanently enjoining or otherwise prohibiting the merger, which order or other action is final and non-appealable;

     - Failure to Obtain Shareholder Vote -- by Lone Star, U.S. Restaurant Properties or us, if our shareholders fail to approve the merger agreement at the special meeting;

     - Acquisition of Stock -- by Lone Star or U.S. Restaurant Properties, if any person other than those entities or any of their affiliates acquires beneficial ownership of, or the right to acquire, 15% or more of the outstanding shares of our capital stock;

     - Materially Adverse Changes -- by Lone Star or U.S. Restaurant Properties, if any change or development has occurred or is threatened or known to Lone Star or U.S. Restaurant Properties, or a material adverse development has occurred in any pending litigation, that could reasonably be expected to result in a material adverse effect on our business; and

     - Failure to Complete Merger -- by us after giving five business days written notice if, on or before October 31, 2002, all of the conditions to the obligations of LSF4 Acquisition, Lone Star and U.S. Restaurant Properties to complete the merger have been satisfied and they fail or refuse to complete the merger.

TERMINATION FEES AND EXPENSES

     LSF4 Acquisition, Lone Star and U.S. Restaurant Properties are required to pay us an aggregate of $5 million if all conditions to the merger are satisfied on or before October 31, 2002 and they do not complete the merger within five business days after receiving written demand from us to complete the merger.

     We are required to pay LSF4 Acquisition, Lone Star and U.S. Restaurant Properties an aggregate of $2 million if they terminate the merger agreement for any of the following reasons:


     - Our Board of Directors fails to recommend, withdraws or modifies in a manner adverse to LSF4 Acquisition, Lone Star and U.S. Restaurant Properties, its recommendation and approval of the merger agreement or the merger or recommends or approves any acquisition proposal other than the merger with LSF4 Acquisition;


     - Any person other than LSF4 Acquisition, Lone Star and U.S. Restaurant Properties, or any of their affiliates, acquires beneficial ownership of, or the right to acquire, 15% or more of the outstanding shares of our capital stock; or

     - We have publicly announced an acquisition proposal other than the merger agreement and we enter into an acquisition proposal within 12 months after termination of the merger agreement if the merger agreement is terminated because:

       - Our shareholders fail to approve the merger agreement at the special meeting;

       - We breach the merger agreement as a result of a material inaccuracy of our representations and warranties or our failure to materially comply with our covenants and we fail to cure the breach within 30 days after our receipt of notice of the breach; or

       - A shareholder meeting is not held prior to October 31, 2002 and the merger is not completed by October 31, 2002.

     We are required to pay the expenses of Lone Star and U.S. Restaurant Properties incurred in connection with the merger agreement and related transactions if Lone Star and U.S. Restaurant Properties terminate the merger agreement:

     - After October 31, 2002 due to our delay;

     - Because our shareholders fail to approve the merger agreement at the special meeting;

     - Because our Board of Directors fails to recommend, withdraws or modifies in a manner adverse to Lone Star or U.S. Restaurant Properties, its recommendation and approval of the merger agreement or the merger or recommends or approves any acquisition proposal, other than the merger with LSF4 Acquisition;

     - Because any person other than LSF4 Acquisition, Lone Star or U.S. Restaurant Properties or any of their affiliates, acquires beneficial ownership of, or the right to acquire, 15% or more of the outstanding shares of our capital stock; or

     - Because we breach the merger agreement as a result of a material inaccuracy of our representations and warranties or our failure to materially comply with our covenants and we fail to cure the breach within 30 days after we receive notice of the breach.

     Lone Star and U.S. Restaurant Properties are required to pay our expenses incurred in connection with the merger agreement and related transactions if we terminate the merger agreement:

     - After October 31, 2002 due to the delay of Lone Star or U.S. Restaurant Properties; or


     - Because Lone Star or U.S. Restaurant Properties breaches the merger agreement as a result of a material inaccuracy of their representations and warranties or their failure to materially comply with their covenants and they fail to cure the breach within 30 days after they receive notice of the breach.



     We do not have an absolute right to terminate the merger agreement upon receipt of an acquisition proposal or a superior proposal. The absence of such right is the result of our inability to successfully negotiate the inclusion of such a provision with Lone Star and U.S. Restaurant Properties. The Board of Directors approved the merger agreement in the absence of such a provision on the basis that (1) Lone Star and U.S. Restaurant Properties would not agree to the inclusion of such a provision, (2) the merger consideration, in the view of the Board of Directors, was fair to our shareholders and (3) between the time of announcement of our retention of Banc of America Securities as our financial advisor to assist us in evaluating strategic opportunities and announcement of the signing of the merger agreement, no reasonably viable inquiries, in the view of the Board of Directors, were received by Shoney's or our financial advisors regarding an alternative proposal by third parties. As discussed above under "-- Limitations on Considering Other Acquisition Proposals," the Board of Directors has the limited right, however, to withdraw or modify its recommendation in the event that a superior proposal is received and, in that event, Lone Star and U.S. Restaurant Properties could terminate the merger agreement and require us to pay a $2 million fee.


     If the merger agreement is terminated and the merger is not completed, we intend to continue to consider strategic alternatives for Shoney's, our common stock will continue to be owned by our shareholders and we will continue to be a reporting company under the Exchange Act. It is unclear whether we would be able to obtain necessary financing for the maintenance or growth of our business or for the repayment of our maturing debt obligations. Our shareholders will suffer the risk that the necessary financing cannot be obtained or cannot be obtained on terms favorable to us, which may adversely affect the value of our common stock.

     Conversely, our shareholders would benefit from any improvement in our business and operations, which might increase the value of our common stock. We would continue to bear the expense of being a public company subject to periodic reporting requirements, and the value of our common stock would be affected by our future operating results. There has been limited liquidity in our common stock recently and, absent a period of continued improvement in our operating results, we would not expect significant improvement in the liquidity of the market for our common stock.

AMENDMENT; WAIVER

     The merger agreement may be amended by mutual agreement of the parties prior to approval by our shareholders. However, after shareholder approval of the merger agreement, no amendment may be made that requires approval of our shareholders without obtaining that approval. If the merger agreement is to be amended after this proxy statement has been mailed to our shareholders and prior to the special meeting, or after shareholder approval has been obtained, we will resolicit proxies from our shareholders for approval of the amendment if approval is required by law. We will also resolicit proxies from our shareholders for approval of the waiver of any condition to the merger if such approval is required by law.

                               REGULATORY MATTERS

     We do not believe that any material federal or state regulatory approvals, filings or notices are required by Shoney's in connection with the merger other than such approvals, filings or notices required under federal securities laws, the filing of the certificate of merger with the Secretary of State of Delaware and the filing of the articles of merger with the Secretary of State of Tennessee.

                   PRICE RANGE OF COMMON STOCK AND DIVIDENDS


     Our common stock currently is traded on the OTC Bulletin Board under the symbol "SHOY". Prior to July 12, 2000, our common stock was traded on the New York Stock Exchange under the symbol "SHN". Quotations provided after July 12, 2000 reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions. The following table sets forth the high and low trading quotes, rounded to the nearest cent, of our common stock as reported by the OTC Bulletin Board or the New York Stock Exchange, as applicable, during each of the fiscal quarters of the 2002, 2001 and 2000 fiscal years:



                                                              HIGH($)   LOW($)
                                                              -------   ------
2002
Second Quarter (through March 5, 2002)......................   0.35      0.31
First Quarter...............................................   0.41      0.25

2001
First Quarter...............................................   1.01      0.28
Second Quarter..............................................   1.33      0.65
Third Quarter...............................................   0.89      0.61
Fourth Quarter..............................................   0.65      0.25

2000
First Quarter...............................................   1.50      1.06
Second Quarter..............................................   1.13      0.63
Third Quarter...............................................   1.63      0.47
Fourth Quarter..............................................   1.06      0.44



     On January 24, 2002, the last full trading day prior to our public announcement of the signing of the merger agreement, the closing sale price of our common stock as quoted on the OTC Bulletin Board was $0.39 per share and the high and low trading prices per share of our common stock as quoted on the OTC Bulletin Board were $0.39 and $0.34, respectively. On March 5, 2002, the most recent practicable date prior to the date of this proxy statement, the closing price of our common stock reported on the OTC Bulletin Board was $0.345. You are urged to obtain current market quotations for our common stock prior to making any decision with respect to the proposed merger.



     There were approximately 8,525 shareholders of record of our common stock as of March 5, 2002, as shown on the records of our transfer agent.


     We have not paid a dividend on our common stock since 1988. The merger agreement and our credit agreements limit our ability to pay dividends and make distributions on our common stock. Before we executed the merger agreement we intended to retain all earnings to support our restaurant concepts and to retire our outstanding debt obligations.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

STOCK OWNERSHIP OF MANAGEMENT


     The following table sets forth the number of shares of our common stock directly or indirectly beneficially owned, as of March 5, 2002, by all current directors, all persons who functioned as our Chief Executive Officer in our 2001 fiscal year, our four most highly paid executive officers and by all current directors and executive officers as a group, together with the percentage of our outstanding shares of common stock that their ownership represents. Unless otherwise indicated, beneficial ownership consists of sole voting and dispositive power based on 52,031,248 shares of our common stock issued and outstanding as of March 5, 2002.



                                                              SHARES BENEFICIALLY   PERCENT
NAME OF BENEFICIAL OWNERS                                          OWNED(1)         OF CLASS
-------------------------                                     -------------------   --------
Stephen E. Macadam..........................................        44,407               *
Jeffry F. Schoenbaum........................................       610,595(2)         1.16%
Raymond D. Schoenbaum.......................................     1,691,309(3)         3.21%
Carroll D. Shanks...........................................        47,489               *
Felker W. Ward, Jr. ........................................        67,808               *
William M. Wilson...........................................        63,798               *
J. Michael Bodnar...........................................            --(4)           --
V. Michael Payne............................................       152,380(5)            *
Bernard W. Gray.............................................       201,192               *
Richard K. Arras............................................       250,000               *
Ronald E. Walker............................................       360,429               *
All current directors and executive officers as a group (11
  persons)..................................................     3,614,706            6.85%


---------------

 *  Less than 1%.


(1) Includes shares subject to options to purchase shares which are exercisable within 60 days of the date of this proxy statement, and are held by the following persons: Stephen E. Macadam (2,000), Jeffry F. Schoenbaum (5,000), Carroll D. Shanks (4,000), Felker W. Ward, Jr. (4,000), William M. Wilson (5,000), V. Michael Payne (104,667), Bernard W. Gray (104,000), Richard K. Arras (200,000) and Ronald E. Walker (163,000). These shares are deemed to be outstanding for the purpose of computing the percentage of outstanding shares owned by these persons, but are not deemed to be outstanding for the purpose of computing the percentage owned by any other person.


(2) Includes 17,340 shares held by Chase Manhattan Bank as custodian for Mr. Schoenbaum's children, 2,953 shares held by Mr. Schoenbaum's wife, 432,902 shares held in a trust for the benefit of Mr. Schoenbaum, 20,043 shares held in a revocable trust with Mr. Schoenbaum and his wife as co-trustees, and 35,750 shares owned by the Schoenbaum Family Foundation, of which Mr. Schoenbaum is a director. Mr. Schoenbaum disclaims beneficial ownership of the shares owned by the Schoenbaum Family Foundation.

(3) Includes 490,900 shares held in a trust for the benefit of Mr. Schoenbaum, 10,267 shares owned by Mr. Schoenbaum's wife, an aggregate of 6,294 shares held in trusts for the benefit of Mr. Schoenbaum's sons and 35,750 shares owned by the Schoenbaum Family Foundation, of which Mr. Schoenbaum is a director. Mr. Schoenbaum disclaims beneficial ownership of the shares owned by the Schoenbaum Family Foundation.


(4) Mr. Bodnar ceased serving as a director and an executive officer of Shoney's prior to March 5, 2002. He is included in this table solely because he was our Chief Executive Officer during part of the 2001 fiscal year. Mr. Bodnar's shareholdings are not included in the shareholdings and percentage reported for all current directors and executive officers as a group.


(5) Includes 12,678 shares owned by Mr. Payne's children.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS


     This table shows how much of our common stock is owned by persons, other than our directors and executive officers, who, as of March 5, 2002, were known to management to be the beneficial owners of more than 5% of our outstanding common stock. We have no other class of equity securities outstanding.


                                                                 SHARES
                                                              BENEFICIALLY     PERCENT
NAME AND ADDRESS OF BENEFICIAL OWNER                             OWNED         OF CLASS
------------------------------------                          ------------     --------
R.L. Danner.................................................  4,249,303(1)       8.2%
2 International Plaza, Suite 510
Nashville, TN 37217

Chase Manhattan Corporation.................................  4,243,459(2)       8.2%
270 Park Avenue
New York, NY 10017

---------------

(1) Includes 83,068 shares owned by Mr. Danner's wife and 7,101 shares held by Mr. Danner's wife as custodian for their son. Mr. Danner has sole voting and dispositive power over 4,159,134 shares and shared voting and dispositive power over 90,169 shares. The information regarding shares beneficially owned is based on the Schedule 13D filed by Mr. Danner with the SEC on April 18, 1997.

(2) Chase Manhattan Bank Delaware, Chase Manhattan Private Bank, National Association, and Chase Manhattan Bank are subsidiaries of Chase Manhattan Corporation, a holding company. Chase Manhattan Corporation has disclaimed beneficial ownership of all 4,243,459 shares. Chase Manhattan Bank Delaware has sole voting power over 3,098,730 shares, shared voting power over 308,508 shares, sole dispositive power over 3,116,338 shares and shared dispositive power over 290,900 shares. Chase Manhattan Private Bank, National Association, has shared voting and dispositive power over 60,000 shares. The information regarding shares beneficially owned is based upon the Schedule 13G jointly filed by Chase Manhattan Corporation, Chase Manhattan Bank Delaware, Chase Manhattan Private Bank, National Association, and Chase Manhattan Bank with the SEC on February 14, 2000.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     The following statements are or may constitute forward-looking statements:


     - Certain statements, including possible or assumed future results of our operations or pending litigation, contained in "Special
       Factors -- Background of the Merger;" "-- Recommendation of the Board of Directors; Reasons for the Merger," "-- Opinion of the Financial Advisor" and "-- Certain Litigation," including any forecasts or projections, and certain statements incorporated by reference from documents filed by us with the SEC and any statements made herein or therein regarding our plans for future business development, industry position and industry condition, our financial condition and structure;


     - Any statements preceded by, followed by or that include the words "believes," "expects," "anticipates," "intends," "estimates," "projects" or similar expressions; and

     - Other statements contained or incorporated by reference into this proxy statement regarding matters that are not historical facts.

     Because these statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. You are cautioned not to place undue reliance on such statements, which speak only as of the date of this proxy statement.

     Among the factors that could cause actual results to differ materially are:

     - Changes in economic conditions generally;

     - Risks associated with our not being able to successfully implement strategies for improving Shoney's performance;

     - Our ability to effect asset sales consistent with projected proceeds and timing expectations;

     - The result of pending and threatened litigation;

     - Adequacy of management personnel resources;

     - Shortages of restaurant labor;

     - Commodity price increases;

     - Product shortages;

     - Adverse weather conditions that may affect our markets;

     - Our competition;

     - Risks related to our borrowings; and

     - Other risks detailed from time to time in our reports filed with the SEC.


     The cautionary statements contained or referred to in this proxy statement should be considered in connection with any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf. Except for our ongoing obligations to disclose material information as required by the federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date of this proxy statement or to reflect the occurrence of unanticipated events. Please refer to our SEC filings for a description of such factors.

                               OTHER INFORMATION

PROPOSALS BY OUR SHAREHOLDERS


     If we complete the merger, we will no longer have public shareholders or any public participation in our shareholder meetings. If we do not complete the merger, we will announce the date of our annual shareholder meeting in 2002 promptly after that date is determined by our Board of Directors. In that case, you would continue to be entitled to attend and participate in our shareholder meetings.



     If the merger is not completed, any shareholder proposal submitted to us for inclusion in our proxy statement for our annual meeting in 2002 pursuant to Rule 14a-8 under the Exchange Act must have been received by us, as previously announced, at our principal executive offices, 1727 Elm Hill Pike, Nashville, Tennessee 37210, not later than February 12, 2002.



     As previously announced, the proxy or proxies designated by us will have discretionary authority to vote on any matter properly presented by a shareholder for consideration at the 2002 annual meeting of shareholders but not submitted for inclusion in the proxy statement for that meeting unless notice of the matter is received by us at our principal executive office not later than February 12, 2002 and certain other conditions of the applicable SEC rules are satisfied.


     SEC rules establish standards as to which shareholder proposals are required to be included in a proxy statement for an annual meeting. We will only consider proposals meeting the requirements of applicable SEC rules.

WHERE YOU CAN FIND MORE INFORMATION

     As required by law, we file reports, proxy statements and other information with the SEC. The reports, proxy statements and other information that we file with the SEC contain additional information about us. You may read and copy this information at the SEC's Public Reference Room 450 Fifth Street, N.W. Room 1024 Washington, DC 20549.

     For further information concerning the SEC's public reference rooms, you may call the SEC at 1-800-SEC-0330. You may obtain copies of this information by mail from the public reference section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. You may also access some of this information via the World Wide Web through the SEC's Internet address at http://www.sec.gov.

                                                                     APPENDIX A
                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                        LONE STAR U.S. ACQUISITIONS LLC

           U.S. RESTAURANT PROPERTIES OPERATING LIMITED PARTNERSHIP,

                                      AND

                             LSF4 ACQUISITION, LLC

                                      AND

                                 SHONEY'S, INC.

                                  DATED AS OF

                                JANUARY 24, 2002

                               TABLE OF CONTENTS

ARTICLE I     THE MERGER..................................................   A-4
SECTION 1.01  The Merger..................................................   A-4
SECTION 1.02  Effective Time of the Merger................................   A-4
SECTION 1.03  Articles of Incorporation and By-Laws of the Surviving
               Corporation................................................   A-4
SECTION 1.04  Board of Directors and Officers of the Surviving
               Corporation................................................   A-5
SECTION 1.05  Conversion of Shares........................................   A-5
SECTION 1.06  Dissenters' Rights..........................................   A-5
SECTION 1.07  Stock Plans of the Company..................................   A-6
SECTION 1.08  Payment for Merger Shares...................................   A-6
SECTION 1.09  No Further Rights or Transfers..............................   A-8
SECTION 1.10  Further Assurances..........................................   A-8
ARTICLE II    CLOSING.....................................................   A-8
SECTION 2.01  Generally...................................................   A-8
SECTION 2.02  Deliveries at the Closing...................................   A-8
ARTICLE III   REPRESENTATIONS AND WARRANTIES..............................   A-8
SECTION 3.01  Representations and Warranties of the Company...............   A-8
SECTION 3.02  Representations and Warranties of the Buyers and the Buyer
               Subsidiary.................................................  A-27
ARTICLE IV    CONDUCT AND TRANSACTIONS BEFORE THE EFFECTIVE TIME..........  A-28
SECTION 4.01  Operation of Business of the Company until Effective Time...  A-28
SECTION 4.02  Company Shareholders' Meeting; Proxy Statement and Proxy....  A-31
SECTION 4.03  No Shopping.................................................  A-32
SECTION 4.04  Access to Information.......................................  A-34
SECTION 4.05  Amendment of the Company's Employee Plans...................  A-34
SECTION 4.06  HSR Act.....................................................  A-34
SECTION 4.07  Confidentiality Agreement...................................  A-34
SECTION 4.08  Company Rights Agreement....................................  A-34
SECTION 4.09  Best Efforts; Further Assurances............................  A-34
SECTION 4.10  Notification of Certain Matters.............................  A-35
SECTION 4.11  Voting Agreements...........................................  A-36
SECTION 4.12  Tax Matters.................................................  A-36
SECTION 4.13  Options.....................................................  A-36
SECTION 4.14  Pension, Benefit and Welfare Plans..........................  A-36
ARTICLE V     CONDITIONS PRECEDENT........................................  A-36
SECTION 5.01  Conditions to the Obligations of the Buyers and the Buyer
               Subsidiary.................................................  A-36
SECTION 5.02  Conditions to the Obligations of the Company................  A-37
ARTICLE VI    CONDUCT AND TRANSACTIONS AFTER THE EFFECTIVE TIME...........  A-38
SECTION 6.01  Indemnification.............................................  A-38
SECTION 6.02  Directors and Officers Liability Insurance..................  A-38
ARTICLE VII   TERMINATION AND ABANDONMENT.................................  A-39
SECTION 7.01  Termination.................................................  A-39
SECTION 7.02  Effect of Termination.......................................  A-40
SECTION 7.03  Fees and Expenses...........................................  A-40

ARTICLE VIII  MISCELLANEOUS PROVISIONS....................................  A-41
SECTION 8.01  Performance of Covenants; Non-Survival of Representations
               and Warranties.............................................  A-41
SECTION 8.02  Amendment and Modification..................................  A-42
SECTION 8.03  Waiver of Compliance; Consents..............................  A-42
SECTION 8.04  Press Releases and Public Announcements.....................  A-42
SECTION 8.05  Certain Definitions.........................................  A-42
SECTION 8.06  Additional Agreements.......................................  A-45
SECTION 8.07  Notices.....................................................  A-45
SECTION 8.08  Assignment..................................................  A-46
SECTION 8.09  Interpretation..............................................  A-46
SECTION 8.10  Governing Law; Enforcement..................................  A-46
SECTION 8.11  Counterparts................................................  A-47
SECTION 8.12  Headings; Internal References...............................  A-47
SECTION 8.13  Entire Agreement............................................  A-47
SECTION 8.14  Severability................................................  A-47
SECTION 8.15  Other Remedies..............................................  A-47
SECTION 8.16  Waiver of Jury Trial........................................  A-47

                          AGREEMENT AND PLAN OF MERGER

     This Agreement and Plan of Merger, dated as of January 24, 2002 (the "Agreement"), is by and among Shoney's, Inc., a Tennessee corporation (the "Company"), Lone Star U.S. Acquisitions LLC, a Delaware limited liability company ("LS"), U.S. Restaurant Properties Operating Limited Partnership, a Delaware limited partnership ("USRPOLP" and with LS, each a "Buyer" and, collectively, the "Buyers"), and LSF4 Acquisition, LLC, a Delaware limited liability company formed solely for the purpose of effecting the Merger (as defined herein) (the "Buyer Subsidiary").

                                    RECITALS

     WHEREAS, the Buyers desire to acquire the Company by effecting a merger (the "Merger") of the Buyer Subsidiary with and into the Company under the terms hereof, whereby the shareholders of the Company will receive cash for their shares of capital stock of the Company; and

     WHEREAS, the Board of Directors or other governing body of each of the Company, the Buyers and the Buyer Subsidiary deem the Merger desirable and in the best interests of their respective shareholders, partners and members of each of the Company, the Buyers and the Buyer Subsidiary.

                                   AGREEMENT

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties, and agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                   THE MERGER

     SECTION 1.01 The Merger. At the Effective Time (as defined in Section 1.02), and in accordance with the terms of this Agreement, the Tennessee Business Corporation Act (the "Tennessee Act") and the Limited Liability Company Act of the State of Delaware (the "Delaware Act"), the Buyer Subsidiary shall be merged with and into the Company, the separate corporate existence of the Buyer Subsidiary shall thereupon cease, and the Company shall be the surviving corporation in the Merger (sometimes referred to as the "Surviving Corporation"). At the Effective Time, the Merger shall have the other effects provided in the applicable provisions of the Tennessee Act and the Delaware Act.

     SECTION 1.02 Effective Time of the Merger. Subject to, and promptly following (but not more than one (1) Business Day (as defined herein) (unless the Company and the Buyers shall otherwise mutually agree)), the receipt of the vote of the shareholders of the Company approving this Agreement and the satisfaction or waiver of all other conditions to the consummation of the Merger set forth in Article V of this Agreement, the Company and the Buyer Subsidiary shall (a) execute in the manner required by the Tennessee Act and deliver for filing to the Secretary of State of the State of Tennessee, articles of merger with respect to the Merger (the "Articles of Merger") and (b) execute in the manner required by the Delaware Act and deliver for filing to the Secretary of State of the State of Delaware, a certificate of merger with respect to the Merger (the "Certificate of Merger"). The Merger shall become effective upon the filing of the Articles of Merger with the Secretary of State of the State of Tennessee in accordance with Section 48-21-107 of the Tennessee Act and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with Section 204 of the Delaware Act. The date and time of the filing of the Articles of Merger and Certificate of Merger, or such later date and time as may be specified in the Articles of Merger and the Certificate of Merger by mutual agreement of the Buyers, the Buyer Subsidiary and the Company, is hereinafter referred to as the "Effective Time."

     SECTION 1.03 Articles of Incorporation and By-Laws of the Surviving Corporation. The Charter (as defined herein) of the Company in effect immediately prior to the Effective Time shall be the Charter of the Surviving Corporation, until amended in accordance with the laws of the State of Tennessee and such Charter. The By-Laws of the Company in effect immediately prior to the Effective Time shall be the By-Laws of the Surviving Corporation, until further amended in accordance with the laws of the State of Tennessee, the Charter of the Surviving Corporation and such By-Laws.

     SECTION 1.04  Board of Directors and Officers of the Surviving
Corporation. The directors of the Buyer Subsidiary immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each of such directors to hold office, subject to the applicable provisions of the Articles of Incorporation and By-Laws of the Surviving Corporation, until the expiration of the term for which such director was elected and until such director's successor is elected and has qualified or as otherwise provided in the Articles of Incorporation or By-Laws of the Surviving Corporation. The officers of the Buyer Subsidiary immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their respective successors are chosen and have qualified or as otherwise provided in the By-Laws of the Surviving Corporation.

     SECTION 1.05 Conversion of Shares. The manner and basis of converting the shares of stock of each of the Company and the Buyer Subsidiary shall be as follows:

     (a) At the Effective Time, each share of common stock of the Company, par value $1.00 per share (the "Company Common Stock"), issued and outstanding immediately prior to the Effective Time (the "Merger Shares") (other than (i) Dissenting Shares (as defined herein) and (ii) shares of Company Common Stock held of record by the Buyers or the Buyer Subsidiary or any other direct or indirect wholly-owned subsidiary of a Buyer or by the Company immediately before the Effective Time), shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into, and represent the right to receive, $.36 in cash (the "Merger Consideration"), without interest. Unless the context otherwise requires, each reference in this Agreement to shares of Company Common Stock or Merger Shares shall include the associated Company Rights (as defined herein) issued pursuant to the Company Rights Agreement (as defined herein). Without limiting any other provision of this Agreement, the Merger Consideration shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization or other like change with respect to Company Common Stock occurring after the date hereof and prior to the Effective Time. No share of Company Common Stock shall be deemed to be outstanding or to have any rights other than payment therefor pursuant to the terms of this Agreement after the Effective Time.

     (b) At the Effective Time, all of the membership interests of the Buyer Subsidiary, issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and exchanged for 100 fully paid and nonassessable shares of common stock of the Surviving Corporation, which shall constitute the only issued and outstanding shares of capital stock of the Surviving Corporation immediately subsequent to the Effective Time.

     (c) At the Effective Time, each share of Company Common Stock held of record by the Buyers or the Buyer Subsidiary or any other direct or indirect wholly-owned subsidiary of a Buyer or by the Company immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and cease to exist, and no payment shall be made with respect thereto.

     SECTION 1.06  Dissenters' Rights.

     (a) Notwithstanding Section 1.05 hereof, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, if any, that are held of record or beneficially owned by a Person (as defined herein) who has properly exercised and preserved and perfected dissenters' rights with respect to such shares under Sections 48-23-202 and 48-23-204 of the Tennessee Act and has not withdrawn or lost such rights (the "Dissenting Shares") shall not be converted into or represent the right to receive the Merger Consideration for such shares, but instead shall be treated in accordance with Sections 48-23-206 and 48-23-208 of the Tennessee Act, unless and until such Person effectively withdraws or loses such Person's right to payment under Section 48-23-206 of the Tennessee Act (through failure to preserve or protect such right or otherwise). If, subsequent to the Effective Time, any such Person shall effectively withdraw or lose such right, then each such Dissenting Share held of record or beneficially owned by such Person will thereupon be treated as if it had been converted into, at the Effective Time, the right to receive the Merger Consideration, without interest, except as may be required by law.

     (b) Each Person holding of record or beneficially owning Dissenting Shares who becomes entitled, under the provisions of Sections 48-23-102 and 48-23-202 of the Tennessee Act, to payment of the fair value of such Dissenting Shares shall receive payment therefor (plus interest determined in accordance with Section 48-23-206 of the Tennessee Act) from the Surviving Corporation.

     (c) The Company shall give the Buyers prompt written notice upon receipt by the Company at any time prior to the Effective Time of any notice of intent to demand the fair value of any shares of Company Common Stock under Section 48-23-206 of the Tennessee Act and any withdrawal of any such notice. The Company will not, except with the prior written consent of the Buyers, negotiate, voluntarily make any payment with respect to, or settle or offer to settle, any such demand at any time prior to the Effective Time.

     SECTION 1.07  Stock Plans of the Company.

     (a) Pursuant to the Merger, at the Effective Time, to the maximum extent permitted by applicable law and the applicable agreements and plans, each outstanding option or right to purchase or receive shares of Company Common Stock (the "Options") under any of the Company's stock option plans, stock purchase plans, deferred compensation plans or other arrangements (collectively, the "Stock Plans") will, with respect to each share of Company Common Stock subject thereto, become an option to receive the Merger Consideration on payment of the exercise price of such Option, and will otherwise remain outstanding in accordance with its terms; provided, to the maximum extent permitted by applicable law and the applicable Options and Stock Plans, if the exercise price per share under any Option exceeds the Merger Consideration, then that Option will be terminated automatically and will cease to exist as of the Effective Time.

     (b) Prior to the Effective Time, the Company shall use its commercially reasonable efforts, to the extent permitted by law and the applicable Options and Stock Plans: (i) to obtain any consents from holders of the Options and (ii) to make any amendments to the terms of Stock Plans and Options that, in case of either (i) or (ii), are necessary or appropriate to give effect to the transactions contemplated by this Section 1.07.

     (c) The Company shall take no action to accelerate the vesting of any outstanding Option or any other warrant or right to acquire shares of Company Common Stock, other than as is required by the terms of such Options, warrants or rights, as a result of the transactions contemplated by this Agreement.

     SECTION 1.08  Payment for Merger Shares.

     (a) Immediately prior to the Effective Time, the Buyers or the Buyer Subsidiary shall deposit or cause to be deposited in immediately available funds with Registrar and Transfer Company or any other disbursing agent having capital, surplus and undivided profits in excess of $500 million that is selected by the Buyers and reasonably satisfactory to the Company (the "Disbursing Agent"), cash in an amount equal to the product (rounded up or down to the nearest $.01) of (i) the number of Merger Shares times (ii) the Merger Consideration (such amount being referred to as the "Fund").

     (b) At or prior to the Effective Time, the Buyers shall deliver irrevocable written instructions to the Disbursing Agent, in form and substance reasonably satisfactory to the Company, to make, out of the Fund, the payments referred to in Section 1.05(a) in accordance with Section 1.08(c). The Fund shall not be used for any other purpose, except as provided in this Agreement. Any amounts remaining in the Fund including, without limitation, all interest and other income received by the Disbursing Agent in respect of amounts in the Fund six
(6) months after the Closing Date (as defined herein) may be refunded to the

Surviving Corporation, at its option; provided, however, that the Surviving Corporation shall continue to be liable for any payments required to be made thereafter under Section 1.05(a) hereof. If any Merger Consideration shall not have been disbursed prior to two (2) years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration payable to the former holders of Company Common Stock would otherwise escheat to, or become the property of, any Governmental Authority (as defined herein)), any such Merger Consideration shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

     (c) As soon as practicable after the Effective Time, the Disbursing Agent shall mail to each record holder of certificate(s) representing Merger Shares a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to any certificate representing Merger Shares shall pass, only upon actual delivery of such certificate to the Disbursing Agent) for return to the Disbursing Agent, and instructions for use in effecting the surrender of such certificate or certificates and the receipt of the Merger Consideration for each of such holder's Merger Shares under Section 1.05(a). For purposes of the immediately preceding sentence, the Buyers may rely conclusively on the shareholder records of the Company in determining the identity of, and the number of canceled Merger Shares held by, each holder of a certificate or certificates representing Merger Shares at the Effective Time. The Disbursing Agent, as soon as practicable following receipt of any such certificate or certificates together with a duly executed letter of transmittal and any other items specified in the letter of transmittal, shall pay by cashier's check of the Disbursing Agent to the Persons entitled thereto (subject to any required withholding of taxes by the Surviving Corporation) the amount (rounded up or down to the nearest $.01) determined by multiplying the number of Merger Shares represented by the certificate or certificates so surrendered by the Merger Consideration. No interest will be paid or accrued on the cash payable upon the surrender of any such certificate or certificates. If payment is to be made to a Person other than the Person in whose name the certificate or certificates surrendered is registered, it shall be a condition of payment that the certificate or certificates so surrendered be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the certificate or certificates surrendered, or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable.

     (d) If any certificate or certificates representing Merger Shares shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact and such indemnification against loss as the Disbursing Agent may reasonably require by the Person claiming such certificate or certificates to have been lost, stolen or destroyed, the Disbursing Agent will pay in exchange for such lost, stolen or destroyed certificate or certificates to the Persons entitled thereto (subject to any required withholding of taxes by the Surviving Corporation) the applicable Merger Consideration in respect thereof, calculated pursuant to Section 1.08(c), upon receipt by the Disbursing Agent of such affidavit and indemnification against loss.

     (e) None of the Buyers, the Buyer Subsidiary, the Company or the Surviving Corporation shall be liable to any holder of shares of Company Common Stock for any consideration from the Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     (f) The Buyers or the Disbursing Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of Company Common Stock such amounts as the Buyers (or any Affiliate (as defined herein) thereof) or the Disbursing Agent are required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any applicable provision of federal, state, local or foreign Tax Law (as defined herein). To the extent that amounts are so properly withheld by the Buyers (or any Affiliate thereof) or the Disbursing Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Stock in respect of whom such deduction and withholding were made by the Buyers (or any Affiliate thereof) or the Disbursing Agent.

     SECTION 1.09 No Further Rights or Transfers. At the Effective Time, all shares of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be canceled and cease to exist, and each holder of a certificate or certificates that represented shares of Company Common Stock issued and outstanding immediately prior to the Effective Time shall cease to have any rights as a shareholder of the Company with respect to the shares of Company Common Stock represented by such certificate or certificates, except for the right to surrender such certificate or certificates in exchange for the payment provided under Section 1.05(a) or to preserve and perfect such holder's right to receive payment for such holder's shares under Section 48-23-202 of the Tennessee Act and Section 1.06 hereof if such holder has validly exercised and not withdrawn or lost such right, and no transfer of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be made on the stock transfer books of the Surviving Corporation.

     SECTION 1.10 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company, the Buyers or the Buyer Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company, the Buyers or the Buyer Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

                                   ARTICLE II

                                    CLOSING

     SECTION 2.01 Generally. Subject to Articles V and VII, the closing (the "Closing") of the Merger shall occur not later than the Business Day next following the special meeting of the shareholders of the Company to be called pursuant to Section 4.02, or at such other time as the Company and the Buyers may mutually agree (the "Closing Date"). The Closing shall be held at 10:00 a.m., local time, at the offices of Jenkens & Gilchrist, a Professional Corporation, 1445 Ross Avenue, Suite 3200, Dallas, Texas 75202, or at such other time and place as the Company and the Buyers may mutually agree.

     SECTION 2.02 Deliveries at the Closing. Subject to Articles V and VII, at the Closing:

     (a) there shall be delivered to the Buyers, the Buyer Subsidiary and the Company the certificates and other documents and instruments, the delivery of which is contemplated under Article V;

     (b) the Company and the Buyer Subsidiary shall cause the Articles of Merger and the Certificate of Merger to be filed as provided in Section 1.02 and shall take all other lawful actions and do all other lawful things necessary to cause the Merger to become effective; and

     (c) subject to the right of the Surviving Corporation to receive a refund of amounts remaining in the Fund six (6) months after the Closing Date pursuant to Section 1.08(b), the Buyers and/or the Buyer Subsidiary shall irrevocably deposit with the Disbursing Agent the amount designated as the Fund in Section 1.08(a).

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

     SECTION 3.01 Representations and Warranties of the Company. The Company represents and warrants to the Buyers and the Buyer Subsidiary, subject to such exceptions as are disclosed in writing in the disclosure letter supplied by the Company to the Buyers and the Buyer Subsidiary, dated as of the date hereof (the "Disclosure Letter"), as follows:

     (a) Organization.

          (i) The Company and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all the requisite corporate power and authority, and is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, waivers, qualifications, certificates, Orders (as defined herein) and approvals (collectively, "Approvals") necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, except for such Approvals, the failure of which to possess, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect (as defined herein). The Company and each of its Subsidiaries is duly qualified or licensed to do business, and is in good standing, in each jurisdiction in which the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed or in good standing that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. The Company has heretofore furnished or made available to the Buyers true and complete copies, including all amendments, of each of the Charter (as defined herein) and By-Laws (or other equivalent governing documents), as currently in effect for the Company and each Subsidiary.

          (ii) Section 3.01(a)(ii) of the Disclosure Letter sets forth a true and complete list of all of the Company's directly and indirectly owned Subsidiaries, together with the jurisdiction of incorporation or organization of each Subsidiary and the percentage of each Subsidiary's outstanding capital stock or other equity or other interest owned by the Company or another Subsidiary of the Company. Except as set forth in the SEC Reports (as defined herein) and in Section 3.01(a)(ii) of the Disclosure Letter, neither the Company nor any of its Subsidiaries owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, directly or indirectly, any equity or similar interest in, any Person.

          (iii) Except as set forth in Section 3.01(a)(iii) of the Disclosure Letter, neither the Company nor any Subsidiary is the general partner of a partnership or holds an ownership interest in any other entity that could result in the holder of that ownership interest being liable for the debts or obligations of that entity.

     (b) Capitalization.

          (i) The authorized capital of the Company consists of 200,000,000 shares of Company Common Stock. As of January 22, 2002, there are, (A) 51,709,122 shares of Company Common Stock issued and outstanding, including the associated Rights; (B) no shares of Company Common Stock held in the treasury of the Company; (C) no shares of Company Common Stock held by the Subsidiaries of the Company; (D) 3,534,652 shares of Company Common Stock duly reserved for future issuance pursuant to Options granted pursuant to the Stock Plans; (E) 5,884,695 shares of Company Common Stock duly reserved for future issuance pursuant to the Company's Stock Plans (including 322,126 shares that will be issued in January 2002 for withholdings during 2001 under the Company's stock purchase plan); (F) 804,489 shares of Company Common Stock duly reserved for issuance upon conversion of certain Liquid Yield Option Notes due 2004 and certain 8.25% convertible subordinated debentures due 2002 (collectively, the "Convertible Debt"); and (G) 12,927,281 shares of Company Common Stock duly reserved for issuance pursuant to the exercise of Rights. None of the outstanding shares of Company Common Stock were issued by the Company in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right. Except as set forth above, as of the date hereof, no shares of voting or non-voting capital stock, other equity interests, or other voting securities of the Company are issued, reserved for issuance or outstanding. All outstanding Options to purchase Company Common Stock were granted under the Stock Plans. No outstanding Options or other outstanding securities convertible, exercisable or exchangeable for Company Common Stock, have exercise prices of less than $0.36 per share of

     Company Common Stock. Except as set forth above, there are no bonds, debentures, notes or other indebtedness of the Company with voting rights (or convertible into, or exchangeable for, securities with voting rights) on any matters on which shareholders of the Company may vote.

          (ii) Except as set forth in Section 3.01(a)(ii) of the Disclosure Letter, the Company is the direct or indirect owner of all of the authorized and outstanding shares of capital stock, other equity securities or securities convertible, exercisable or exchangeable for equity securities, of each of the Company's Subsidiaries. All of the outstanding shares of capital stock or other equity securities of each of the Subsidiaries have been duly authorized and validly issued, and are fully paid and nonassessable, and not subject to, and were not issued in violation of, any preemptive (or similar) rights, and are owned, of record and beneficially, by the Company or one of its direct or indirect Subsidiaries, free and clear of all Liens (as defined herein). Except as set forth in the Captain D's Documents (as defined herein) and the FFCA Documents (as defined herein), there are no restrictions of any kind that prevent the payment of dividends by any of the Company's Subsidiaries, and neither the Company nor any of its Subsidiaries is subject to any obligation or requirement to provide funds for or to make any investment (in the form of a loan or capital contribution or otherwise) to or in any Person.

          (iii) Except for this Agreement, the Rights, the Options, the Convertible Debt and as described in the SEC Reports, as of the date hereof, there are no outstanding securities, options, warrants, calls, rights, convertible or exchangeable securities, commitments, agreements, arrangements or undertakings of any kind (contingent or otherwise) to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity securities of the Company or of any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or other equity securities (or Options or warrants to acquire any such shares or other equity securities) of the Company or its Subsidiaries. Except as set forth in Section 3.01(b)(iii) of the Disclosure Letter, as of the date hereof, there are no stock-appreciation rights, stock-based performance units, "phantom" stock rights or other agreements, arrangements or commitments of any character (contingent or otherwise), pursuant to which any Person is or may be entitled to receive any payment or other value based on the revenues, earnings or financial performance, stock price performance, assets or other attributes of the Company or any of its Subsidiaries or calculated in accordance therewith (other than ordinary course payments, commissions or bonus plans to employees or sales representatives of the Company based upon revenues or profits generated by them without augmentation as a result of the transactions contemplated hereby) (collectively, "Stock-Based Rights") or to cause the Company or any of its Subsidiaries to file a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), or which otherwise relate to the registration of any securities of the Company or any of its Subsidiaries. Except as set forth in Section 3.01(b)(iii) of the Disclosure Letter, and except as set forth in the SEC Reports and for that certain Voting Trust Agreement, dated as of September 26, 2000, by and among the Company, Wilmington Trust Company, Captain D's, Inc. and Bank of America, N.A., there are no voting trusts, proxies or other agreements, commitments or understandings of any character to which the Company or any of its Subsidiaries or, to the knowledge of the Company, any of the Company's shareholders is a party or by which any of them is bound with respect to the issuance, holding, acquisition, voting or disposition of any shares of capital stock or other equity interests of the Company or any of its Subsidiaries.

     (c) Authorization; Execution and Enforceability. The Company has all the necessary corporate power and authority to execute and deliver this Agreement, subject to the approval by holders of the Company Common Stock at the special meeting of shareholders referred to in Section 4.02, and to consummate the transactions contemplated hereby. The execution, delivery and performance of this

Agreement by the Company have been duly authorized by the Board of Directors of the Company and, other than the approval of this Agreement by its shareholders, no further corporate action of the Company is necessary to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming the accuracy of the representations and warranties set forth in Section 3.02(b), constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a Court (as defined herein) of law or equity).

     (d) No Conflicts. Neither the execution and delivery of this Agreement by the Company, subject to the approval of this Agreement by the Company's shareholders, nor the consummation by the Company of the transactions contemplated hereby in accordance with the terms hereof will (i) conflict with or result in a breach of the Charter, By-Laws (or other equivalent governing documents), as currently in effect, of the Company or any of its Subsidiaries;
(ii) except for compliance with the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Exchange Act, the filing of the Articles of Merger with the Secretary of State of the State of Tennessee and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, require any filing with, or consent or approval of, any Governmental Authority (as defined herein) having jurisdiction over any of the business or assets of the Company or any of its Subsidiaries, except for any consent, filing or authorization, the failure of which to obtain, and for any filing or registration, the failure of which to make, could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (iii) violate any statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any injunction, judgment, order, writ or decree to which the Company or any of its Subsidiaries has been specifically identified as subject, except for such violations that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; or (iv) except (A) for such breaches or defaults that could not, individually or in the aggregate, materially impair the ability of the Company to consummate the transactions contemplated by this Agreement, or (B) that could reasonably be expected to result in a Material Adverse Effect, or (C) as set forth in Section 3.01(d) of the Disclosure Letter, or (D) for consents required pursuant to the terms of the FFCA Documents and the Shoney's Revolver (as defined herein), result in a breach of, or constitute a default or an event that, with the passage of time or the giving of notice, or both, could constitute a default, give rise to a right of termination, cancellation or acceleration, create any entitlement of any third party to any payment or benefit, require the consent of any third party, or result in the creation of any Lien on the assets of the Company or any of its Subsidiaries under, any Material Contract (as defined herein).

     (e) SEC Reports; Financial Statements; No Undisclosed Liabilities.

          (i) The Company has filed all SEC Reports. No SEC Report, as of its filing date, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except to the extent that information contained in any SEC Report has been revised or superseded by a later filed SEC Report filed prior to the date of this Agreement. Each SEC Report at the time of its filing (or if amended or superseded by a filing prior to the date hereof, then on the date of such filing) complied in all material respects as to form with all applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations of the SEC promulgated thereunder. None of the Company's Subsidiaries has filed, or is obligated to file, any report, registration statement or other filing with the United States Securities and Exchange Commission (the "SEC").

          (ii) The consolidated financial statements contained in the SEC Reports (A) were prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by applicable instructions or regulations of the SEC relating to the preparation of quarterly reports on Form 10-Q); (B) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated results of operations and consolidated cash flows of the Company and its Subsidiaries for the periods indicated, subject, in the case of interim financial statements, to normal year-end adjustments, none of which are material; and (C) complied as of their respective dates as to form in all material respects with applicable accounting requirements and the published regulations of the SEC.

          (iii) Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether absolute, accrued, fixed, contingent or otherwise) that are material to the financial condition of the Company and its Subsidiaries, taken as a whole, and there is no existing fact, condition or circumstance known to the Company that could reasonably be expected to result in such liabilities or obligations, except liabilities or obligations (A) reflected in the SEC Reports filed and publicly available prior to the date hereof; (B) disclosed in Section 3.01(e)(iii) of the Disclosure Letter; (C) reflected in the Draft Financials (as defined herein); or (D) incurred in the ordinary course of business.

          (iv) Section 3.01(e)(iv) of the Disclosure Letter contains a draft of the Company's financial statements for the fiscal year ended October 28, 2001 (the "Draft Financials"). Subject to the qualifications set forth in the Draft Financials, the draft consolidated balance sheet of the Company and its consolidated Subsidiaries as of October 28, 2001 included in the Draft Financials (including any related notes or schedules) fairly presents in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of that date, and the consolidated results of operations and cash flows included in the Draft Financials (including any related notes and schedules) fairly present in all material respects the results of operations and cash flows, as the case may be, of the Company and its consolidated Subsidiaries for the period then ended (subject to changes routinely anticipated in the preparation of the final financial statements for the fiscal year ended October 28, 2001), in each case in accordance with GAAP, consistently applied during the periods involved, except as may be noted therein and except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     (f) Absence of Certain Changes or Events. Except as disclosed in the SEC Reports, as set forth in the Draft Financials, or as set forth in Section 3.01(f) of the Disclosure Letter, since January 1, 2001, and up to and including the date of this Agreement, the Company and its Subsidiaries have conducted their respective businesses and operations in the ordinary course consistent with past practices, and neither the Company nor any of its Subsidiaries has (i) split, combined or reclassified any shares of its capital stock or other equity interests or made any other changes in its equity capital structure; (ii) purchased, redeemed or otherwise acquired, directly or indirectly, any shares of its capital stock or other equity interests or any options, rights or warrants to purchase any such capital stock or other equity interests or any securities convertible into or exchangeable for any such capital stock or other equity interests; (iii) declared, set aside or paid any dividend or made any other distribution in respect of shares of its capital stock or other equity interests, except for dividends or distributions by any Subsidiary to the Company or to another Subsidiary; (iv) purchased any business, purchased any stock of any corporation, or merged or consolidated with any Person (other than intercompany transactions); (v) except for the sale of properties not exceeding $5 million in the aggregate, sold, other than in any intercompany transaction, leased or otherwise disposed of any assets or properties that were material to the Company and its Subsidiaries, taken as a whole; (vi) incurred, assumed or guaranteed any indebtedness for borrowed money (including, without limitation, pursuant to or resulting in exposure from interest rate swaps, caps, floors or option agreements or any other interest rate risk management arrangement, foreign exchange contract or other derivative contract or arrangement) other than intercompany indebtedness, additional indebtedness incurred under the Shoney's Revolver, additional indebtedness incurred under the Captain D's Agreement (as defined herein), and the addition of Subsidiaries as guarantors of the indebtedness evidenced by the Captain D's Agreement; (vii) changed or modified in any respect any existing accounting method, principle or practice, other than as required by reason of a concurrent change in GAAP or Regulation S-X promulgated by the SEC; (viii) amended any terms of any of its outstanding securities, including, without limitation, any debt instruments, other than amendments to the Shoney's Revolver, Amendment No. 4 to the Captain D's Agreement and collateral substitutions under the FFCA Documents; (ix) created or assumed any Lien on any material asset; (x) (A) entered into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, executive officer or Key Employee (as defined herein), including, without limitation, any change of control or parachute agreements; (B) increased benefits payable under any existing severance or termination pay policies or employment agreements with any director, executive officer or Key Employee; or
(C) increased compensation, bonus or other benefits payable to directors, executive officers or Key Employees; (xi) cancelled any material debts or claims or waived any material rights; (xii) amended its Charter or By-Laws (or other equivalent governing documents); (xiii) made any loans, advances or capital contributions to, or other investments in, any other Person, other than to any direct or indirect wholly-owned Subsidiary; (xiv) experienced a material and adverse change with respect to a material supplier, franchisee or distributor relationship; (xv) made any material revaluation of any of its significant assets; (xvi) disposed of, other than in any intercompany transaction, or failed to keep in effect any rights in, to or for the use of, any Marks (as defined herein); (xvii) except for this Agreement, entered into any oral or written agreement or commitment to do any of the foregoing; or (xviii) suffered any business interruption, damage to or destruction of its properties or other incident, occurrence or event, which interruption, damage, destruction, incident, occurrence or event, with respect to this clause (xviii) only, has had, or could reasonably be expected to have, a Material Adverse Effect.

     (g) Tax Matters.

          (i) All Tax Returns (as defined herein) required to be filed by or on behalf of the Company, each of its Subsidiaries, and each affiliated, combined, consolidated or unitary group of which the Company or any of its Subsidiaries is a member have, to the extent required to be filed on or before the date hereof, been timely filed (by the due date including any applicable extension period), and all such Tax Returns are true, complete and correct in all respects.

          (ii) All Taxes (as defined herein) due and payable by or with respect to the Company and each of its Subsidiaries, whether or not shown on any Tax Return, have been timely paid. The amount of the Company's and each of its Subsidiaries' liability for unpaid Taxes for all periods ending on or before the consolidated financial statement contained in the SEC Reports does not, in the aggregate, exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) reflected on the date of such financial statements, and the amount of the Company's and each Subsidiary's liability for unpaid Taxes for all periods ending on or before the Closing Date shall not, in the aggregate, exceed the amount of the liability accruals for Taxes (excluding reserves for deferred Taxes) as such accruals are reflected on such financial statements, as adjusted for operations and transactions in the ordinary course of the business of the Company and its Subsidiaries since the date of the financial statements in accordance with past custom and practices. All assessments for Taxes due and owing by or with respect to the Company and each of its Subsidiaries with respect to completed and settled examinations or concluded litigation have been paid. Neither the Company nor any of its Subsidiaries has incurred a Tax liability from October 28, 2001, other than a Tax liability in the ordinary course of business. No claim for unpaid Taxes has become a Lien against the property of the Company or any of its Subsidiaries or is being asserted against the property of the Company or any of its Subsidiaries other than Liens for Taxes not yet due and payable or for Taxes contested in good faith and for which adequate reserves have been established.

          (iii) Except for notices received from the State of Virginia and Mississippi regarding the intention by both states to audit both the income and sales and use tax returns of the Company and/or its Subsidiaries and a notice from the State of Michigan regarding its intent to audit both the single business tax and sales and use tax returns of the Company, no action, suit, proceeding, investigation, claim or audit has commenced and no written notice has been received that such audit or other proceeding is pending or threatened by any Governmental Authority with respect to the Company or any of its Subsidiaries or any group of corporations of which any of the Company and its Subsidiaries has been a member, with regard to years or periods during which the Company or its

     Subsidiaries were a member thereof in respect of any Taxes, and all deficiencies proposed as a result of such actions, suits, proceedings, investigations, claims or audits have been paid, reserved against or settled.

          (iv) Except for an extension of the statute of limitations until March 31, 2002, granted by the Company to the Internal Revenue Service for the Company's federal income taxes for the tax years ending October 26, 1997 and October 25, 1998, neither the Company nor any of its Subsidiaries has requested, or been granted any waiver of any federal, state, local or foreign statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. No extension or waiver of time within which to file any Tax Return of, or applicable to, the Company or any of its Subsidiaries has been granted or requested which has not since expired.

          (v) Except for TPI Restaurants, Inc., TPI Insurance Corporation, TPI Transportation, Inc., TPI Commissary, Inc., and TPI Entertainment, Inc. that had filed a consolidated tax return with another affiliated group of corporations prior to their acquisition by the Company in September, 1996, none of the Company or any of its Subsidiaries has been a member of an affiliated, consolidated, combined or unitary group (other than a group, the common parent of which was the Company). None of the Company or any of its Subsidiaries has any liability for the Taxes of any Person under Treasury Regulation sec. 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise.

          (vi) Except for a current tax sharing agreement between the Company and its Subsidiaries that are part of its affiliated group of corporations (as defined by Code Section 1504), none of the Company or any of its Subsidiaries is a party to, or is bound by or has any obligation under any Tax sharing agreement or similar contract or arrangement. No closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign Law) has been entered into by the Company or any of its Subsidiaries.

          (vii) The Company and its Subsidiaries have not made any payments, are not obligated to make any payments, and are not a party to any agreements that under any circumstances, including the consummation of the transactions contemplated hereby, could obligate any of them to make any payments, that will not be deductible by operation of Section 280G or
     Section 162(m) of the Code.

          (viii) The Company and each of its Subsidiaries have complied with all applicable Laws relating to the payment, collection, withholding and deposit, as the case may be, of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441, 1442 and 3406 of the Code or similar provisions under any state, local or foreign laws) and, to the extent required, have paid all amounts to the relevant Governmental Authority, and have, within the time and in the manner required by such Laws, withheld from employee wages and paid over to the proper Governmental Authorities all amounts required to be so withheld and paid over under all applicable Laws. The Company and its Subsidiaries have collected all sales and use Taxes required to be collected, and have remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authorities, or have been furnished properly completed exemption certificates and have maintained all such records and supporting documents in the manner required by all applicable sales and use Tax statutes and regulations for all periods for which the statute of limitations has not expired.

          (ix) Neither the Company nor any of its Subsidiaries has made an election under Section 341(f) of the Code.

          (x) None of the Company and its Subsidiaries will be required to include any amount in taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any "closing agreement" as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign Tax laws) entered into prior to the Closing Date, deferred intercompany gain described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law), any sale reported on the installment method or as an open transaction that occurred prior to the Closing Date, or any taxable income attributable to any amount that is economically accrued or a prepaid amount that is received prior to the Closing Date.

          (xi) None of the Company nor any of its Subsidiaries has been a party to any distribution by the Company occurring during the last two (2) years in which the parties to the distribution treated the distribution as one to which Section 355 of the Code is applicable.

          (xii) The Company has effected a valid change in its accounting method for incidental repairs and maintaining its property that will increase the Company's deductions by an additional $1.6 million for the tax year ending October 28, 2001. Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for a taxable period on, prior to or after the Closing Date as a result of any change in method of accounting prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

          (xiii) There are no material elections with respect to Taxes affecting the Company or its Subsidiaries as of the date hereof, other than elections that have been made or are reflected on the Company's Tax Returns filed for the last three taxable years.

          (xiv) None of the assets of the Company or its Subsidiaries is property which such party is required to treat as being owned by any other person pursuant to the "safe harbor lease" provisions of Section 168(f)(8) of the Code.

          (xv) None of the assets of the Company or its Subsidiaries is "tax-exempt use property" within the meaning of Section 168(h) of the Code.

          (xvi) Except for $5.8 million in industrial revenue bonds that are currently outstanding on certain of the Company's assets, none of the assets of the Company or its Subsidiaries directly or indirectly secures any debt the interest on which is tax-exempt under Section 103(a) of the Code.

          (xvii) Neither the Company nor its Subsidiaries maintains nor have they had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign country.

          (xviii) The unused federal income tax net operating loss (as defined in Code Section 172) for the Company's affiliated group (as defined by Code
     Section 1504) for the taxable year ended October 28, 2001 and all prior taxable years that is carried forward to the Company's affiliated group's taxable years ending after October 28, 2001 will not be less than $12 million. The unused federal income tax charitable contribution for the Company's affiliated group (as defined by Code Section 1504) for the taxable years ended October 28, 2001 and all prior taxable years that is carried forward to the Company's affiliated group's taxable years ending after October 28, 2001 will not be less than $1.5 million.

          (xix) The unused work opportunity tax credit (as defined in Code
     Section 51) carryforwards, unused FICA tips credit (as defined in Code
     Section 45B) carryforwards and unused alternative minimum tax credit (as defined in Code Section 53) carryforwards, all as computed for federal income tax purposes, for the Company's affiliated group (as defined by Code
     Section 1504) for the taxable year ended October 28, 2001 that are carried forward to the Company's affiliated group's taxable years ending after October 28, 2001 will not be less than $5.4 million, $3.6 million, and $900,000 respectively.

          (xx) Neither the Company nor any member of the Company's affiliated group (as defined by Code Section 1504) has any deferred gain or loss allocable to the Company and its Subsidiaries arising out of any intercompany transactions (as defined by Treasury Regulation Section 1.1502-13(b)(1)).

          (xxi) The adjusted tax basis of the Company's and its Subsidiaries' assets (including the stock of any of the Company's Subsidiaries and the adjusted tax basis of any of the Company's or its

     Subsidiaries' interest in any partnership or limited liability company) as determined for federal and state income tax purposes shall be the same as that tax basis calculations as of October 29, 2000, previously provided to the Buyers, as adjusted for depreciation and normal retirements and dispositions for the period after October 29, 2000.

          (xxii) Except for an excess loss account of $32 million relating to the stock of Captain D's, Inc., as of October 28, 2001, neither the Company nor any of its Subsidiaries has any excess loss account (as defined in Treasury Regulation Section 1.1502-19) with respect to the stock of any Subsidiary.

          (xxiii) The Company's member capital account balances as of October 28, 2001, for Shoney's Properties Group 1, LLC, Shoney's Properties Group 2, LLC, Shoney's Properties Group 3, LLC, Shoney's Properties Group 4, LLC, Shoney's Properties Group 5, LLC, and Shoney's Properties Group 6, LLC shall not be lower than a negative cumulative balance of $15 million.

          (xxiv) Except for the Company's limited partnership interest of approximately 25% in the capital and profits of Shoney's/Captain D's Winchester, Limited Partnership and the Sho-Lodge Agreement, neither the Company nor any corporation with respect to which it satisfies the stock ownership requirements described in Section 856(l)(2) of the Code directly or indirectly either (y) operates or manages a lodging facility (as defined in Section 856(d)(9)(D)(ii) of the Code) or health care facility (as defined in Section 856(e)(6)(D)(ii) of the Code) or (z) provides to any other person (under a franchise, license, or otherwise) rights to any brand name under which any lodging facility or health care facility is operated.

     (h) Real and Personal Property.

          (i) Owned Property; Personality. The Company has heretofore furnished or made available to the Buyers a true and correct list of all real property owned in fee by the Company or any Subsidiary. All such real property (including all buildings, fixtures and other improvements thereto, the "Owned Real Property"), is free and clear of all Liens, except (A) Liens for Taxes, common area maintenance assessments or payments, assessments and other governmental charges that are not due and payable or that are being contested in good faith and in respect of which adequate reserves have been established; (B) mechanics', materialmen's, workmen's, repairmen's, landlord's or other similar Liens securing obligations that are being contested in good faith and in respect of which adequate reserves have been established; (C) Liens evidenced by any loan or credit facility or as described in the SEC Reports filed before the date of this Agreement;
     (D) imperfections of title, easements, covenants, conditions, restrictions and Liens that do not materially detract from the value of, or materially interfere with, the present use of the Owned Real Property subject thereto or affected thereby; and (E) the Space Leases (as defined herein) (the matters referred to in clauses (A) through (E) are referred to collectively as the "Permitted Encumbrances"). The Company and its Subsidiaries have good and marketable title to, or the right to use, all of their other material tangible properties and assets necessary to operate and maintain the Owned Real Property and to conduct their respective businesses as currently conducted, except for such defects in title or right that would not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect. None of the Owned Real Property is subject to any purchase option, reverter, right of first refusal or right of first offer, or is subject to any other limitation, restriction, easement, burden, right or other encumbrance which would or may affect the ability of the Company or any of its Subsidiaries to continue to use such real property as it is currently being used in the normal course of their respective businesses, except for such limitations, restrictions, easements, burdens or other encumbrances that could not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect. The Company is not aware of any action to enforce any limitation, restriction, easement, burden, right or other encumbrance pertaining to the Owned Real Property that could or may materially and adversely affect the ability of the Company or any of its Subsidiaries to continue to use such real property as it is currently being used in the normal course of its business, except for such limitations, restrictions, easements, burdens, rights or other encumbrances that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

          (ii) Leased Real Property. The Company has heretofore furnished or made available to the Buyers a true and correct list of all leases, subleases and other agreements concerning the occupancy of real property with total annual payments in excess of $20,000 (each a "Real Property Lease" and, collectively, the "Real Property Leases") under which the Company or any Subsidiary uses or occupies or has the right to use or occupy, now or in the future, any real property that is not Owned Real Property (the land, buildings and other improvements covered by the Real Property Leases being herein called the "Leased Real Property"). The Company has provided or made available to the Buyers a true and correct copy of each Real Property Lease and any amendments thereto. Each Real Property Lease, insofar as the Company is concerned, is valid, binding and in full force and effect. Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any landlord under any Real Property Lease is in breach of or, in default under, any of the Real Property Leases, except for such breaches or defaults that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Except for Permitted Encumbrances and Liens described in Section 3.01(h)(i), the Company's and its Subsidiaries' interest in the Leased Real Property is free and clear of Liens. A Subsidiary of the Company or the Company is the tenant under all of the Real Property Leases.

          (iii) Entire Premises. Neither the Company nor any of its Subsidiaries has any material interests in real property other than the Owned Real Property or the Leased Real Property. The Leased Real Property and the Owned Real Property are hereinafter collectively referred to as the "Real Property."

          (iv) Space Leases. The Company has heretofore furnished or made available to the Buyers a true, correct and complete list of all leases, subleases and other agreements concerning the occupancy of real property with total annual payments in excess of $20,000 (each a "Space Lease"and, collectively, the "Space Leases") granting to any Person other than the Company or any of its Subsidiaries any right to the possession, use, occupancy or enjoyment of the Real Property or any portion thereof. The Company has provided or made available to the Buyers a true and correct copy of each Space Lease. Except as set forth in Section 3.01(h)(iv) of the Disclosure Letter, to the Company's knowledge, no notice of default or termination under any Space Lease is outstanding and no termination event or condition or uncured default on the part of the Company, any of the Subsidiaries or any tenant under any Space Lease exists under any Space Lease. Neither the Company, nor any of its Subsidiaries nor, to the knowledge of the Company, any other party to any Space Lease is in breach of or in default under, any of the Space Lease, except for such breaches or defaults that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

          (v) Condemnation; Takings. Except as set forth in Section 3.01(h)(v)of the Disclosure Letter, neither the Company nor any Subsidiary has received notice of, and to the knowledge of the Company, there is not any pending, threatened or contemplated condemnation, requisition, taking or other proceeding affecting the Real Property or any part thereof, or any sale or other disposition of the Real Property or any part thereof in lieu of condemnation, requisition or other taking, except for such condemnations, requisitions, takings or other proceedings, sales or dispositions that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

     (i) Material Contracts. Except as set forth in, or as filed as an exhibit to, the SEC Reports filed before the date of this Agreement or as set forth in
Section 3.01(i) of the Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to or bound by any:

          (i) employment agreement (other than those that are terminable at will by the Company or such Subsidiary without cost or penalty);

          (ii) contract, whether as licensor or licensee, for the license of any patent, know-how, trademark, trade name, service mark, copyright or other intangible asset (other than non-negotiated licenses of commercial off-the-shelf computer software), except for the Franchise Agreements (as defined herein) and the Sho-Lodge Agreement (as defined herein);

          (iii) loan or guaranty agreement, indenture or other instrument, contract or agreement under which any money has been borrowed or loaned or any note, bond or other evidence of indebtedness has been issued;

          (iv) (other than the agreements listed in clause (iii), the Real Property Leases, the Space Leases or the Permitted Encumbrances) mortgage, security agreement, conditional sales contract, capital lease or similar agreement with total payments in excess of $50,000 per year or that effectively creates a Lien on any assets of the Company or any of its Subsidiaries;

          (v) contract restricting the Company or any of its Subsidiaries in any material respect from engaging in business or from competing with any other parties, including, but not limited to, geographic limitations on the Company's or any of its Subsidiaries' activities, except for the Franchise Agreements and the Sho-Lodge Agreement;

          (vi) written agreement relating to the reorganization or merger of the Company or any Subsidiary that has not been consummated as of the date hereof;

          (vii) partnership or joint venture agreement;

          (viii) collective bargaining agreement;

          (ix) contract that is a "material contract" (as defined in Item 601(b)(10) of Regulation S-K under the Securities Act);

          (x) restaurant services, management, royalty or similar agreement with total payments by the Company or any Subsidiary in excess of $50,000 per year;

          (xi) agreements relating to the acquisition of any material assets or relating to the merger or consolidation with any other entity that have (A) not been consummated as of the date hereof or (B) that, if consummated as of the date hereof, have any remaining outstanding material monetary obligations;

          (xii) investment banking agreement of any kind or nature whatsoever;

          (xiii) except for negotiable instruments in the process of collection, power of attorney outstanding or contract, commitment or liability (whether absolute, accrued, contingent or otherwise) as guarantor, surety, cosigner, endorser, co-maker, or indemnitor for obligations for funded debt in respect of the contract or commitment of any other Person in excess of $50,000;

          (xiv) except for Ordinary Course Contracts (as defined herein), other contracts (other than those listed in clauses (i) through (xiii) above) (A) with a term longer than one (1) year from the date hereof that involve payments by the Company and/or its Subsidiaries in excess of $50,000 per year; or (B) with a term less than one (1) year from the date hereof that involve payments by the Company and/or its Subsidiaries in excess of $100,000 that are not terminable without premium or penalty on less than 30 days' notice;

          (xv) agreements or insurance policies providing for indemnification of any officer or director of the Company or any of its Subsidiaries, other than the existing directors' and officers' insurance policy and the Company's and Subsidiaries' Charters and By-Laws; and

          (xvi) agreements evidencing a loan to any officer or director of the Company or any of its Subsidiaries, other than advances for expenses pursuant to the Company's standard expense reimbursement policies.

     All of the foregoing, along with the Ordinary Course Contracts, are collectively called "Material Contracts." To the extent any Material Contract, other than an Ordinary Course Contract, is evidenced by a document, true and complete copies thereof have been delivered or made available to the Buyers. Each Material Contract is in full force and effect. Neither the Company, nor any of its Subsidiaries nor, to the knowledge of the Company, any other party to any Material Contract is in breach of or in default under, any of the Material Contracts, except for such breaches or defaults that have not had and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     (j) Intellectual Property. The Company believes that all registered trademarks, service marks and tradenames (the "Marks"), and all licenses held by the Company and its Subsidiaries related to such Marks and licenses constitute all such rights that are required or reasonably necessary for the conduct of the business of the Company or its Subsidiaries as currently conducted. All Marks (and all applications therefor) are currently in compliance in all material respects with all legal requirements (including, without limitation, timely filings, proofs and payments of all fees), and are valid and enforceable, and are not subject to any filings, fees or other actions falling due within ninety
(90) days after the date hereof. Except as could not be reasonably expected to result in a Material Adverse Effect, the Company and its Subsidiaries own or otherwise possess adequate licenses or other valid rights to use, sell and license, free and clear of any and all adverse claims (including by current and former employees and contractors), Liens, restrictions or other obligation to pay royalties, honoraria or other fees, any and all Intellectual Property (as defined herein) (including the Marks) used in the conduct of the respective businesses of the Company and the Subsidiaries as currently conducted or proposed to be conducted. No Marks have been within the preceding three (3) years or are now the subject of any Litigation (as defined herein) and, to the knowledge of Company and its Subsidiaries, no Litigation related thereto is threatened. The Company and each of its Subsidiaries have taken all reasonable steps to maintain, police and protect the Marks that they own or use. The conduct of the Company's and its Subsidiaries' businesses as currently conducted or planned to be conducted does not infringe or otherwise impair or conflict with ("Infringe") any third party proprietary rights of any third party, and the Intellectual Property is not being Infringed by any third party, except for such Infringements, the occurrence of which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. There is no Litigation or Order pending or outstanding, or to the knowledge of the Company, threatened, that seeks to limit or challenge or that concerns the ownership, use, validity or enforceability of any Marks. The consummation of the transactions contemplated hereby will not result in the alteration, loss or impairment of the validity, enforceability or the Company's or any of its Subsidiaries' right to own or use any Intellectual Property. The Company has made available to the Buyers a list of all software (other than generally commercially available, non-custom, off-the-shelf software application programs having a retail acquisition price of less than $25,000) that is owned or used by the Company or any of its Subsidiaries, and identified which software is owned, otherwise used and/or licensed or otherwise distributed by the Company or any of its Subsidiaries to any third party, as the case may be.

     (k) Litigation. Except as described in the SEC Reports filed prior to the date hereof or as set forth in Section 3.01(k) of the Disclosure Letter, and other than personal injury and other routine tort litigation arising from the ordinary course of operations of Company and its Subsidiaries (i) which are covered by adequate insurance; (ii) for which adequate reserves have been established in the Draft Financials; or (iii) for which all material costs and liabilities arising therefrom are reimbursable pursuant to common area maintenance or similar agreements; no Litigation is pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary that, in the event of a final adverse determination thereof, could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect or that seeks to enjoin or otherwise challenge the consummation of the transactions contemplated by this Agreement. Neither the Company nor any of its Subsidiaries is specifically identified as a party subject to any restrictions or limitations under any injunction, writ, judgment, Order or decree of any court, administrative agency or commission or other Governmental Authority, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

     (l) Compliance with Laws, Licenses and Permits.

          (i) Except as set forth in Section 3.01(l) of the Disclosure Letter, the Company and each of its Subsidiaries is in compliance with, and is not under investigation with respect to, and has not been threatened in writing to be charged with or given written notice of any violation of, any statute, Law, rule, regulation, judgment, decree, Order, permit, license or other governmental authorization or Approval applicable to the Company or any of its Subsidiaries or by which any property, asset or operation of the Company or any of its Subsidiaries is bound or effected, except for failures to comply or violations that have not resulted in, or could not reasonably be expected to result in, the imposition of a criminal fine, penalty or sanction against the Company, any of its Subsidiaries or any of their respective officers or directors, or that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. The Company and its Subsidiaries are in compliance with the material terms of all Approvals.

          (ii) To the knowledge of the Company, as of the date hereof, neither the Company nor any of its Subsidiaries nor any director, officer, employee or agent of the Company or any of its Subsidiaries has, (A) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity; (B) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; (C) consummated any transaction, made any payment, entered into any agreement or arrangement or taken any other action in violation of Section 1128B(b) of the Social Security Act, as amended; or (D) made any other unlawful payment.

          (iii) Each of the Company and the Subsidiaries has obtained, and is in compliance in all material respects with, all necessary licenses, permits, consents, Approvals, Orders, certificates, authorizations, declarations and filings required by all Governmental Authorities and all Courts and other tribunals for the conduct of the businesses and operations of the Company and such Subsidiary as now conducted (collectively, the "Required Licenses"), except where the failure to have a Required License could not reasonably be expected to result in a Material Adverse Effect. There are no proceedings pending or, to the knowledge of the Company, threatened which may result in the revocation, cancellation or suspension, or any adverse modification, of any such Required License, except for such revocations, cancellations, suspensions or adverse modifications that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

     (m) No Brokers or Finders. No broker, financial advisor, finder or investment banker or other Person (excluding real estate brokers, food brokers and insurance brokers) (a "Broker") is entitled to any broker's, financial advisor's, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has heretofore furnished to the Buyers a true and complete copy of, all agreements between the Company and any Broker pursuant to which any Broker could be entitled to any payment relating to the transactions contemplated hereunder or pursuant to which any Broker is entitled to any payment from the Company.

     (n) Pension, Welfare and Benefit Plans.

          (i) True and complete copies of each employee pension benefit plan document ("Pension Plan"), as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), each employee welfare benefit plan ("Welfare Plan"), as defined in Section 3(1) of ERISA, and each deferred compensation, bonus, incentive, stock incentive, option, stock purchase, severance or other material employee benefit plan, agreement, commitment or arrangement ("Benefit Plan"), which is currently maintained by the Company or any Subsidiary or to which the Company or any Subsidiary currently contributes or is under any current obligation to contribute or that has been sponsored or contributed to by the Company or any Subsidiary within three (3) years preceding the date hereof, or under which the Company or any Subsidiary has any current liability (individually, an "Employee Plan" and collectively, the "Employee Plans"), have been delivered or made available to the Buyers. In addition, summaries of all oral agreements, copies of the annual report (Form 5500 Series) required to be filed with any governmental agency with respect to each Pension Plan and Welfare Plan for the most recent plan year of such plan for which reports have been filed, the three (3) most recent Internal Revenue Service determination letters, and audited or unaudited financial statements, actuarial valuations, summary annual reports, and summary plan descriptions for each Employee Plan, have been delivered or made available to the Buyers.

          (ii) The Company and each Subsidiary has made on a timely basis all contributions or payments required to be made by it under the terms of the Employee Plans, ERISA, the Code or other applicable laws, unless such contributions or payments that have not been made are immaterial in amount and the failure to make such payments or contributions will not materially and adversely affect the Employee Plans.

          (iii) Except as set forth in Section 3.01(n)(iii) of the Disclosure Letter, each Employee Plan (and any related trust or other funding instrument) has been administered in all material respects in compliance with its terms and in both form and operation is in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable laws and regulations (other than adoption of any plan amendments for which the deadline has not yet expired), and all material reports required to be filed with any governmental agency with respect to each Employee Plan have been timely filed.

          (iv) Except as set forth in Section 3.01(n)(iv) of the Disclosure Letter, each Employee Plan that is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified and has received a favorable determination letter from the Internal Revenue Service as to its qualification, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification.

          (v) Except as set forth in Section 3.01(n)(v) of the Disclosure Letter, no Employee Plan exists that could result in the payment to any present or former employee of the Company or any Subsidiary of any money or other property or accelerate or provide any other rights or benefits to any present or former employee of the Company or its Subsidiaries as a result of the transaction contemplated by this Agreement, whether or not such payment would constitute a parachute payment within the meaning of Section 280G of the Code.

          (vi) Except as set forth in Section 3.01(n)(vi) of the Disclosure Letter, none of the Company or the Subsidiaries has any obligation, liability or contingent liability under a "multiple employer welfare arrangement," as defined in Section 3(40) of ERISA, or a Welfare Plan that provides medical, dental or life insurance benefits with respect to current or former employees of the Company beyond their termination of employment other than required by COBRA or other applicable laws, and all Welfare Plans that are "group health plans" (as defined in Section 500(b)(1) of the Code) are in substantial compliance with the requirements of Sections 4980B and 4980D of the Code, to the extent applicable.

          (vii) Except as set forth in Section 3.01(n)(vii) of the Disclosure Letter, there is no Litigation, arbitration or administrative proceeding pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary or, to the knowledge of the Company, any plan fiduciary, by the Internal Revenue Service, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation, any participant or beneficiary, or any other governmental agency, with respect to any Employee Plan. None of the Company, any Subsidiary, any ERISA Affiliate (as defined herein), or to the knowledge of the Company, any plan fiduciary of any Pension Plan or Welfare Plan, has engaged in any transaction in violation of Section 406(a) or (b) of ERISA for which no exemption exists under Section 408 of ERISA or any "prohibited transaction" (as defined in Section 4975(c)(1) of the Code) for which no exemption exists under Sections 4975(c)(2) or 4975(d) of the Code, or is subject to any excise Tax imposed by the Code or ERISA with respect to any Employee Plan.

          (viii) Neither the Company nor any Subsidiary nor any ERISA Affiliate (as defined below) currently maintains, nor at any time in the previous six
     (6) calendar years maintained or had an obligation to contribute to, any voluntary employees' beneficiary association, Pension Plan subject to Title IV of ERISA, or any "multiemployer plan" as defined in Section 3(37) of ERISA.

          (ix) Neither the Company nor any Subsidiary has any liability with respect to any plan, program or arrangement maintained or contributed to by any ERISA Affiliate that would be an Employee Plan if it were maintained by the Company.

          (x) For purposes of this Section 3.01(n), "ERISA Affiliate" means (A) any trade or business with which the Company is under common control within the meaning of Section 4001(b) of ERISA; (B) any corporation with which the Company is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code; (C) any entity with which the Company is under common control within the meaning of Section 414(c) of the Code; (D) any entity with which the Company is a member of an affiliated service group within the meaning of Section 414(m) of the Code; and (E) any entity with which the Company is aggregated under Section 414(o) of the Code.

     (o) Environmental Matters.

          (i) For purposes of this Section 3.01(o):

             (A) "Environmental Law" means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq.; ("CERCLA") the Resource Conservation and Recovery Act, 42 U.S.C.
        Section 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C.
        Section 1201 et seq.; the Clean Water Act, 33 U.S.C. Section 1321 et seq.; the Clean Air Act, 42 U.S.C. Section 7401 et seq.; and any other federal, state, local or other governmental, regulation, Law or ordinance dealing with the protection of human health, natural resources or the environment; and

             (B) "Hazardous Substance" means any pollutant, contaminant, hazardous substance or waste, solid waste, petroleum or any fraction thereof, or any other chemical, substance or material listed or identified in or regulated by any Environmental Law.

          (ii) Except as described in the SEC Reports filed prior to the date of this Agreement or as set forth in Section 3.01(o) of the Disclosure Letter:

             (A) The Company and each of its Subsidiaries are in compliance in all respects with all applicable Environmental Laws, including all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in all applicable Environmental Laws, except for such failures to comply with such Environmental Laws that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

             (B) The Company and each of its Subsidiaries have obtained, are in compliance with, and have made all appropriate filings for issuance or renewal of, all permits, Required Licenses, authorizations, registrations and other governmental consents required by applicable Environmental Laws ("Environmental Permits"), including, without limitation, those regulating emissions, discharges or releases of Hazardous Substances, or the use, storage, treatment, transportation, release, emission and disposal of raw materials, by-products, wastes and other substances used or produced by or otherwise relating to the business of the Company or any of its Subsidiaries, except for such Environmental Permits, the failure of which to obtain or with which to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

             (C) Neither the Company nor any Subsidiary has released any Hazardous Substances onto any Real Property in such a manner so as to create any liability for the Company or any of its Subsidiaries, except for such releases that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

             (D) There are no claims, notices, civil, criminal or administrative actions, suits, hearings, investigations, inquiries, Orders or proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries that are based on or related to the failure to have any required Environmental Permits.

             (E) To the knowledge of the Company, there are no past or present conditions, events, circumstances, facts, activities, practices, incidents, actions, omissions or plans (1) that are reasonably likely to give rise to any liability or other obligation for the Company or any of its Subsidiaries under any Environmental Laws; or
        (2) that are reasonably likely to form the basis of any claim, action, suit, proceeding, hearing, investigation or inquiry against or involving the Company or any of its Subsidiaries resulting in liability for the Company or any of its Subsidiaries under any Environmental Laws, except for such claims, actions, suits, proceedings, hearings, investigations or inquiries that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

             (F) Neither the Company nor any of its Subsidiaries has received written notice from any Governmental Authority that any of them have any liability with respect to the release of any Hazardous Substances from any underground or aboveground storage tanks.

             (G) Neither the Company nor any of its Subsidiaries has received any written notice that any of them is or may be a potentially responsible Person under CERCLA, or any similar state or local Law, in connection with any waste disposal site allegedly containing any Hazardous Substances, or other location used for the disposal of any Hazardous Substances.

             (H) Neither the Company nor any of its Subsidiaries has received any written notice that it has any liability pursuant to any failure of the Company or any of its Subsidiaries to comply in any respect with any Environmental Law or the requirements of any Environmental Permit.

             (I) Since January 1, 2001, neither the Company nor any of its Subsidiaries has been requested or required by any Governmental Authority to perform any investigatory or remedial activity or other action in connection with any actual or alleged release of Hazardous Substances or any other environmental matter.

     (p) Insurance. The Company has delivered or made available to the Buyers true and correct copies of all insurance policies and bonds maintained by the Company and its Subsidiaries as of the date of this Agreement. Except as set forth in Section 3.01(p) of the Disclosure Letter, to the knowledge of the Company, there is no claim in excess of $100,000 by the Company or any of its Subsidiaries pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums payable under all such policies and bonds have been paid and the Company and its Subsidiaries are in material compliance with the terms of such policies and bonds. To the knowledge of the Company, there is not any threatened termination of or premium increase with respect to any of such policies or bonds.

     (q) Labor Matters. Section 3.01(q) of the Disclosure Letter sets forth the names, titles, and job descriptions of all employees of the Company and each of its Subsidiaries whose salary and bonus equaled or exceeded $100,000 in the calendar year ended December 31, 2001 (the "Key Employees"), and which sets out a summary of the salary, wages, bonuses, benefits and any additional compensation provided to each Key Employee in calendar year 2001. To the knowledge of the Company, the relationship between the Company and its Subsidiaries and each of their respective Key Employees is good, and neither the Company nor any of its Subsidiaries has reason to believe that any of their respective Key Employees will terminate their employment relationship as a result of the transactions contemplated by this Agreement. With respect to each of the employees of the Company and its Subsidiaries, except as set forth in the SEC Reports:

          (i) the Company and each of its Subsidiaries are, and have been, in compliance, in all material respects, with all applicable Laws, regulations, policies, procedures and contractual obligations relating to employment, employment practices, wages, hours, compensation, discrimination, employee safety and health, collective bargaining, workers compensation, unemployment insurance, withholding of wages, withholding and payment of social security and other payroll taxes, and terms and conditions of employment, including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. sec. 2000 et. seq.; the Civil Rights Act of 1866, 42 U.S.C. sec. 1981; the Civil Rights Act of 1991, 42 U.S.C. sec. 1981a; the Age Discrimination in Employment Act, 29 U.S.C. sec. 621 et. seq.; the Americans With Disabilities Act, 42 U.S.C. sec. 12101 et. seq.; the Fair Labor Standards Act, 29 U.S.C.

     sec. 201, et. seq.; the Occupational Safety and Health Act; the Employee Retirement Income Security Act, 29 U.S.C. sec. 1000 et. seq.; the Family and Medical Leave Act, 29 U.S.C. sec. 2601, et. seq.; and the National Labor Relations Act, except for such failures to comply that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

          (ii) except as set forth in Section 3.01(q)(ii) of the Disclosure Letter, there has not existed during the past two (2) years, does not currently exist, and is not, to the knowledge of the Company, currently threatened, any grievance, arbitration, proceeding, charge or complaint filed by or on behalf of any employee, past or present, or any labor organization, before the National Labor Relations Board, the Equal Employment Opportunity Commission, any state or local civil rights agencies, any federal or state departments of labor, the various occupational health and safety agencies, or any other governmental agency or judicial or arbitration forum, against the Company or any of its Subsidiaries, arising out of the activities or conduct of the Company or any of its Subsidiaries, except for such grievances, arbitrations, proceedings, charges or complaints that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect;

          (iii) neither the Company nor any of its Subsidiaries has entered into any collective bargaining agreement, contingent or otherwise, with a labor union, and no employee of the Company or any of its Subsidiaries are covered by a collective bargaining agreement or other contract with a labor union, or otherwise represented by any labor union, and there is no collective bargaining agreement binding on the Company or any of its Subsidiaries that restricts from relocating or closing any or all of its business or operations. To the Company's knowledge, there are no organizational efforts currently being made or threatened by or on behalf of any labor union with respect to any employees of the Company or any of its Subsidiaries. There is not currently pending, and during the past five
     (5) years there has not been, any strike, lockout, picketing, slow-downs or work stoppages with respect to the Company or any of its Subsidiaries, and, to the knowledge of the Company, no such strikes, picketing, lockouts, slow-downs or work stoppages have been threatened. Additionally, there is not currently pending, and during the past five (5) years there has not been, any campaign to solicit cards or authorization from employees of the Company or any of its Subsidiaries to be represented by any labor organization, and, to the knowledge of the Company, no such campaign has been threatened;

          (iv) except as set forth in Section 3.01(q)(iv) of the Disclosure Letter, there are no management, employment, severance, "golden parachute" or other contracts between the Company or any of its Subsidiaries and any of their respective officers, consultants, directors, employees or any other Person that are not by their terms terminable at will and which have not been filed as exhibits to the SEC Reports;

          (v) except as set forth in Section 3.01(q)(v) of the Disclosure Letter, there is no valid basis for any claim by any past or present employee of the Company or any of its Subsidiaries for any severance pay or other payments due to the termination of employment, nor will there be any valid basis for any claim under any benefit or severance plan, policy, practice, program or agreement which exists or may be deemed to exist under any applicable law, as a result of the transactions contemplated hereunder; and

          (vi) neither the Company nor any of its Subsidiaries: (A) has effected, or intends to effect, any mass layoff of employees, as defined under the Workers Adjustment and Retraining Notification Act ("WARN") (or other similar state law); or (B) has implemented during the past three (3) years, or intends to implement, any early mass retirement or mass separation program.

     (r) Vote Required. The only vote of the holders of any class or series of Company capital stock necessary to approve the Merger is the affirmative vote of the holders of not less than a majority of the votes entitled to be cast by the holders of all of the outstanding shares of Company Common Stock.

     (s) Fairness Opinion of Financial Advisor. The Board of Directors of the Company has received the opinion of McDonald Investments Inc., to the effect that, as of the date of this Agreement, the consideration to be received in the Merger by the holders of shares of Company Common Stock is fair to such holders, from a financial point of view. Upon receipt a copy of such opinion will be provided to the Buyers.

     (t) State Takeover Statutes. Assuming for purposes of this Section 3.01(t) that no Person associated or affiliated with the Buyers is an "interested shareholder" (as such term is defined in Section 48-103-203 of the Tennessee
Act) of the Company who has not continuously been an interested shareholder of the Company during the five-year period preceding the Merger, Section 48-103-205 of the Tennessee Act applicable to a "business combination" does not, and will not, prohibit the transactions contemplated hereunder, and the restrictions contained in the Tennessee Control Share Acquisition Act applicable to "control share acquisitions" will not prohibit the authorization, execution, delivery and performance of this Agreement or the consummation of the Merger by the Company. The Company has taken all necessary action to exempt the transactions contemplated by this Agreement from any applicable "moratorium," "control share," "fair price," "business combination," or other anti-takeover laws and regulations of the State of Tennessee, including, without limitation, the relevant provisions of Chapter 48 of the Tennessee Act.

     (u) Affiliate Transactions. Except to the extent disclosed in any SEC Report filed prior to the date of this Agreement, there are no other transactions, agreements, arrangements or understandings between the Company or any Subsidiary, on the one hand, and the Company's directors and executive employees or other Persons, on the other hand, that would be required to be filed or described pursuant to Items 402 or 404 of Regulation S-K.

     (v) Change of Control Agreements. Except as set forth in the SEC Reports or as set forth in Section 3.01(v) of the Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement, will (either alone or in conjunction with any other event) obligate the Company to make, result in, cause the accelerated vesting or delivery of (except as contemplated by Section 1.07), or increase the amount or value of, any payment or benefit to any director, officer or employee of the Company.

     (w) Franchise Matters.

          (i) The Company has heretofore furnished or made available to the Buyers true and correct copies of each agreement, including each franchise agreement, license agreement, subfranchise agreement, sublicense agreement, master franchise agreement, development agreement and reserved area agreement which grants or purports to grant to a third party the right to operate or license others to operate or to develop within a geographic area, "Shoney's" restaurants, "Captain D's" restaurants, or other concept operated or franchised by the Company or any Subsidiary (each a "Franchise") or to use any Mark in connection with the operation of a Franchise or similar business (each a "Franchise Agreement" and, collectively, the "Franchise Agreements") that is currently in effect between (A) the Company, any of its Subsidiaries, and any third party, including franchisees, licensees, subfranchisees, sublicensees, master franchisees and developers (collectively, the "Franchisees"); or (B) any Franchisee and any third party (a "Subfranchisee"). Neither the Company or any of its Subsidiaries nor, to the Company's knowledge, any of its representatives or any Franchisee or Subfranchisee have made any written or oral statements or representations that are inconsistent with the information provided in the applicable franchise offering circular or that violate any applicable Law.

          (ii) Each Franchise Agreement is in full force and effect and constitutes a valid and binding agreement, enforceable against the Company or its Subsidiary, as the case may be, according to its terms subject to applicable bankruptcy and other Laws affecting creditors rights generally and subject to general principles of equity. No Person holds any option or right to acquire from the Company or any of its Subsidiaries any of the Franchise Agreements.

          (iii) Except as set forth in Section 3.01(w)(iii) of the Disclosure Letter, there are no existing defaults by the Company, any of its Subsidiaries, or, to the knowledge of the Company, any Franchisee or Subfranchisee under any of the Franchise Agreements, and no event has occurred which, with notice or lapse of time, or both, would constitute a default by the Company, any of its Subsidiaries, or, to the knowledge of the Company, any Franchisee or Subfranchisee under any such agreement, which default could reasonably be expected to have a Material Adverse Effect or give rise to a right on the part of any Franchisee to terminate any such agreement, where the termination of such agreement could reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any fees pursuant to any Franchise Agreement that is currently, or which, with the execution of this Agreement, the consummation of the transactions contemplated herein, the passage of time, or the giving of notice, would be subject to a claim of refund by a Franchisee or licensee.

          (iv) Neither the Company nor any of its Subsidiaries has transmitted or received any currently effective notices of termination, nonrenewal or disapproval of transfer to or from any Franchisee or Subfranchisee, that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

          (v) Except as set forth in Section 3.01(w)(v) of the Disclosure Letter, no Franchisee or Subfranchisee currently holds any right or option to operate, develop or locate a Franchise or to exclude the Company, its Subsidiaries or others from operating or licensing a third party to operate a Franchise in any geographic area. The Internet website, that the Company maintains at www.shoneys.com and www.captainds.com do not violate or Infringe the territorial rights or competitive protection of any Franchisee, licensee, Subfranchisee or sublicensee under any Franchise Agreement.

          (vi) The Company has heretofore furnished or made available to the Buyers a true and correct list of the jurisdictions in which either the Company or its Subsidiaries is registered to offer and sell franchises, which list indicates the date that each such registration became effective and expires. Except as otherwise disclosed in Section 3.01(w)(vi) of the Disclosure Letter, during the period covered by any applicable statute of limitations that has not expired, neither the Company, any of its Subsidiaries nor, to the Company's knowledge, any Franchisee has offered or executed a Franchise Agreement or offered or sold the rights granted therein in any jurisdiction in which such offer and sale was not duly registered (if required by law to be registered) or exempt from registration at the time the offer was made and the sale occurred, except where such failure to register or obtain an exemption could not reasonably be expected to have a Material Adverse Effect, and the Company, its Subsidiaries and, to the knowledge of the Company, all Franchisees have otherwise complied with all applicable franchise offering circular and Franchise Agreement delivery requirements under applicable state, federal and foreign Laws, obtained all required receipts with respect to delivery thereof and maintained books and records regarding franchise sales activities in compliance with applicable Law, except for such failures that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All salesman disclosure forms and advertising materials have been properly filed and all franchise brokers have been properly registered, except for such failures to file or register that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All franchise registration applications and other materials submitted to state and foreign franchise registration authorities were complete and accurate in all material respects, when filed. Neither the Company, any of its Subsidiaries nor, to the Company's knowledge, any Franchisee has otherwise engaged in the offer or execution of Franchise Agreements in violation of applicable state, federal or foreign franchise Law, business opportunity Law, or unfair or deceptive trade practices Law or regulation or similar Law or regulation except for such violations that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company, any of its Subsidiaries nor, to the Company's knowledge, any Franchisee is subject to any currently effective Order, injunction or similar mandate with respect to the offer or execution of Franchise Agreements or the offer or sale of the rights granted therein in any jurisdiction. Since January 1, 2000, no Franchisee or Subfranchisee has asserted a claim in writing seeking the rescission of any Franchise Agreement, and neither the Company nor any of its Subsidiaries has outstanding any offer to rescind or repurchase any Franchise Agreement or all or any portion of the rights granted therein. Each disclosure document that the Company or its Subsidiaries delivered to a prospective Franchisee or Subfranchisee at any time during the period covered by any applicable statute of limitations that has not expired complied in all material respects with the Uniform Franchise Offering Circular Guidelines promulgated by the North American Securities Administrators Association, the Trade Regulation Rule on Disclosure Requirements and Prohibitions Concerning Franchising and Business Opportunity Ventures promulgated by the U.S. Federal Trade Commission and applicable state Law, except where failure to do so could not reasonably be expected to have a Material Adverse Effect, and no such disclosure document contained a material misstatement of fact or omitted any material fact necessary to make the information therein fair, accurate, complete and not misleading.

          (vii) To the knowledge of the Company, neither the Company nor any of its Subsidiaries has, directly or indirectly, paid or delivered any fees, commissions or other sums of money or items of property, however designated or characterized, to any finders, agents, customers, suppliers, government officials or other parties that constituted illegal payments under any federal, state or local Law.

     (x) Company Rights Agreement. The Company Board of Directors has provided its interpretation and has approved and duly authorized, if necessary, the amendment the Company Rights Agreement to the effect that neither of the Buyers nor the Buyer Subsidiary or any of their respective Affiliates shall become an Acquiring Person (as defined in the Company Rights Agreement). Prior to the Effective Time, no Distribution Date (as defined in the Company Rights Agreement) will occur, and the Company Rights will not separate from the underlying shares of Company Common Stock or give the holders thereof the right to acquire securities of any party hereto, in each case as a result of the approval, execution or delivery of this Agreement, or the consummation of the transactions contemplated hereby.

     (y) Accuracy of Information. None of the representations, warranties or statements of the Company contained in this Agreement or in the exhibits hereto contains any untrue statement of a material fact or, taken as a whole together with the SEC Reports and the Disclosure Letter, omits to state any material fact necessary in order to make any of such representations, warranties or statements not misleading.

     SECTION 3.02 Representations and Warranties of the Buyers and the Buyer Subsidiary. The Buyers and the Buyer Subsidiary, jointly and severally, represent and warrant to the Company as follows:

     (a) Organization, Standing, and Qualification. Each of the Buyers and the Buyer Subsidiary is a limited partnership or limited liability company, as the case may be, duly organized, validly existing and in good standing under the laws of the State of Delaware and has all the requisite power and authority, and is in possession of all Approvals necessary to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of the Buyers and the Buyer Subsidiary is duly qualified or licensed as a foreign limited partnership or limited liability company, as the case may be, to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary. The Buyer Subsidiary is a newly-formed single purpose entity which has been formed solely for the purposes of the Merger and has not and will not carry on any business or engage in any activities other than those reasonably related to the Merger.

     (b) Authorization and Execution. Each of the Buyers and the Buyer Subsidiary has all the necessary partnership and limited liability company power and authority to execute and deliver this Agreement and consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of the Buyers and the Buyer Subsidiary have been duly authorized by the respective governing body of each of the Buyers and the Buyer Subsidiary and by the Buyers as the only members of the Buyer Subsidiary, and no further partnership or limited liability company action of the Buyers or the Buyer Subsidiary is necessary to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of the Buyers and the Buyer Subsidiary and, assuming the accuracy of the representations and warranties set forth in Section 3.01(a), constitutes the legal, valid and binding obligation of each of the Buyers and the Buyer Subsidiary, enforceable against the Buyers and the Buyer Subsidiary in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar Laws affecting the enforcement of creditors' rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a Court of law or equity).

     (c) No Conflicts. Neither the execution and delivery of this Agreement by the Buyers and the Buyer Subsidiary, nor the consummation by the Buyers and the Buyer Subsidiary of the transactions contemplated hereby, will (i) conflict with or result in a breach of the Charter, by-laws or similar organizational documents as currently in effect, of the Buyers or the Buyer Subsidiary; (ii) except for the requirements under the HSR Act, compliance with the Exchange Act, the filing of the Articles of Merger with the Secretary of State of the State of Tennessee and filing of the Certificate of Merger with the Secretary of State of the State of Delaware, require any filing with, or consent or approval of, any Governmental Authority having jurisdiction over any of the business or assets of the Buyers or the Buyer Subsidiary, except for any consent, filing or authorization, the failure of which to obtain, and for any filing or registration, the failure of which to make, could not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Buyers;
(iii) violate any statute, Law, ordinance, rule or regulation applicable to the Buyers or the Buyer Subsidiary or any injunction, judgment, Order, writ or decree to which the Buyers or the Buyer Subsidiary has been specifically identified as subject, except for such violations that, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the Buyers; or (iv) result in a breach of, or constitute a default or an event that, with the passage of time or the giving of notice, or both, would constitute a default, give rise to a right of termination, cancellation or acceleration, create any entitlement of any third party to any payment or benefit, require the consent of any third party, or result in the creation of any Lien on the assets of the Buyers or the Buyer Subsidiary under, any contract of either.

     (d) Litigation. No Litigation is pending or, to the knowledge of the Buyers or the Buyer Subsidiary, threatened against the Buyers or the Buyer Subsidiary that seeks to enjoin or otherwise challenge the consummation of the transactions contemplated by this Agreement. None of the Buyers nor the Buyer Subsidiary is specifically identified as a party subject to any restrictions or limitations under any injunction, writ, judgment, Order or decree of any Court, administrative agency or commission or other Governmental Authority that, individually or in the aggregate, could reasonably be expected to have a material adverse effect on the Buyers.

     (e) No Brokers or Finders. No broker, financial advisor, finder or investment banker or other Person is entitled to any broker's, financial advisor's, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Buyers or the Buyer Subsidiary.

     (f) Availability of Funds. At the date hereof and at the Effective Time, the Buyer Subsidiary shall have sufficient funds available to pay the Merger Consideration, the expenses related to the Merger and all amounts which may become due as a result of the consummation of the Merger.

     (g) Ownership of Stock. None of the Buyers or the Buyer Subsidiary owns any shares of Company Common Stock.

                                   ARTICLE IV

               CONDUCT AND TRANSACTIONS BEFORE THE EFFECTIVE TIME

     SECTION 4.01  Operation of Business of the Company until Effective
Time. The Company covenants and agrees that, between the date hereof and the Effective Time, except as expressly required or permitted by this Agreement or unless the Buyers shall otherwise agree in writing, the Company shall conduct and shall cause the business of itself and each of its Subsidiaries to be conducted only in, and the Company and its Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice and in compliance with applicable laws. The Company shall use its best efforts (i) to preserve intact the business organization and assets of the Company and each of its Subsidiaries; (ii) to keep available the services of the present officers, employees and consultants of the Company and each of its Subsidiaries; and (iii) to maintain in effect Material Contracts and to preserve the present relationships of the Company and each of its Subsidiaries with customers, licensees, Franchisees, suppliers, distributors and other Persons with whom the Company or any of its Subsidiaries has material business relations. In addition to, and not in limitation of the foregoing, neither the Company nor any of its Subsidiaries shall, between the date hereof and the Effective Time, directly or indirectly do, or propose to do, any of the following without the prior written consent of the Buyers:

     (a) amend or otherwise change the Charter or By-Laws or equivalent organizational documents of the Company or any of its Subsidiaries or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of the Company or any of its Subsidiaries;

     (b) issue, grant, sell, transfer, deliver, pledge, promise, dispose of or encumber, or authorize the issuance, grant, sale, transfer, deliverance, pledge, promise, disposition or encumbrance of, any shares of capital stock or other equity interests of any class, or any options, warrants, convertible or exchangeable securities or other rights of any kind to acquire any shares of capital stock or any other equity interest or Stock-Based Rights of the Company or any of its Subsidiaries (except pursuant to the exercise of options, warrants, conversion rights and other contractual rights described in Section 3.01(b)(i) and limited to the equity interests described in such Section 3.01(b)(i)); or redeem, purchase or otherwise acquire, directly or indirectly, any of the capital stock or other equity interests of the Company or any of its Subsidiaries;

     (c) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock or other equity interests (except that a Subsidiary may declare and pay a dividend or distribution to its parent); split, combine or reclassify any of its capital stock or other equity interests, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock or other equity interests; or amend the terms of, repurchase, redeem or otherwise acquire, or permit any Subsidiary to repurchase, redeem or otherwise acquire, any of its securities, including debt securities, or any securities, including debt securities, of its Subsidiaries; or propose to do any of the foregoing;

     (d) sell, transfer, deliver, lease, license, sublicense, mortgage, pledge, encumber or otherwise dispose of (in whole or in part), or create, incur, assume or subject any Lien on, any of the assets of the Company or any of its Subsidiaries (excluding any Company Intellectual Property) other than (i) in the ordinary course of business consistent with past practice, but in no event shall such dispositions exceed $100,000 individually or $1,000,000 in the aggregate,
(ii) pursuant to the terms of contracts entered into as of the date of this Agreement, or (iii) intercompany transfers.

     (e) acquire (by merger, consolidation, lease, acquisition of stock or assets or otherwise) any corporation, limited liability company, partnership, joint venture, trust or other entity or any business organization or division thereof or any material amount of the assets of any of the foregoing; incur any indebtedness for borrowed money, other than net increases in the principal balances outstanding as of the date of this Agreement of less than or equal to:
(i) $3 million under the Amended and Restated Credit Agreement, dated as of September 6, 2000, by and among the Company, the Initial Lenders (as defined therein), Bank of America, N.A., as initial issuing bank, Bank of America, N.A., as Administrative Agent, and Banc of America Securities, L.L.C., as lead arranger and sole book manager and as syndication agent, as in effect on the date hereof (the "Shoney's Revolver"), and (ii) $2 million under the Credit Agreement, dated as of September 6, 2000, as amended, by and among Captain D's, Inc., the Initial Lenders (as defined therein), Bank of America, N.A., as the initial issuing bank swing line bank, administrative agent and collateral agent, and Banc of America Securities LLC, as sole lead arranger and sole book manager, as in effect on the date hereof (the "Captain D's Agreement") (the Buyers agreeing that if the Company requests consent to exceed such limitations, such consent shall not be unreasonably withheld or delayed), or issue any debt securities or any warrants or rights to acquire any debt security or assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any Person; make any loans, advances or enter into any financial commitments, including, without limitation, commitments, related to any interest rate swaps, caps, floors or option agreements or any other interest rate risk management arrangement, foreign exchange contracts or other derivative contracts or arrangements; or, authorize or make any capital expenditures in excess of $3,000,000 in the aggregate;

     (f) terminate any employee or consultant whose salary and bonus equaled or exceeded $100,000 in the calendar year ended December 31, 2001 or hire any employee or consultant whose salary and bonus are expected to equal or exceed $100,000 in the calendar year ended December 31, 2002; except in the ordinary course of business consistent with past practice, increase the compensation or fringe benefits (including, without limitation, bonus) payable or to become payable to its directors or officers, or loan or advance any money or other asset or property to, or grant any bonus, severance or termination pay not required under existing severance plans to; or enter into any employment or severance agreement with, any director, officer or other employee of the Company or any of its Subsidiaries; or establish, adopt, enter into, terminate or amend, or accelerate the payment, right to payment or vesting under, any Employee Plan or any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, stock purchase, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees of the Company or any Subsidiary, other than as required by the terms thereof or applicable Law;

     (g) change any accounting policies or procedures (including procedures with respect to reserves, revenue recognition, payments of accounts payable and collection of accounts receivable) or method of Tax accounting unless required by a change in Law or GAAP used by it;

     (h) (i) enter into any agreement that if entered into prior to the date hereof would be a Material Contract required to have been disclosed pursuant to
Section 3.01(i); or (ii) modify, amend in any material respect, transfer, terminate or waive any material rights under any Material Contract in any manner adverse to the Company or any of its Subsidiaries;

     (i) make or change any material Tax election, file any amended Tax Return other than that which is deemed necessary to correct a non-material error or seek a refund, settle or compromise any federal, state, local or foreign income tax liability, agree to an extension of a statute of limitations, enter into any closing agreement relating to any Tax or surrender any right to claim a Tax refund;

     (j) pay, discharge, satisfy or settle any Litigation, except any settlement that would not: (i) impose any injunctive or similar Order on the Company or any of its Subsidiaries; or restrict in any way the business of the Company or any of its Subsidiaries; or (ii) exceed $50,000 in cost or value to the Company or any of its Subsidiaries in the aggregate for all such settlements. The Company and its Subsidiaries shall not pay, discharge or satisfy any liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), except in the ordinary course of business consistent with past practice;

     (k) enter into or amend any Contract, transaction, indebtedness or other arrangement with, directly or indirectly, any of the directors or other Affiliates of the Company and its Subsidiaries, or any of their respective Affiliates or family members;

     (l) fail to use best efforts to maintain in full force and effect all self-insurance and insurance, as the case may be, currently in effect unless simultaneously with the termination or cancellation thereof replacement policies providing substantially the same coverage (without any gap) are in full force and effect;

     (m) cease the operation of any office or other premises of the Company or any of its Subsidiaries, except as set forth in Section 4.01(m) of the Disclosure Letter;

     (n) file a petition under the Title 11 of the United States Code (the "Bankruptcy Code"), adopt or enter into a plan of complete or partial liquidation, dissolution, winding up, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries, other than liquidations, dissolutions, mergers, consolidations, restructurings, recapitalizations, or other reorganizations involving only wholly-owned Subsidiaries of the Company and no other Person;

     (o) plan, announce, implement or effect any mass reduction in force, mass lay-off, mass early retirement program, mass severance program or other program or effort concerning the mass termination of employment of employees of the Company or its Subsidiaries, except for terminations of employees as a result of the cessation of the operation of offices or premises pursuant to Section 4.01(m);

     (p) fail to maintain its Intellectual Property as currently maintained, or allow any Mark to expire or to become abandoned, canceled or otherwise terminated;

     (q) transfer, license, sell or otherwise dispose of any material Intellectual Property, except pursuant to a franchise agreement; or

     (r) except as set forth in Section 4.01(r) of the Disclosure Letter, authorize, recommend, propose or announce an intention to do any of the foregoing, or agree, orally or in writing, negotiate the terms of, or enter into, or amend any Material Contract or arrangement to do any of the foregoing.

     SECTION 4.02  Company Shareholders' Meeting; Proxy Statement and Proxy.

     (a) The Company shall promptly after the date of this Agreement take all actions necessary in accordance with the Tennessee Act and its Charter and By-Laws to duly call, give notice of and hold the Company Shareholders' Meeting (as defined herein) as soon as reasonably practicable. Once the Company Shareholders' Meeting has been called and noticed, the Company shall not postpone or adjourn (other than for the absence of a quorum and then only to a future date specified by the Buyers) the Company Shareholders' Meeting without the written consent of the Buyers, unless otherwise required by Law or by a Governmental Authority. The Board of Directors of the Company has declared that this Agreement is advisable and, subject to Section 4.03(c), shall recommend that this Agreement and the transactions contemplated hereby be approved and authorized by the shareholders of the Company and include in the Proxy Statement a copy of such recommendations; provided, however, that the Board of Directors of the Company shall submit this Agreement to the shareholders of the Company whether or not the Board of Directors of the Company at any time subsequent to making such declaration takes any action permitted by Section 4.03(c). The Company shall solicit from its shareholders proxies voting in favor of this Agreement and the Merger and shall take all other action reasonably necessary or advisable to secure the vote or consent of its shareholders to authorize and approve this Agreement and the Merger; provided, however, that the Board of Directors obligations shall be subject to Section 4.03(c). Without limiting the generality of the foregoing, (i) the Company agrees that its obligation to duly call, give notice of, convene and hold the Company Shareholders' Meeting as required by this Section 4.02(a), shall not be affected by the withdrawal, amendment or modification of the Board of Directors' recommendation of approval and adoption of this Agreement and the transactions contemplated hereby, and
(ii) the Company agrees that its obligations under this Section 4.02(a) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal (as defined in Section 4.03(a)).

     (b) In connection with the Company Shareholders' Meeting (as defined herein), the Company shall promptly after the date of this Agreement prepare and file with the SEC a preliminary proxy statement relating to the transactions contemplated by this Agreement and the Merger (the "Preliminary Proxy Statement") and shall use its best efforts to respond to the comments of the SEC and to cause a definitive proxy statement (such proxy statement, together with any amendments thereof or supplements thereto, the "Proxy Statement") to be mailed to the Company's shareholders as soon as reasonably practicable after the Proxy Statement is available for mailing; provided, however, that prior to the filing of each of the Preliminary Proxy Statement and the Proxy Statement, the Company shall consult with the Buyers with respect to such filings and shall afford the Buyers reasonable opportunity to comment thereon. The Buyers and the Buyer Subsidiary shall provide the Company with any information for inclusion in the Preliminary Proxy Statement and the Proxy Statement that may be required under applicable Law with respect to the Buyers and the Buyer Subsidiary as is reasonably requested by the Company.

     (c) The Company agrees that the Proxy Statement will not, at the time the Proxy Statement is mailed, at the time of the meeting of shareholders (the "Company Shareholders' Meeting") to which the Proxy Statement relates, or at the Effective Time, as then amended or supplemented, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading (except that no representation is made by the Company with respect to statements made in, or incorporated by reference into the Proxy Statement based on information about the Buyers or the Buyer Subsidiary furnished by the Buyers or the Buyer Subsidiary in writing specifically for inclusion in the Proxy Statement).

     (d) The Buyers agree that none of the information furnished or to be furnished by the Buyers or the Buyer Subsidiary with respect to the Buyers or the Buyer Subsidiary (as opposed to comments and/or written materials provided with respect to the text of the Proxy Statement) in writing specifically for inclusion in the Proxy Statement will, at the time the Proxy Statement is mailed, at the time of the Company Shareholders' Meeting, or at the Effective Time, as then amended or supplemented, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     SECTION 4.03  No Shopping.

     (a) From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, subject to
Section 4.03(b), the Company shall not, nor shall it permit any of its Affiliates or Subsidiaries to, nor shall it authorize or permit any of its or their respective shareholders, directors, officers, employees, representatives or agents (collectively, the "Company Representatives"), to directly or indirectly, (i) solicit, actively and knowingly facilitate, initiate, encourage or take any action to solicit, actively and knowingly facilitate, initiate, or encourage, any inquiries or communications or the making of any proposal or offer that constitutes or may constitute an Acquisition Proposal (as defined herein), or (ii) participate or engage in any discussions or negotiations with, or provide any information to or take any other action with the intent to facilitate the efforts of, any Person concerning any possible Acquisition Proposal or any inquiry or communication which might reasonably be expected to result in an Acquisition Proposal. For purposes of this Agreement, the term "Acquisition Proposal" shall mean any inquiry, proposal or offer from any Person (other than the Buyers, the Buyer Subsidiary or any of their Affiliates or permitted assigns) relating to (A) any tender offer, exchange offer, merger, consolidation, recapitalization, liquidation or other direct or indirect business combination, involving the Company or any Material Subsidiary (as defined herein); (B) the issuance or acquisition of shares of capital stock or other equity interests of the Company or any Material Subsidiary representing fifteen percent (15%) or more of the outstanding capital stock or other equity interests of the Company or such Material Subsidiary or any tender or exchange offer that if consummated, would result in any Person, together with all Affiliates thereof, beneficially owning shares of capital stock or other equity interests of the Company or any Material Subsidiary representing fifteen percent (15%) or more of the outstanding capital stock or other equity interests of the Company or such Material Subsidiary; or (C) the sale, lease, exchange, license (whether exclusive or not), franchise, or other disposition of any significant portion of the business or assets of the Company or any Material Subsidiary. In no event shall an Acquisition Proposal include any transaction involving or that could involve (1) the commencement by the Company or any of its Subsidiaries of a case under the Bankruptcy Code; (2) any proceeding under the Bankruptcy Code involving a reorganization, adjustment of debt, relief of debtors, dissolution insolvency or liquidation; (3) the appointment of a receiver or custodian for any substantial part of the Company's or any Subsidiary's property; or (4) the making of a general assignment for the benefit of creditors (each, a "Bankruptcy Proposal"). The Company shall immediately cease and cause to be terminated, and shall cause its Subsidiaries and all Company Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could to lead to, an Acquisition Proposal or a Bankruptcy Proposal. The Company shall promptly notify each Company Representative of its obligations under this Section 4.03.

     (b) Notwithstanding Section 4.03(a), the Company may participate in discussions or negotiations with, or furnish information with respect to the Company pursuant to a confidentiality agreement with terms no less favorable to the Company than those in effect between the Company and the Buyers to, any Person if and only if (i) such Person has submitted an unsolicited bona fide written Acquisition Proposal to the Company, (ii) neither the Company nor any of the Company Representatives shall have violated Section 4.03(a), (iii) the Board of Directors of the Company
(A) determines by a majority vote in its good faith judgment, after consultation with outside counsel, that taking such action is necessary in order to act in a manner consistent with the fiduciary duties of such Board under applicable laws, and (B) contemporaneously with furnishing any such nonpublic information to, or entering into discussions or negotiations with, such Person, the Company gives the Buyers written notice of the identity of such Person and of the Company's intention to furnish nonpublic information to, or enter into discussions or negotiations with, such Person, and (iv) contemporaneously with furnishing any such information to such Person, the Company furnishes such information to the Buyers (to the extent such information has not been previously furnished by the Company). In addition to the foregoing, the Company shall (1) provide the Buyers with at least forty-eight (48) hours prior notice (or such lesser prior notice as provided to the members of the Company's Board of Directors) of any meeting of the Company's Board of Directors at which the Company's Board of Directors is reasonably expected to consider a Superior Proposal (as defined herein) and (ii) provide the Buyers with at least three (3) Business Days prior written notice (or such lesser prior notice as provided to the members of the Company's Board of Directors) of a meeting of the Company's Board of Directors at which the Company's Board of Directors is reasonably expected to recommend a Superior Proposal to its shareholders and together with such notice a copy of the definitive documentation relating to such Superior Proposal.

     (c) Except as set forth in the following sentence, neither the Board of Directors of the Company nor any committee thereof shall (i) approve or recommend any Acquisition Proposal other than the Merger, (ii) withdraw or modify in a manner adverse to the Buyers or the Buyer Subsidiary its approval or recommendation of the Merger, this Agreement or the transactions contemplated hereby, (iii) upon a written request by the Buyers to reaffirm its approval or recommendation of this Agreement or the Merger following the delivery, making or announcement of an Acquisition Proposal, fail to do so within two (2) Business Days after such request is made, (iv) approve, enter, or permit or cause the Company or any Material Subsidiary to enter, into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or (v) resolve or announce its intention to do any of the foregoing. The immediately preceding sentence notwithstanding, in the event that prior to the Company Shareholders' Meeting the Board of Directors of the Company receives a Superior Proposal, the Board of Directors of the Company may (A) withdraw or modify, or propose to withdraw or modify, in a manner adverse to the Buyers or the Buyer Subsidiary its approval or recommendation of the Merger, this Agreement or the transactions contemplated hereby, (B) fail to reaffirm its approval or recommendation of this Agreement or the Merger within two (2) Business Days after a written request by the Buyers to do so, or (C) resolve or announce its intention to do any of the actions set forth in the preceding clauses (A) or (B), if (1) after consultation with outside counsel, the Board of Directors determines by a majority vote of directors in their good faith judgment that taking such action is necessary in order to act in a manner consistent with the fiduciary duties of the Board of Directors under applicable Law, and (2) the Company furnishes the Buyers contemporaneous written notice of the taking of such action (which notice shall include a description of the material terms and conditions of the Superior Proposal and identify the Person making the same). For purposes of this Agreement, "Material Subsidiary" means any Subsidiary of the Company whose consolidated revenues, net income or assets constitute ten percent (10%) or more of the revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, and the term "Superior Proposal" means any bona fide written Acquisition Proposal that is on terms which the Board of Directors of the Company determines by a majority vote of its directors in their good faith judgment (after consultation with its outside counsel and financial advisors), after taking into account all relevant factors, including any conditions to such Acquisition Proposal, the form of consideration contemplated by such Acquisition Proposal, the timing of the closing thereof, the risk of nonconsummation, the ability of the Person making the Acquisition Proposal to finance the transactions contemplated thereby and any required filings or approvals, to be more favorable to the shareholders of the Company than the Merger (or any revised proposal made by the Buyers).

     (d) In addition to the other obligations of the Company set forth in this
Section 4.03, the Company shall promptly (and in any event within one (1) day after receipt thereof) advise the Buyers orally and in writing of any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same. The Company shall inform the Buyers on a prompt and current basis of the status, terms and content of any discussions regarding any Acquisition Proposal with a third party. Nothing contained in this Section 4.03(d) shall prevent the Board of Directors of the Company from complying with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act.

     SECTION 4.04 Access to Information. From the date of this Agreement until the Effective Time, the Company will give the Buyers and its counsel, financial advisers, auditors, potential financing sources, potential acquirors of certain of the assets of the Company and other authorized representatives reasonable access to the offices, properties, books and records of the Company and each Subsidiary at all reasonable times and upon reasonable notice, and will instruct the employees, counsel, financial advisers and auditors of the Company and each Subsidiary to cooperate with the Buyers and each such representative in all reasonable respects in its investigation of the business of the Company and its Subsidiaries. The Buyers and each such representative will conduct such investigation in a manner so as not to unreasonably interfere with the operations of the Company and its Subsidiaries and will take all necessary precautions (including obtaining the written agreement of its respective employees or representatives involved in such investigation) to protect the confidentiality of any information of the Company and its Subsidiaries disclosed to such Persons during such investigation.

     SECTION 4.05 Amendment of the Company's Employee Plans. The Company will, effective at or immediately before the Effective Time, cause any Employee Plans that it may have to be amended, to the extent, if any, reasonably requested by the Buyers, for the purpose of permitting such Employee Plan to continue to operate in conformity with ERISA and the Code following the Merger.

     SECTION 4.06 HSR Act. Each of the Company, the Buyers and the Buyer Subsidiary will, promptly after the execution of this Agreement, file all Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act, will exercise its reasonable best efforts to obtain an early termination of the applicable waiting period, and will make any further filings pursuant thereto that may be necessary or advisable.

     SECTION 4.07 Confidentiality Agreement. The Confidentiality Agreement between the Company and Lone Star Fund (III) (U.S.), L.P., dated June 27, 2001, shall remain in full force and effect until the Effective Time, subject to the express provisions of this Agreement. Until the Effective Time, the Company, the Buyers and the Buyer Subsidiary shall comply with the terms of the Confidentiality Agreement as if they were parties thereto.

     SECTION 4.08 Company Rights Agreement. The Board of Directors of the Company shall take all action necessary or desirable (in addition to that referred to in Section 3.01(x)) (including amending the Company Rights Agreement, to the extent permitted thereunder) in order to render the Company Rights inapplicable to the Merger and the other transactions contemplated by this Agreement. Except in connection with the foregoing sentence or after the termination of this Agreement, the Board of Directors of the Company shall not, without the prior written consent of the Buyers, (a) amend the Company Rights Agreement or (b) take any action with respect to, or make any determination under, the Company Rights Agreement, in each case in order to facilitate any Acquisition Proposal with respect to the Company.

     SECTION 4.09  Best Efforts; Further Assurances.

     (a) Upon the terms and subject to the conditions set forth in this Agreement, each party hereto shall use its best efforts to take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other party or parties in doing, all things necessary, proper or advisable to consummate and make effective, the Merger and the other transactions contemplated hereby as soon as reasonably practicable after the date hereof. The Company and the Buyers shall use their best efforts to (i) as promptly as practicable, obtain all Approvals; (ii) make all filings under applicable Law required in connection with the authorization, execution and delivery of this Agreement by the Company and the Buyers and the consummation by them of the transactions contemplated hereby, including the Merger (in connection with which the Buyers and the Company will cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filings and, if requested, will accept all reasonable additions, deletions or changes suggested in connection therewith; and (iii) furnish all information required for any application or other filing to be made pursuant to the Tennessee Act, the Delaware Act or any other Law or any applicable regulations of any Governmental Authority (including all information required to be included in the Preliminary Proxy Statement or the Proxy Statement) in connection with the transactions contemplated by this Agreement. Anything in this Agreement to the contrary notwithstanding, neither the Buyers nor any of their Affiliates shall be under any obligation to (x) make proposals, execute or carry out agreements or submit to Orders providing for the sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of the Buyers, any of their Affiliates, the Company, or any of the Subsidiaries or the holding separate of the Company Common Stock or imposing or seeking to impose any limitation on the ability of the Buyers or any of their Affiliates, to conduct their business or own such assets or to acquire, hold or exercise full rights of ownership of Company Common Stock; or (y) otherwise take any step to avoid or eliminate any impediment which may be asserted under any Law governing competition, monopolies or restrictive trade practices which, in the reasonable judgment of the Buyers, might result in a limitation of the benefit expected to be derived by the Buyers as a result of the transactions contemplated hereby or might adversely affect the Company, any of the Subsidiaries or the Buyers or any of the Buyers' Affiliates. Anything in this Agreement to the contrary notwithstanding, without the prior written consent of the Buyers, neither the Company nor any of its Subsidiaries will take any action specified in clause (x) or clause (y) of the immediately preceding sentence.

     (b) The parties hereto shall use their best efforts to satisfy or cause to be satisfied all of the conditions precedent that are set forth in Article V, as applicable to each of them, and to cause the transactions contemplated by this Agreement to be consummated as soon as reasonably practicable after the date hereof. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for the consummation of this Agreement and the transactions contemplated hereby.

     (c) The Company and the Buyers shall cooperate with one another:

          (i) in connection with the preparation of the Preliminary Proxy Statement or the Proxy Statement;

          (ii) in determining whether any action by or in respect of, or filing with, any Governmental Authority or other third party, is required, or any Approvals are required to be obtained from parties in connection with the consummation of the transactions contemplated hereby; and

          (iii) in seeking any Approvals or making any filings, including furnishing information required in connection therewith or with the Preliminary Proxy Statement or the Proxy Statement, and seeking timely to obtain any such Approvals, or making any filings.

     SECTION 4.10  Notification of Certain Matters.

     (a) The Company shall give prompt notice to the Buyers, and the Buyers shall give prompt notice to the Company, of the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which results in any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect (or, in the case of any representation or warranty qualified by its terms by materiality or Material Adverse Effect, then untrue or inaccurate in any respect) and any failure of the Company, the Buyers, or the Buyer Subsidiary, as the case may be, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder or under Article VI hereof; provided, however, that the delivery of any notice pursuant to this
Section 4.10 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     (b) Each of the Company and the Buyers shall give prompt notice to the other of (i) any notice or other communication from any Person alleging that the Approval of such Person is or may be required in connection with the Merger,
(ii) any notice or other communication from any Governmental Authority in connection with the Merger; (iii) any Litigation, relating to or involving or otherwise affecting the Company or its Subsidiaries or the Buyers or their Affiliates that relates to the Merger; and (iv) any change that could reasonably be expected to have a Material Adverse Effect on the Company or is likely to delay or impede the ability of either the Buyers or the Company to consummate the transactions contemplated by this Agreement or to fulfill their respective obligations set forth herein.

     (c) Each of the Company and the Buyers shall give (or shall cause their respective Subsidiaries to give) any notices to third Persons, and use, and cause their respective Subsidiaries to use, their reasonable best efforts to obtain any consents from third Persons (i) necessary, proper or advisable to consummate the transactions contemplated by this Agreement, (ii) otherwise required under any Contracts in connection with the consummation of the transactions contemplated hereby (the "Company Consents") or (iii) required to prevent a Material Adverse Effect on the Company from occurring. If any party shall fail to obtain any such consent from a third Person, such party shall use its reasonable best efforts, and will take any such actions reasonably requested by the other parties, to limit the adverse effect upon the Company and the Buyers, their respective Subsidiaries, and their respective businesses resulting, or which would result after the Effective Time, from the failure to obtain such consent.

     SECTION 4.11 Voting Agreements. The Company shall use its best efforts to deliver to the Buyers executed voting agreements from any executive officers and directors who have not executed voting agreements as of the date hereof, in substantially the form executed by certain officers and directors as of the date hereof.

     SECTION 4.12  Tax Matters.

     (a) Between the date hereof and the Closing Date, to the extent the Company or its Subsidiaries has knowledge of the commencement or scheduling of any Tax audit, the assessment of any material Tax, the issuance of any notice of material Tax due or any bill for collection of material Tax, or the commencement or scheduling of any other administrative or judicial proceeding with respect to the determination, or assessment of any material Tax, the Company shall timely provide Buyers notice of such matters, setting forth information describing the asserted liability in reasonable detail.

     (b) The Company and its Subsidiaries, as applicable, shall prepare and timely file all Tax Returns and amendments thereto required to be filed on or before the Closing Date. The Buyers shall have reasonable opportunity to review all such Tax Returns and amendments thereto. The Company and its Subsidiaries shall pay and discharge all Taxes shown as due on such Tax Returns.

     SECTION 4.13 Options. The Company shall use its best efforts to obtain the termination of any outstanding Option that is exercisable for 50,000 or more shares of Company Common Stock and which has a per share exercise price of less than the Merger Consideration.

     SECTION 4.14 Pension, Benefit and Welfare Plans. The Company shall file a request for a determination letter for its 401(k) Retirement Savings Plan with the Internal Revenue Service on or before February 28, 2002.

                                   ARTICLE V

                              CONDITIONS PRECEDENT

     SECTION 5.01 Conditions to the Obligations of the Buyers and the Buyer Subsidiary. The obligations of the Buyers and the Buyer Subsidiary to effect the Merger shall be subject to the fulfillment at or before the Effective Time of the following conditions, any one or more of which (except for the conditions set forth in Sections 5.01(b) and (e)) may be waived by the Buyers and the Buyer Subsidiary:

     (a) (i) The representations and warranties of the Company contained in this Agreement that are qualified as to Material Adverse Effect shall be true and correct as of the date of this Agreement and as of immediately prior to the Effective Time (other than representations and warranties which address matters only as of a particular date, in which case such representations and warranties shall be true and correct, on and as of such particular date), with the same force and effect as if then made; and (ii) the representations and warranties of the Company contained in this Agreement that are not qualified as to Material Adverse Effect shall be true and correct as of the date of this Agreement and as of immediately prior to the Effective Time (other than representations and warranties which address matters only as of a particular date, in which case such representations and warranties shall be true and correct, on and as of such particular date), with the same force and effect as if then made, except where the failure of such representations and warranties (other that the representation contained in Section 3.01(b), which shall be true and correct in all material respects) to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company; and the Buyers and the Buyer Subsidiary shall have received a certificate to such effect signed by the president and by the chief financial officer of the Company. The Company shall have performed and complied in all material respects with the agreements and obligations contained in this Agreement required to be performed and complied with by it immediately prior to the Effective Time, and the Buyers and the Buyer Subsidiary shall have received a certificate to such effect signed by the president and by the chief financial officer of the Company.

     (b) This Agreement shall have been approved at the Company Shareholders' Meeting referred to in Section 4.02 by the vote required by the Tennessee Act and the Company's Charter.

     (c) No change, occurrence, development or series of changes, occurrences or developments (whether related or unrelated) shall have occurred, been threatened or become known to the Buyers that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

     (d) There shall not be pending any action or proceeding brought by any Governmental Authority requesting or threatening an injunction, writ, order, judgment or decree that, in the reasonable judgment of the Buyers, could reasonably likely, if issued, restrain or prohibit the consummation of any of the transactions contemplated hereby, require rescission of this Agreement or any such transactions, or result in material damages to the Buyers, the Buyer Subsidiary or the Surviving Corporation or their respective officers or directors if the transactions contemplated hereby are consummated, nor shall there be in effect any provision of applicable Law prohibiting the consummation of the Merger or any injunction, writ, judgment, preliminary restraining order or other order or decree of any nature issued by a court or governmental agency of competent jurisdiction directing that any of the transactions provided for herein not be consummated as so provided.

     (e) All applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated.

     (f) No Company Rights shall have become exercisable under the Rights Agreement.

     (g) The holders of not more than ten percent (10%) of the outstanding shares of Company Common Stock shall have exercised dissenters' rights in accordance with the Tennessee Act.

     (h) All actions by or in respect of or filings with any governmental body, agency, official or authority required to permit the consummation of the Merger shall have been made or obtained.

     SECTION 5.02 Conditions to the Obligations of the Company. The obligations of the Company to effect the Merger shall be subject to the fulfillment at or before the Effective Time of the following conditions, any one or more of which (except for the conditions set forth in Section 5.02(b) and (d)) may be waived by the Company:

     (a) (i) The representations and warranties of the Buyers and the Buyer Subsidiary contained in this Agreement that are qualified as to material adverse effect shall be true and correct as of the date of this

Agreement and as of immediately prior to the Effective Time (other than representations and warranties which address matters only as of a particular date, in which case such representations and warranties shall be true and correct, on and as of such particular date), with the same force and effect as if then made; and (ii) the representations and warranties of the Buyers and the Buyer Subsidiary contained in this Agreement that are not qualified as to material adverse effect shall be true and correct as of the date of this Agreement and as of immediately prior to the Effective Time (other than representations and warranties which address matters only as of a particular date, in which case such representations and warranties shall be true and correct, on and as of such particular date), with the same force and effect as if then made, except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Buyers; and the Company shall have received a certificate to such effect signed by an executive officer of the Buyers and the Buyer Subsidiary. Each of the Buyers and the Buyer Subsidiary shall have performed and complied in all material respects with the agreements and obligations contained in this Agreement required to be performed and complied with by it immediately before the Effective Time, and the Company shall have received a certificate to such effect signed by an executive officer of each of the Buyers and the Buyer Subsidiary.

     (b) This Agreement shall have been approved at the Company Shareholders' Meeting referred to in Section 4.02 by the vote required by the Tennessee Act and the Company's Charter.

     (c) There shall not be pending any action or proceeding brought by any Governmental Authority requesting or threatening an injunction, writ, order, judgment or decree that, in the reasonable judgment of the Company, could reasonably likely, if issued, restrain or prohibit the consummation of any of the transactions contemplated hereby, require rescission of this Agreement or any such transactions, result in material damages to the Company, the Subsidiaries, or their respective officers or directors if the transactions contemplated hereby are consummated or limit the benefit expected to be derived by the Company's stockholders as a result of the transactions contemplated hereby, nor shall there be in effect any provision of applicable law prohibiting the consummation of the Merger or any injunction, writ, judgment, preliminary restraining order or other order or decree of any nature issued by a court or governmental agency of competent jurisdiction directing that any of the transactions provided for herein not be consummated as so provided.

     (d) All applicable waiting periods (and any extension thereof) under the HSR Act shall have expired or otherwise been terminated.

     (e) All actions by or in respect of or filings with any governmental body, agency, official or authority required to permit the consummation of the Merger shall have been made or obtained.

                                   ARTICLE VI

               CONDUCT AND TRANSACTIONS AFTER THE EFFECTIVE TIME

     SECTION 6.01 Indemnification. All rights to indemnification, expense advancement and exculpation existing in favor of any present or former director, officer or employee of the Company or any of its Subsidiaries as provided in the Charter, By-Laws or similar organizational documents of the Company or any of its Subsidiaries or by law as in effect on the date hereof shall survive the Merger for a period of at least six (6) years after the Effective Time (or, in the event any relevant claim is asserted or made within such six-year period, until final disposition of such claim) with respect to matters occurring at or before the Effective Time.

     SECTION 6.02 Directors and Officers Liability Insurance. For a period of at least six (6) years after the Effective Time, the Surviving Corporation shall, and the Buyers (for so long as one or more of the Buyers or their Affiliates shall control the Surviving Corporation) shall cause the Surviving Corporation to, maintain in effect either (a) the current policy of directors' and officers' liability insurance maintained by the Company (provided that the Buyers or the Surviving Corporation may substitute therefor policies with companies rated equivalent to or better than the Company's current carriers of at least the same coverage and amounts containing terms and conditions which are no less advantageous in any material respect to the insured parties thereunder) with respect to claims arising from facts or events that occurred at or before the Effective Time (including consummation of the Merger), or (b) a run-off (i.e., "tail") policy or endorsement with respect to the current policy of directors' and officers' liability insurance covering claims asserted within six (6) years after the Effective Time arising from facts or events that occurred at or before the Effective Time (including consummation of the Merger); and such policies or endorsements shall name as insureds thereunder all present and former directors and officers of the Company or any of its Subsidiaries; provided, however, that the Surviving Corporation shall not be obligated to spend more than two hundred percent (200%) of the average annual premium in effect during the last three (3) years prior to the Merger in connection with this Section 6.02. Notwithstanding the foregoing, if the annual premium for the amount of the coverage required by this Section 6.02 exceeds two hundred percent (200%) of the amount of the average annual premium in effect during the last three (3) years prior to the Merger, the Buyers and the Surviving Corporation shall use all reasonable efforts to maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to no more than such amount. If the Buyers or the Surviving Corporation or any of their respective successors or assigns (x) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, or (y) transfers all or substantially all of its properties and assets to any Person, proper provisions shall be made so that the successors and assigns of the Buyers and/or the Surviving Corporation are bound by the obligations of the respective party set forth in Section 6.01 and this Section 6.02.

                                  ARTICLE VII

                          TERMINATION AND ABANDONMENT

     SECTION 7.01  Termination.

     This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the shareholders of the Company:

     (a) By mutual written consent duly authorized by the Boards of Directors or other governing body of the Buyers, the Buyer Subsidiary and the Company;

     (b) By either the Buyers or the Company if the Merger shall not have been consummated on or before October 31, 2002; provided, however, that the right to terminate this Agreement under this Section 7.01(b) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to have been consummated on or before such date;

     (c) By either the Buyers or the Company, if a Court of competent jurisdiction or Governmental Authority shall have issued an Order or taken any other action, in each case which has become final and non-appealable and which permanently restrains, enjoins or otherwise prohibits the Merger;

     (d) By either the Buyers or the Company, if, at the Company Shareholders' Meeting (including any adjournment or postponement thereof), the requisite vote of the shareholders of the Company to approve and adopt this Agreement and to consummate the Merger shall not have been obtained;

     (e) By the Buyers, if the Board of Directors of the Company or any committee thereof shall have (i) approved or recommended, or proposed to approve or recommend, any Acquisition Proposal other than the Merger, (ii) failed to present and recommend the approval and adoption of this Agreement and the Merger to the shareholders of the Company, or withdrawn or modified, or proposed to withdraw or modify, in a manner adverse to the Buyers or the Buyer Subsidiary, its recommendation or approval of the Merger, this Agreement or the transactions contemplated hereby, (iii) failed to mail the Proxy Statement to the shareholders of the Company within five (5) Business Days of when the Proxy Statement was available for mailing or failed to include therein such approval and recommendation (including the recommendation that the shareholders of the Company vote in favor of the adoption of this Agreement), (iv) upon a written request by the Buyers to publicly reaffirm the approval and recommendation of the Merger, this Agreement and the transactions contemplated hereby following the delivery, failed to do so within five (5) Business Days after such request is made, (v) entered, or caused the Company or any Material Subsidiary to enter, into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal other than the Merger, (vi) taken any other action prohibited by
Section 4.03, or (vii) resolved or announced its intention to do any of the foregoing;

     (f) By the Buyers, if any Person (other than a Buyer or an Affiliate of a Buyer) acquires beneficial ownership of or the right to acquire fifteen percent (15%) or more of the outstanding shares of capital stock or other equity interests of the Company;

     (g) By the Buyers, if neither the Buyers nor the Buyer Subsidiary is in material breach of its obligations under this Agreement, and if (i) at any time any of the representations and warranties of the Company herein become untrue or inaccurate such that Section 5.01(a) would not be satisfied (treating such time as if it were the Effective Time for purposes of this Section 7.01(g)), or (ii) there has been a breach on the part of the Company of any of its covenants or agreements contained in this Agreement such that Section 5.01(a) would not be satisfied (treating such time as if it were the Effective Time for purposes of this Section 7.01(g)), and, in both case (i) and case (ii), such breach (if curable) has not been cured thirty (30) days after notice to the Company;

     (h) By the Company, if it is not in material breach of its obligations under this Agreement, and if (i) at any time that any of the representations and warranties of the Buyers or the Buyer Subsidiary herein become untrue or inaccurate such that Section 5.02(a) would not be satisfied (treating such time as if it were the Effective Time for purposes of this Section 7.01(h)), or (ii) there has been a breach on the part of the Buyers or the Buyer Subsidiary of any of their respective covenants or agreements contained in this Agreement such that Section 5.02(a) would not be satisfied (treating such time as if it were the Effective Time for purposes of this Section 7.01(h)), and such breach (if curable) has not been cured within thirty (30) days after notice to the Buyers;

     (i) By the Buyers, if (1) any change, occurrence, development, or series of changes, occurrences or developments (whether related or unrelated) shall have occurred, been threatened or become known to the Buyers that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect; or (2) there shall have been a material adverse development in any pending Litigation that, in the reasonable good faith judgment of the Buyers, after consultation with legal counsel, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect; or

     (j) By the Company, pursuant to the terms of Section 7.03(d).

     SECTION 7.02 Effect of Termination. Except as provided in this Section 7.02, in the event of the termination of this Agreement pursuant to Section 7.01, this Agreement (other than Sections 7.02, 4.07, and 7.03, and Article VIII, which shall survive such termination) will forthwith become void, and there will be no liability on the part of the Buyers, the Buyer Subsidiary or the Company or any of their respective officers or directors to the other and all rights and obligations of any party hereto will cease, except that nothing herein will relieve any party from liability for any breach, prior to termination of this Agreement in accordance with its terms, of any representation, warranty, covenant or agreement contained in this Agreement, other than as set forth in Sections 7.03(b) and 7.03(d).

     SECTION 7.03  Fees and Expenses.

     (a) Except as set forth in this Section 7.03, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that the Buyers and the Company shall share equally all fees and expenses, other than attorneys' fees, incurred in relation to the printing and filing of the Proxy Statement (including any preliminary materials related thereto), and any amendments or supplements thereto and all filing fees payable in connection with filings made under the HSR Act.

     (b) If (i) (A) the Buyers shall terminate this Agreement pursuant to (1)
Section 7.01(d) or Section 7.01(g), or (2) pursuant to Section 7.01(b) without the Company Shareholders' Meeting having occurred, (B) at any time after the date of this Agreement and before such termination an Acquisition Proposal with respect to the Company shall have been publicly announced or otherwise communicated to the Board of Directors and shareholders of the Company and not withdrawn prior to (1) the Company Shareholders' Meeting having occurred, in the case of a termination pursuant to Section 7.01(d) only, or (2) such termination in the case of a termination pursuant to Section 7.01(g) or Section 7.01(b) only and (C) within twelve (12) months of such termination the Company or any of its Subsidiaries enters into a definitive agreement with respect to, or consummates, any Acquisition Proposal, or (ii) the Buyers shall terminate this Agreement pursuant to Section 7.01(e) or Section 7.01(f); then the Company shall promptly, but in no event later than two (2) Business Days after the date of such termination (or in the case of clause (i), if later, the date the Company or its Subsidiary enters into such agreement with respect to, or consummates, such Acquisition Proposal), pay the Buyers an amount equal to $2 million by wire transfer of immediately available funds. The payment of such amount by the Company, along with the payment of any amounts owing pursuant to the terms of
Section 7.03(c), shall be in satisfaction of all amounts and claims that the Buyers and the Buyer Subsidiary may have for any breach of any representation, warranty, covenant or agreement contained herein or in any documents executed in connection herewith; provided, however, that any document executed in connection with the transfer of the Captain D's Agreement shall expressly be deemed not to be executed in connection herewith for purposes of this Section 7.03.

     (c) If this Agreement is terminated (i) by the Buyers pursuant to Section 7.01(b) (provided the Company does not also have the right to terminate this Agreement pursuant to such Section), Section 7.01(d), Section 7.01(e), Section 7.01(f) or Section 7.01(g), or (ii) by the Company pursuant to Section 7.01(b)(provided Buyers do not also have the right to terminate this Agreement pursuant to such Section) or Section 7.01(h), then, in the case of (i) above, the Company shall reimburse the Buyers for all their Expenses (as defined below) not later than two (2) Business Days after the date of such termination, and in the case of (ii) above, the Buyers shall reimburse the Company for its Expenses not later than two (2) Business Days after such termination. As used in this Agreement, the term "Expenses" shall mean those fees and expenses actually incurred by the Buyers, the Buyer Subsidiary or the Company, respectively, in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of outside counsel, investment bankers, accountants, experts, consultants and other representatives.

     (d) If, on or before October 31, 2002, all of the conditions to the Buyers' and the Buyer Subsidiary's obligations to effect the Merger set forth in Section
5.01 have been satisfied, and the Buyers and the Buyer Subsidiary shall fail or refuse to consummate the transactions contemplated herein, then five (5) Business Days after receipt of written notice from the Company stating that all conditions set forth in Section 5.01 have been satisfied and a demand being made to consummate the transactions contemplated herein (the "Nonconsummation Notice"), this Agreement shall be terminated and the Buyers and the Buyer Subsidiary shall, collectively, pay to the Company an amount equal to $5 million in immediately available funds. The payment of such amount by the Buyers and the Buyer Subsidiary shall be in satisfaction of all amounts and claims that the Company may have for any breach of any representation, warranty, covenant or agreement contained herein or in any documents executed in connection herewith.

                                  ARTICLE VIII

                            MISCELLANEOUS PROVISIONS

     SECTION 8.01 Performance of Covenants; Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any document delivered pursuant to this Agreement, nor any covenants of the parties hereunder to be performed on or prior to the Effective Time, shall survive the Effective Time, and none of the Company, the Buyers, or the Buyer Subsidiary, nor any of their respective officers, directors, employees, advisors or shareholders or other equity holders shall have any liability whatsoever with respect to any such representation, warranty or covenant after such time. This Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

     SECTION 8.02 Amendment and Modification. To the extent permitted by applicable Law, this Agreement may be amended, modified or supplemented only by written agreement of the parties hereto at any time prior to the Effective Time with respect to any of the terms contained herein, except that after the Company Shareholders' Meeting contemplated by Section 4.02, the amount of the Merger Consideration shall not be decreased and the form of the Merger Consideration shall not be altered without the approval of the shareholders.

     SECTION 8.03 Waiver of Compliance; Consents. Any failure of the Buyers or the Buyer Subsidiary, on the one hand, or the Company, on the other hand, to comply with any obligation, covenant, agreement or condition herein (except the conditions in Sections 5.01(b) and (e) and 5.02(b) and (d) of this Agreement) may be waived in writing by the Company or by the Buyers and the Buyer Subsidiary, respectively, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 8.03.

     SECTION 8.04 Press Releases and Public Announcements. No party to this Agreement shall issue any press release or make any public announcement relating to the subject matter of this Agreement without prior written approval of the other parties, which approval shall not be unreasonably withheld or delayed; provided, however, that each of the Company , the Buyers and the Buyer Subsidiary may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing party will provide the other parties to this Agreement with a draft of the proposed disclosure sufficiently in advance to permit such other parties to provide comments to the disclosure and the disclosing party will revise such disclosure to reflect all reasonable comments before making the disclosure).

     SECTION 8.05  Certain Definitions.

     For purposes of this Agreement, the term:

     "Affiliate" means any Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person, including, with respect to the Company, any corporation, partnership, limited liability company or joint venture in which the Company (either alone, or through or together with any other Subsidiary) has, directly or indirectly, an interest of ten percent (10%) or more.

     "beneficial owner" (including the terms "beneficial ownership" and "to beneficially own") with respect to a Person's ownership of any securities means such Person or any of such Person's Affiliates or associates (as defined in Rule 12b-2 under the Exchange Act) is deemed to beneficially own, directly or indirectly, within the meaning of Rule 13d-3 under the Exchange Act.

     "Business Day" means any day other than a Saturday, Sunday or day on which banks are permitted to close in the State of Delaware.

     "Charter" with respect to any corporation, means the charter, certificate of incorporation or articles of incorporation of such corporation; with respect to any limited partnership, means the certificate of limited partnership of such limited partnership; and with respect to any limited liability company, means the certificate or articles of formation or organization of such limited liability company.

     "Company Rights" means the rights issued pursuant to the Company Rights Agreement.

     "Company Rights Agreement" means that certain Amended and Restated Rights Agreement, dated as of December 4, 2000, as subsequently amended, between the Company and Registrar and Transfer Company.

     "Contract" means any contract, plan, undertaking, understanding, agreement, license, lease, note, mortgage or other binding commitment, whether written or oral.

     "control" (including the terms "controlled by" and "under common control with" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock, as trustee or executor, by Contract or otherwise.

     "Court" means any court or arbitration tribunal of the United States, any domestic state, or any foreign country, and any political subdivision or agency thereof.

     "FFCA Documents" means the "Loan Documents" as defined in the Amended and Restated Loan Agreement, dated as of October 1, 2001, as amended, between the Company and FFCA Acquisition Corporation; the "Loan Documents" as defined in the Loan Agreement, dated as of September 6, 2000, as amended, between Shoney's Properties Group 1, LLC and FFCA Funding Corporation; the "Loan Documents" as defined in the Loan Agreement, dated as of September 6, 2000, as amended, between Shoney's Properties Group 2, LLC and FFCA Funding Corporation; the "Loan Documents" as defined in the Loan Agreement, dated as of September 6, 2000, as amended, between Shoney's Properties Group 3, LLC and FFCA Acquisition Corporation; the "Loan Documents" as defined in the Loan Agreement dated as of September 6, 2000, as amended, between Shoney's Properties Group 4, LLC and FFCA Acquisition Corporation; the "Loan Documents" as defined in the Loan Agreement, dated as of September 6, 2000, as amended, between Shoney's Properties Group 5, LLC and FFCA Funding Corporation; and the "Loan Documents" as defined in the Loan Agreement, dated as of September 6, 2000, as amended, between Shoney's Properties Group 6, LLC and FFCA Funding Corporation, together with all modifications, supplements, amendments, assignments and waivers of or to any of the foregoing, and all letter agreements and letters of forbearance issued with respect to any of the foregoing.

     "Governmental Authority" means any Court, governmental agency or authority of the United States, any domestic state, or any foreign country, and any political subdivision or agency thereof, and includes any authority having governmental or quasi-governmental powers, including any administrative agency or commission.

     "Intellectual Property" means all domestic and foreign trademarks, service marks, trade names, corporate and business names, brand names, Internet domain names, universal resource locators, designs, logos, trade dress, slogans, and general intangibles of like nature, together with all goodwill, registrations and applications related to the foregoing; patents and industrial designs (including any continuations, divisionals, continuations-in-part, renewals, provisionals, reissues, and applications for any of the foregoing); copyrights (including any registrations and applications for any of the foregoing); software; "mask works" (as defined under 17 U.S.C. Section 901) and any registrations and applications for "mask works"; inventions (whether or not patentable), invention disclosures, moral and economic rights of authors and inventors (however denominated), technical data and customer lists; technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies (whether or not patentable); all improvements and refinements of any of the foregoing; rights of publicity and privacy relating to the use of the names, likenesses, voices, signatures and biographical information of real persons; in each case used in or necessary for the business of the Company and any Subsidiary.

     "Law" means all laws, statutes, ordinances and Regulations of any Governmental Authority including all decisions of Courts having the effect of law in each such jurisdiction.

     "Lien" means with respect to any asset or right, any mortgage, deed of trust, lien (statutory or other), pledge, hypothecation, assignment, claim, charge, security interest, conditional sale agreement, option, right of first offer or refusal, transfer restriction, or any other right of another to or adverse claim of any kind in respect of such asset or right, including, without limitation, under any shareholder agreement.

     "Litigation" means any claim, suit, action, arbitration, cause of action, claim, complaint, criminal prosecution, investigation, demand letter, or proceeding, whether at law or at equity, before or by any Court or Governmental Authority, any arbitrator or other tribunal.

     "Material Adverse Effect" means any fact, event, change, development, circumstance, effect or any combination of the foregoing that, individually or in the aggregate, has or could reasonably be expected to result in (A) a decrease in the earnings before interest, taxes, depreciation and amortization of the Company, on a consolidated basis, of at least $2,500,000, or (B) a decrease in the net assets of the Company, on a consolidated basis, of at least $2,500,000; provided, however, that a Material Adverse Effect shall not include any fact, event, change, development, circumstance, effect or any combination of the foregoing resulting from (x) general economic conditions, (y) conditions generally effecting the restaurant industry (provided that the Company is not materially and disproportionately affected thereby), or (z) potential Litigation that is filed subsequent to the date of this Agreement, that is referenced as
Item 1. in Section 3.01(f)(G) of the Disclosure Letter.

     "Order" means any judgment, order, writ, injunction, ruling or decree of, or any settlement under the jurisdiction of, any Court or Governmental Authority.

     "Ordinary Course Contracts" means those contracts of the Company or its Subsidiaries (A) that are entered into in the ordinary course of business, consistent with past practice, (B) that would otherwise be required to be, or is, set out in Section 3.01(i) of the Disclosure Letter by virtue of Section 3.01(i)(xiv) hereof, and (C) whose subject matter encompasses primarily any of the following: cell phone service, uniforms/linens, maintenance (i.e., landscaping, window cleaning, cleaning supplies, dishwashers, and cleaning crew), music/tv/satellite service, credit card/merchant services, food products/condiments/paper supplies, trash collection/removal, security, marketing/advertising/billboards, banking services/brinks (excluding lending and related items), CO2 contracts, office supplies/copying, and telecommunications.

     "Person" means an individual, corporation, partnership, association, trust, unincorporated organization, limited liability company, other entity or group (as defined in Section 13(d)(3) of the Exchange Act).

     "Regulation" means any rule or regulation of any Governmental Authority having the effect of Law.

     "SEC Report" means any required reports, schedules, forms, statements and other documents filed with the SEC since January 1, 1998, other than Preliminary proxy Statement and the Proxy Statement. "SEC Reports" shall mean two or more of such reports.

     "Sho-Lodge Agreement" means the Amended and Restated License Agreement, dated as of September 27, 2000, between the Company and ShoLodge Franchise Systems, Inc.

     "subsidiary" means, with respect to any Person, (a) a corporation a majority of whose capital stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person, by a subsidiary of such Person, or by such Person and one or more subsidiaries of such Person; (b) a partnership in which such Person or a subsidiary of such Person is, at the date of determination, a general partner of such partnership; or (c) any other Person (other than a corporation) in which such Person, a subsidiary of such Person or such Person and one or more subsidiaries of such Person, directly or indirectly, at the date of determination thereof, has (i) at least a majority ownership interest; (ii) the power to elect or direct the election of the directors or other governing body of such Person; or (iii) the power to direct or cause the direction of the affairs or management of such Person. For purposes of this definition, a Person is deemed to own any capital stock or other ownership interest if such Person has the right to acquire such capital stock or other ownership interest, whether through the exercise of any purchase option, conversion privilege or similar right.

     "Subsidiary" means a subsidiary of the Company.

     "Tax" or "Taxes" means taxes and governmental impositions of any kind in the nature of (or similar to) taxes, payable to any federal, state, local or foreign taxing authority, including those on or measured by or referred to as income, franchise, profits, gross receipts, capital, ad valorem, custom duties, alternative or add-on minimum taxes, estimated, environmental (including amounts payable under Section 59A of the Code), disability, registration, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, employment, social security, workers' compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, and interest, penalties and additions to tax imposed with respect thereto, and including any transferee or secondary liability in respect to any tax (whether imposed by law, contract or otherwise) and any liability in respect of any tax as a result of being a member of any affiliated, consolidated, unitary or similar group.

     "Tax Returns" means returns, reports and information statements, including any schedule or attachment thereto, with respect to Taxes required to be filed with the Internal Revenue Service or any other governmental or taxing authority or agency, domestic or foreign, including consolidated, combined and unitary tax returns.

     "to the knowledge of the Company" or "known to the Company" or similar phrases means the actual knowledge of any fact or circumstance of any of the officers, directors or Key Employees of the Company, after reasonable inquiry and investigation.

     SECTION 8.06 Additional Agreements. Subject to the terms and conditions of this Agreement, each of the parties agrees to use all reasonable efforts to take or cause to be taken all action, and do or cause to be done all things necessary, proper or advisable under applicable laws and regulations, to ensure that the conditions set forth in Article V are satisfied and to consummate and make effective the transactions contemplated by this Agreement. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each corporation that is a party to this Agreement shall take all such necessary action.

     SECTION 8.07 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, effective when delivered, or if delivered by express delivery service, effective when delivered, or if delivered via facsimile, effective when such facsimile transmission is sent (with a confirmed receipt thereof) or if mailed by registered or certified mail (return receipt requested), effective three (3) Business Days after mailing, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     (a) If to LS or the Buyer Subsidiary, to it at:

         600 North Pearl Street
         Suite 1550
         Dallas, Texas 75201
         Attn: JD Dell
               Leigh Rea
         Facsimile No.: (214) 754-8401

         If to USRPOLP, to it at:

         c/o U.S. Restaurant Properties, Inc.
         12240 Inwood Road, Suite 300
         Dallas, Texas 75244
         Attn: President
         Facsimile No.:(972) 490-9119
         with a copy to:

         Jenkens & Gilchrist, P.C.
         1445 Ross Avenue, Suite 3200
         Dallas, Texas 75202-2799
         Attn: Robert G. McCormick, Esq.
         Gregory J. Schmitt, Esq.
         Facsimile No.: (214) 855-4300

     (b) If to the Company, to it at:

         1727 Elm Hill Pike
         Nashville, TN 37210
         Attn: William M. Wilson
         Facsimile No.: (615) 231-2734

         with a copy to:

         Dinsmore & Shohl LLP
         Bank of America Plaza, Suite 1100
         414 Union Street
         Nashville, TN 37219
         Attn: Gary M. Brown, Esq.
         Facsimile No.: 615-313-3310

     SECTION 8.08 Assignment. This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties; provided, however, that the Buyers and the Buyer Subsidiary may assign all or any of their rights hereunder to any of their respective Affiliates or to any Person providing financing to the Buyers or the Buyer Subsidiary; provided, further, however, that no such assignment shall relieve the assigning party of its obligations hereunder. Except for the provisions of Sections 6.01 and 6.02, this Agreement is not intended to confer upon any other Person except the parties hereto any rights or remedies hereunder.

     SECTION 8.09 Interpretation. As used in this Agreement, (a) "including" means "including without limitation", and (ii) all dollar amounts are expressed in United States funds. This Agreement shall not be construed more strongly against either party hereto regardless of who is responsible for its preparation. The parties acknowledge that each party hereto contributed to, and is equally responsible for, the preparation of this Agreement.

     SECTION 8.10 Governing Law; Enforcement. This Agreement and the rights and duties of the parties hereunder shall be governed by, and construed in accordance with the Law of the State of Delaware applicable to contracts executed and to be performed entirely within that state; provided, however, that any questions with respect to the fiduciary duties of the Company's directors or other matters of corporate law relating to the Company shall be governed by Tennessee law. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the United States District Court for the District of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto, (a) consents to submit itself to the personal jurisdiction of the United States District Court for the District of Delaware in the event any dispute arises out of this Agreement or any transaction contemplated hereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or any transaction contemplated hereby in any other Court.

     SECTION 8.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute the same instrument.

     SECTION 8.12 Headings; Internal References. The Article and Section headings contained in this Agreement are solely for the purpose of reference, and are not part of the agreement of the parties and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 8.13 Entire Agreement. This Agreement, including the exhibits hereto, and the Confidentiality Agreement described in Section 4.07, embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, and supersede all prior agreements and understandings among the parties with respect to such subject matter. There are no restrictions, promises, representations, warranties (express or implied), covenants or undertakings of the parties, other than those expressly set forth or referred to in this Agreement or such Confidentiality Agreement.

     SECTION 8.14 Severability. If any term, provision, covenant, agreement or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants, agreements and restrictions of this Agreement will continue in full force and effect and will in no way be affected, impaired or invalidated.

     SECTION 8.15 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with, and not exclusive of, any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

     SECTION 8.16 Waiver of Jury Trial. EACH OF THE BUYERS, THE COMPANY AND THE BUYER SUBSIDIARY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, COMPANY OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

                                          LSF4 ACQUISITION, LLC

                                          By:        /s/ J. D. DELL
                                            ------------------------------------
                                          Name: J. D. Dell
                                          Title: President

                                          LONE STAR U.S. ACQUISITIONS LLC

                                          By:        /s/ J. D. DELL
                                            ------------------------------------
                                          Name: J. D. Dell
                                          Title: Senior Vice President

                                          U.S. RESTAURANT PROPERTIES OPERATING
                                          LIMITED PARTNERSHIP

                                          By: U.S. Restaurant Properties, Inc.,
                                              its General Partner

                                              By:   /s/ ROBERT STETSON
                                              ----------------------------------
                                                  Name: Robert Stetson
                                                  Title: Chief Executive Officer

                                          SHONEY'S, INC.

                                          By:     /s/ WILLIAM M. WILSON
                                            ------------------------------------
                                          Name: William M. Wilson
                                          Title: Chairman

                                                                      APPENDIX B


                                            [Letterhead of McDonald Investments]

                                January 21, 2002

The Board of Directors
Shoney's, Inc.
1727 Elm Hill Pike
Nashville, TN 37210

Gentlemen:

     You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock of Shoney's, Inc. (the "Company") of the $0.36 per share in cash (the "Merger Consideration") to be paid to such shareholders pursuant to the merger (the "Merger") contemplated by the proposed Agreement and Plan of Merger (the "Merger Agreement"), by and among Lone Star U.S. Acquisitions LLC, U.S. Restaurant Properties Operating Limited Partnership, LSF4 Acquisition, LLC, and the Company. Capitalized terms used herein, if not otherwise defined herein, shall have the respective meanings set forth in the Merger Agreement. For purposes of this opinion, we have assumed that the draft of the Merger Agreement, dated January 19, 2002 and in the form provided to us, will not vary in any material respect from the Merger Agreement to be signed by the parties thereto, except that the Merger Consideration will be $0.36 per share.

     In conducting our analysis and arriving at our opinion, we have reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to such financial and other information as we deemed appropriate including, among other things: (i) the draft of the Merger Agreement and drafts of the related exhibits, schedules, and annexes thereto; (ii) certain publicly available information concerning the Company included in its reports filed with the Securities and Exchange Commission, including the historical and current financial position and results of operations of the Company; (iii) nonpublic information, primarily financial in nature, including certain internal financial analyses and forecasts of the Company for the fiscal years beginning October 29, 2001 and ending October 31, 2006, prepared by its senior management; (iv)certain publicly available information with respect to certain other companies that we believe to be comparable to the Company and the trading markets for such other companies' securities; (v) certain publicly available information concerning the prices paid in other transactions that we believed to be relevant; and (vi) certain publicly available information concerning the trading of, and the trading market for the Company's Common Stock. We also have held discussions with members of the senior management of the Company regarding the past and current business operations, financial condition, and future prospects of the Company and considered such other matters as we deemed relevant to our inquiry.

     In rendering our opinion, we have taken into account our assessment of general economic, market, and financial and other conditions and our experience in other transactions, as well as our experience in securities valuation and our knowledge of the industry in which the Company operates generally. Our opinion is necessarily based upon the information made available to us and conditions as they currently exist and can be evaluated as of the date hereof.

The Board of Directors
January 21, 2002
Page 2

     We have relied upon the accuracy and completeness of all of the financial and other information reviewed by us for purposes of our opinion and have not assumed any responsibility for, nor undertaken an independent verification of, such information. With respect to the Company's internal operating data and financial analyses and forecasts supplied to us, we have assumed that such data, analyses, and forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company's senior management as to the recent and likely future performance of the Company. Accordingly, we express no opinion with respect to such analyses or forecasts or the assumptions on which they are based.

     Our opinion does not address the relative merits of the Merger as compared to any alternative business strategies that might exist for the Company or the effect of any other transactions in which the Company might engage. We have not made an independent evaluation or appraisal of the assets and liabilities of the Company or any of its subsidiaries or affiliates. Moreover, for purposes of our opinion we have assumed that the Merger will be consummated on the terms set forth in the Merger Agreement and that all conditions to the Merger will be satisfied. Accordingly, our opinion does not address the probability that such conditions, in fact will be satisfied.

     McDonald Investments Inc., as part of its investment banking business, engages in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate, and other purposes. We will receive a fee in connection with the delivery of this opinion. McDonald Investments will receive an additional fee contingent upon the consummation of the Merger. In addition, the Company has agreed to indemnify us under certain circumstances. In the ordinary course of our business, we may hold or actively trade the Company's Common Stock for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

     The Company is entitled to reproduce this opinion, in whole but not in part, in any proxy statement or other similar disclosure document; provided, however, that any excerpt from or reference to this opinion (including any summary thereof) in such document must be approved by us in advance. Notwithstanding the foregoing, this opinion does not constitute a recommendation to any shareholder of the Company to vote in favor of the Merger. Furthermore, we are not expressing any opinion as to the price at which the Company's Common Stock will trade subsequent to the announcement of the Merger.

     We were engaged by the Board of Directors of the Company to render this opinion in connection with the Board's discharge of its fiduciary obligations. We have advised the Board of Directors that we do not believe that any person (including a shareholder or creditor of the Company) other than the Board of Directors has the legal right to rely on this opinion for any claim arising under state law and that, should any such claim be brought against us, this assertion will be raised as a defense. In the absence of governing authority, this assertion will be resolved by the final adjudication of such issue by a court of competent jurisdiction. Resolution of this matter under state law, however, will have no effect on the rights and responsibilities of any person under the federal securities laws or on the rights and responsibilities of the Company's Board of Directors under applicable law.

     Based upon and subject to the foregoing, it is our opinion that, as of the date hereof and based on conditions as they currently exist, the Merger Consideration is fair from a financial point of view, to the holders of common stock of the Company.

                                          Very truly yours,

                                          /s/ McDonald Investments Inc.

                                          MCDONALD INVESTMENTS INC.

                                                                      APPENDIX C

                               DISSENTERS' RIGHTS

            PART 1 -- RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

     48-23-101. Definitions. As used in this chapter, unless the context otherwise requires:

     (1) "Beneficial shareholder" means the person who is a beneficial owner of shares held by a nominee as the record shareholder;

     (2) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer;

     (3) "Dissenter" means a shareholder who is entitled to dissent from corporate action under sec. 48-23-102 and who exercises that right when and in the manner required by part 2 of this chapter;

     (4) "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action;

     (5) "Interest" means interest from the effective date of the corporate action that gave rise to the shareholder's right to dissent until the date of payment, at the average auction rate paid on United States treasury bills with a maturity of six (6) months (or the closest maturity thereto) as of the auction date for such treasury bills closest to such effective date;

     (6) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation; and

     (7) "Shareholder" means the record shareholder or the beneficial shareholder.

     48-23-102. Right to dissent. (a) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder's shares in the event of, any of the following corporate actions:

     (1) Consummation of a plan of merger to which the corporation is a party:

          (A) If shareholder approval is required for the merger by sec. 48-21-104 or the charter and the shareholder is entitled to vote on the merger; or

          (B) If the corporation is a subsidiary that is merged with its parent under sec. 48-21-105;

     (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

     (3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one
(1) year after the date of sale;

     (4) An amendment of the charter that materially and adversely affects rights in respect of a dissenter's shares because it:

          (A) Alters or abolishes a preferential right of the shares;

          (B) Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

          (C) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

          (D) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other that a limitation by dilution through issuance of shares or other securities with similar voting rights; or

          (E) Reduces the number of shares owned by the shareholder to a fraction of a share, if the fractional share is to be acquired for cash under sec. 48-16-104; or

     (5) Any corporate action taken pursuant to a shareholder vote to the extent the charter, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

     (b) A shareholder entitled to dissent and obtain payment for the shareholder's shares under this chapter may not challenge the corporate action creating the shareholder's entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

     (c) Notwithstanding the provisions of subsection (a), no shareholder may dissent as to any shares of a security which, as of the date of the effectuation of the transaction which would otherwise give rise to dissenters' rights, is listed on an exchange registered under sec. 6 of the Securities Exchange Act of 1934, as amended, or is a "national market system security," as defined in rules promulgated pursuant to the Securities Exchange Act of 1934, as amended.

     48-23-103. Dissent by nominees and beneficial owners. (a) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in the record shareholder's name only if the record shareholder dissents with respect to all shares beneficially owned by any one (1) person and notifies the corporation in writing of the name and address of each person on whose behalf the record shareholder asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the partial dissenter dissents and the partial dissenter's other shares were registered in the names of different shareholders.

     (b) A beneficial shareholder may assert dissenters' rights as to shares of any one (1) or more classes held on the beneficial shareholder's behalf only if the beneficial shareholder:

          (1) Submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

          (2) Does so with respect to all shares of the same class of which the person is the beneficial shareholder or over which the person has power to direct the vote.

             PART 2 -- PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS

     48-23-201. Notice of dissenters' rights. (a) If proposed corporate action creating dissenters' rights under sec. 48-23-102 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter and be accompanied by a copy of this chapter.

     (b) If corporate action creating dissenters' rights under sec. 48-23-102 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in sec. 48-23-203.

     (c) A corporation's failure to give notice pursuant to this section will not invalidate the corporate action.

     48-23-202. Notice of intent to demand payment. (a) If proposed corporate action creating dissenters' rights under sec. 48-23-102 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights must:

     (1) Deliver to the corporation, before the vote is taken, written notice of the shareholder's intent to demand payment for the shareholder's shares if the proposed action is effectuated; and

     (2) Not vote the shareholder's shares in favor of the proposed action. No such written notice of intent to demand payment is required of any shareholder to whom the corporation failed to provide the notice required by sec. 48-23-201.

     (b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for the shareholder's shares under this chapter.

     48-23-203. Dissenters' notice. (a) If proposed corporate action creating dissenters' rights under sec. 48-23-102 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of sec. 48-23-202.

     (b) The dissenters' notice must be sent no later than ten (10) days after the corporate action was authorized by the shareholders or effectuated, whichever is the first to occur, and must:

          (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

          (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

          (3) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the principal terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not the person asserting dissenters' rights acquired beneficial ownership of the shares before that date;

          (4) Set a date by which the corporation must receive the payment demand, which date may not be fewer than one (1) nor more than two (2) months after the date the subsection (a) notice is delivered; and

          (5) Be accompanied by a copy of this chapter if the corporation has not previously sent a copy of this chapter to the shareholder pursuant to sec. 48-23-201.

     48-23-204. Duty to demand payment. (a) A shareholder sent a dissenters' notice described in sec. 48-23-203 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to sec. 48-23-203(b)(3), and deposit the shareholder's certificates in accordance with the terms of the notice.

     (b) The shareholder who demands payment and deposits the shareholder's share certificates under subsection (a) retains all other rights of a shareholder until these rights are cancelled or modified by the effectuation of the proposed corporate action.

     (c) A shareholder who does not demand payment or deposit the shareholder's share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for the shareholder's shares under this chapter.

     (d) A demand for payment filed by a shareholder may not be withdrawn unless the corporation with which it was filed, or the surviving corporation, consents thereto.

     48-23-205. Share restrictions. (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is effectuated or the restrictions released under sec. 48-23-207.

     (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the effectuation of the proposed corporate action.

     48-23-206. Payment. (a) Except as provided in sec. 48-23-208, as soon as the proposed corporate action is effectuated, or upon receipt of a payment demand, whichever is later, the corporation shall pay each dissenter who complied with sec. 48-23-204 the amount the corporation estimates to be the fair value of each dissenter's shares, plus accrued interest.

     (b) The payment must be accompanied by:

          (1) The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

          (2) A statement of the corporation's estimate of the fair value of the shares;

          (3) An explanation of how the interest was calculated;

          (4) A statement of the dissenter's right to demand payment under sec. 48-23-209; and

          (5) A copy of this chapter if the corporation has not previously sent a copy of this chapter to the shareholder pursuant to sec. 48-23-201 or sec. 48-23-203.

     48-23-207. Failure to take action. (a) If the corporation does not effectuate the proposed action that gave rise to the dissenters' rights within two (2) months after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

     (b) If, after returning deposited certificates and releasing transfer restrictions, the corporation effectuates the proposed action, it must send a new dissenters' notice under sec. 48-23-203 and repeat the payment demand procedure.

     48-23-208. After-acquired shares. (a) A corporation may elect to withhold payment required by sec. 48-23-206 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the principal terms of the proposed corporate action.

     (b) To the extent the corporation elects to withhold payment under subsection (a), after effectuating the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter's demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under sec. 48-23-209.

     48-23-209. Procedure if shareholder dissatisfied with payment or offer. (a) A dissenter may notify the corporation in writing of the dissenter's own estimate of the fair value of the dissenter's shares and amount of interest due, and demand payment of the dissenter's estimate (less any payment under sec. 48-23-206), or reject the corporation's offer under sec. 48-23-208 and demand payment of the fair value of the dissenter's shares and interest due, if:

     (1) The dissenter believes that the amount paid under sec. 48-23-206 or offered under sec. 48-23-208 is less than the fair value of the dissenter's shares or that the interest due is incorrectly calculated;

     (2) The corporation fails to make payment under sec. 48-23-206 within two
(2) months after the date set for demanding payment; or

     (3) The corporation, having failed to effectuate the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within two (2) months after the date set for demanding payment.

     (b) A dissenter waives the dissenter's right to demand payment under this section unless the dissenter notifies the corporation of the dissenter's demand in writing under subsection (a) within one (1) month after the corporation made or offered payment for the dissenter's shares.

                     PART 3 -- JUDICIAL APPRAISAL OF SHARES

     48-23-301. Court action. (a) If a demand for payment under sec. 48-23-209 remains unsettled, the corporation shall commence a proceeding within two (2) months after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the two-month period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

     (b) The corporation shall commence the proceeding in a court of record having equity jurisdiction in the county where the corporation's principal office (or, if none in this state, its registered office) is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

     (c) The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

     (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

     (e) Each dissenter made a party to the proceeding is entitled to judgment:

          (1) For the amount, if any, by which the court finds the fair value of the dissenter's shares, plus accrued interest, exceeds the amount paid by the corporation; or

          (2) For the fair value, plus accrued interest, of the dissenter's after-acquired shares for which the corporation elected to withhold payment under sec. 48-23-208.

     48-23-302. Court costs and counsel fees. (a) The court in an appraisal proceeding commenced under sec. 48-23-301 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under sec. 48-23-209.

     (b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable against:

          (1) The corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of part 2 of this chapter; or

          (2) Either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

     (c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

                            PLEASE DETACH PROXY HERE

--------------------------------------------------------------------------------

 PROXY

                                 SHONEY'S, INC.

   PROXY SOLICITED BY AND ON BEHALF OF THE BOARD OF DIRECTORS FOR USE AT THE
          SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 10, 2002


         The undersigned shareholder(s) of Shoney's, Inc. ("Shoney's"), revoking all previous proxies, hereby constitutes and appoints F. E. McDaniel, Jr. and William M. Wilson, and each of them, as proxy and attorney in fact, with full power of substitution, on behalf of and in the name of the undersigned, to represent the undersigned, at the special meeting of shareholders of Shoney's at 10:00 a.m., Central time, on April 10, 2002, in the Fifth Floor Auditorium of the AmSouth Center, located at 300 Union Street, Nashville, Tennessee, and at any adjournment or postponement thereof (the "Special Meeting"), and to vote the number of shares of common stock of Shoney's the undersigned would be entitled to vote if personally present at the Special Meeting on the matters set forth herein. The undersigned hereby acknowledges receipt of the Notice of Special Meeting and proxy statement relating to the Special Meeting and hereby instructs said proxies to vote or refrain from voting such shares of Shoney's common stock as marked on the reverse side of this proxy card upon the matters listed thereon.

         THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). THIS PROXY WILL BE VOTED FOR PROPOSAL NO. 1 IF NO SPECIFICATION IS MADE AND WILL BE VOTED AT THE DISCRETION OF THE PROXY HOLDERS ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING.

    THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD
         OR UNLESS YOU UTILIZE INTERNET OR TELEPHONE VOTING PROCEDURES.


            (continued, and to be signed and dated, on reverse side)

                                                 SHONEY'S, INC.
                                                 SPECIAL MEETING OF SHAREHOLDERS
                                                 WEDNESDAY, APRIL 10, 2002
                                                 10:00 a.m. Central Time
                                                 AmSouth Center
                                                 Fifth Floor Auditorium
                                                 300 Union Street
                                                 Nashville, Tennessee 37237


                    THERE ARE THREE WAYS TO VOTE YOUR PROXY

        INTERNET VOTING                                 TELEPHONE VOTING                            VOTING BY MAIL

Visit the Internet voting website            This method of voting is available            Simply, mark, sign and date your
at HTTP://PROXY.GEORGESON.COM.               for residents of the U.S. and                 Proxy Card and return it in the
Enter the COMPANY NUMBER AND                 Canada. On a touch tone telephone,            postage-paid envelope. Any mailed
CONTROL NUMBER shown below and               call TOLL FREE 1-800-790-3272, 24             Proxy Card must be received prior
follow the instructions on your              hours a day, 7 days a week. You               to the vote at the meeting. If you
screen. You will incur only your             will be asked to enter ONLY the               are voting by telephone or the
usual Internet charges. Available            CONTROL NUMBER shown below. Have              Internet, please do not mail your
until 5:00 p.m. Eastern Time on              your Proxy Card ready, then follow            card.
Tuesday, April 9, 2002.                      the prerecorded instructions. Your
                                             vote will be confirmed and cast as
                                             you directed. Available until 5:00
                                             p.m. Eastern Time on Tuesday, April
                                             9, 2002.




                    COMPANY NUMBER                                              CONTROL NUMBER


                                               PLEASE DETACH PROXY HERE

------------------------------------------------------------------------------------------------------------------------------


      PLEASE MARK
[X]   VOTES AS IN
      THIS EXAMPLE.


   THE BOARD OF DIRECTORS OF SHONEY'S RECOMMENDS A VOTE "FOR" PROPOSAL NO. 1.

1.   To approve and adopt the Agreement and Plan of Merger, dated as of January
     24, 2002, by and among Lone Star U.S. Acquisitions LLC, U.S. Restaurant            FOR      AGAINST     ABSTAIN
     Properties Operating Limited Partnership, LSF4 Acquisition, LLC and                [ ]        [ ]         [ ]
     Shoney's, and to approve the merger of LSF4 Acquisition, LLC with and into
     Shoney's, as described in the accompanying proxy statement. In the merger, each issued and outstanding share of Shoney's common stock (other than shares held by Lone Star, U.S. Restaurant Properties, LSF4 Acquisition or
     any of their affiliates and other than shares held by shareholders who perfect dissenters' rights under Tennessee law) will be converted into the right to receive $0.36 per share in cash, without interest.

2.   To conduct any other business as may properly come before the Special
     Meeting or any adjournment or postponement of the Special Meeting.

Please sign and date this proxy and return it in the enclosed return envelope, whether or not you expect to attend the Special Meeting. You may also vote in person if you do attend.

                                                                                    Date:                            , 2002
                                                                                         ----------------------------

                                                                                    -----------------------------------------
                                                                                                    SIGNATURE

                                                                                    -----------------------------------------
                                                                                             SIGNATURE (JOINT OWNERS)

                                                                                    Note: Please sign this proxy exactly as your
                                                                                    name appears hereon. Persons signing in a
                                                                                    fiduciary capacity should so indicate. If
                                                                                    shares are held by joint tenants or as
                                                                                    communi-ty property, both should sign. If
                                                                                    the shareholder is a corpo-ration, please
                                                                                    sign full corporate name by an authorized
                                                                                    officer. If the shareholder is a
                                                                                    partnership, please sign full partnership
                                                                                    name by an authorized person.